EXHIBIT 10.01

CONFIDENTIAL TREATMENT REQUESTED

ACQUISITION AGREEMENT

BY AND BETWEEN

VERISIGN, INC.,

a Delaware corporation,

AND

SYMANTEC CORPORATION,

a Delaware corporation

DATED AS OF MAY 19, 2010

***	Note: Confidential treatment has been requested with respect to the information contained within the [***] marking. Such portions have been omitted from this filing and have been filed separately with the Securities and Exchange Commission.

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ARTICLE XI GENERAL PROVISIONS

Section 11.01.	Waiver	78

Section 11.02.	Expenses	78

Section 11.03.	Notices	78

Section 11.04.	Headings	79

Section 11.05.	Severability	79

Section 11.06.	Entire Agreement	79

Section 11.07.	Assignment	80

Section 11.08.	No Third-Party Beneficiaries	80

Section 11.09.	Amendment	80

Section 11.10.	Governing Law; Submission to Jurisdiction; Waiver of Jury Trial	80

Section 11.11.	Counterparts	81

Section 11.12.	No Presumption	81

Section 11.13.	Availability of Equitable Relief	81

Section 11.14.	Time of Essence	81

Section 11.15.	Construction of Agreements	81

Seller Disclosure Schedule

Exhibits

Exhibit A	ATLAS OCSP Software License Agreement

Exhibit B	Bill of Sale and Assignment and Assumption Agreements

Exhibit C	Commercial Agreements

Exhibit D	Intellectual Property Assignment Agreements

Exhibit E	Intellectual Property License Agreement

Exhibit F	Current Asset and Current Liability Accounts Included in the Modified Working Capital; Calculation Principles; Estimated Modified Working Capital

Exhibit G	Product and Services Extensions

Exhibit H	Transition Services Agreement

v

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Page

Exhibit I	Trademark License Agreement

Exhibit J	Website Agreement

Exhibit K	Employment Offer Exceptions

Exhibit L	Preliminary Acquisition Structure

ACQUISITION AGREEMENT

This ACQUISITION AGREEMENT is dated as of May 19, 2010, between VERISIGN, INC., a Delaware corporation (“VeriSign” or “Seller”), and SYMANTEC CORPORATION, a Delaware corporation (“Purchaser”).

W I T N E S S E T H:

WHEREAS, Seller beneficially owns (directly and/or through the Companies and certain Seller Subsidiaries (as defined below)) the Business (as defined below); and

WHEREAS, Seller wishes to transfer (and cause the Seller Subsidiaries to transfer) to Purchaser, and Purchaser wishes to purchase the Shares, the Transferred Assets and the Assumed Liabilities, which collectively comprise the Business, from Seller and the Seller Subsidiaries, all upon the terms and subject to the conditions set forth herein;

NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements contained herein, the parties agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01. Certain Defined Terms. As used in this Agreement, the following terms have the following meanings:

“Action” means any claim, litigation, action, suit, investigation, originating application to an employment tribunal, binding arbitration or proceeding.

“Affiliate” means, with respect to any specified Person, any other Person who or that, directly or indirectly through one or more intermediaries, Controls, is Controlled by or is under common Control with such specified Person.

“Agreement” means this Agreement, including the Seller Disclosure Schedule and all Exhibits and Schedules hereto and thereto, and all amendments hereto and thereto.

“Ancillary Agreements” means the Bill of Sale and Assignment and Assumption Agreements, the Foreign Acquisition Agreements, the Intellectual Property Assignment Agreements, the Intellectual Property License Agreement, the ATLAS OCSP Software License Agreement, the Trademark License Agreement, the Commercial Agreements, the Website Agreement and the Transition Services Agreement.

“Assumed Contracts” means all those Material Contracts and other Contracts of Seller and/or a Seller Subsidiary that relate exclusively to the Business (in each instance, including those entered into after the date hereof not in violation of the provisions of this Agreement), and the Transferred Leases, but excluding those pursuant to which Seller or a Seller Subsidiary is granted rights under third party Intellectual Property Rights.

“Assumed In-Licenses” means all those Material Contracts and other Contracts pursuant to which Seller or a Seller Subsidiary is granted rights under third party Intellectual Property Rights and which are (a) listed in Section 1.01(i) of the Seller Disclosure Schedule or (b) otherwise used (or held for use) primarily in the conduct of the Business as of the Closing Date and identified as Transferred Assets prior to the Closing pursuant to Section 5.09(b). For the avoidance of doubt, any contracts that are determined to be “Assumed In-Licenses” after the Closing pursuant to Section 5.09(b) shall, from and after the date of such determination, be deemed to have been Assumed In-Licenses for all purposes hereunder as of the Closing.

“ATLAS OCSP Software License Agreement” means the ATLAS OCSP Software License Agreement to be executed by the parties thereto on the Closing Date, in the form of Exhibit A.

“Base Purchase Price” means $1,280,000,000.

“Base Modified Working Capital” means $34,700,000.

“Benefit Plan” means (a) each “employee benefit plan,” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), whether or not subject to ERISA, and (b) each employment, consulting, severance, termination, retirement, change in control, retention, incentive or deferred compensation, bonus, stock option or other equity based, vacation or holiday pay, dependent care assistance, excess benefit, salary continuation, medical, life or other insurance, pension, supplemental retirement, supplemental unemployment or other fringe benefit plan, policy, program, agreement, arrangement or commitment.

“Bill of Sale and Assignment and Assumption Agreements” means any Bill of Sale and Assignment and Assumption Agreement to be executed by the parties thereto (or their respective Subsidiaries, as applicable) on the Closing Date, in each case in the form of Exhibit B (with such changes to reflect a transfer by a Seller Subsidiary or any permitted assignment under Section 11.07 and Section 2.01(e)).

“Business” means, collectively, the following businesses and business segments of Seller, the Seller Subsidiaries and the Companies:

(a) the Business Authentication Services business, which consists of (i) Secure Sockets Layer (SSL) and Code Signing certificate services and (ii) Trust Seal and other seal services, which provide products and services under the VeriSign, Thawte, GeoTrust, and RapidSSL brands; and

(b) the User Authentication Services business, which consists of VeriSign’s Identity Protection Services business, Fraud Detection Services business and client and device Public Key Infrastructure Services business, in each case, including the Product and Service Extensions. For the avoidance of doubt, the Business shall not include the business and business segments of Seller and its Subsidiaries described on Section 1.01(ii) of the Seller Disclosure Schedule.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in New York, New York, USA.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, and any rules or regulations promulgated thereunder.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Commercial Agreements” means the Commercial Agreements to be executed by the parties thereto on the Closing Date, in the forms attached as Exhibit C.

“Companies” means the Subsidiaries of Seller listed in Section 1.01(iii) of the Seller Disclosure Schedule. The term “Company” shall have a correlative meaning.

“Company Intellectual Property” means any Intellectual Property Rights owned by the Companies as of the Closing Date, including (a) those patents, patent applications and invention disclosures listed in Section 1.01(iv)(a) of the Seller Disclosure Schedule; (b) those trademarks, service marks, and domain names (including any registrations and applications therefor) listed in Section 1.01(iv)(b) of the Seller Disclosure Schedule and any goodwill associated therewith; and (c) those copyright registrations and applications listed in Section 1.01(iv)(c) of the Seller Disclosure Schedule.

“Company In-Licenses” means all those Material Contracts and other Contracts pursuant to which a Company is granted rights under third party Intellectual Property Rights.

“Company Registered Intellectual Property” means any Company Intellectual Property that is issued, granted, or registered by or with any Governmental Authority or for which an application therefor has been filed with any Governmental Authority, including the Intellectual Property Rights set forth on Section 1.01(iv) of the Seller Disclosure Schedule.

“Consent” means any approval, authorization, consent, order, license, permission, permit, qualification, exemption or waiver by any third party or Governmental Authority.

“Contract” means any legally binding contract, agreement, lease, sublease, commitment, license, sublicense, permit, mortgage, indenture, note or other similar arrangement.

“Control” means, as to any Person, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise. The terms “Controls” and “Controlled” shall have a correlative meaning.

“Employee” means each Share Transfer Employee and each other individual employed by Seller or a Seller Subsidiary in connection with the operation of the Business who is listed in Section 1.01(v) of the Seller Disclosure Schedule (as updated in accordance with Section 6.01(a)) or whose employment would transfer by operation of Law in connection with the Transactions, and excluding, for purposes of clarification, the Excluded Employees.

“Environmental Law” means any applicable Law relating to pollution or protection of the environment, natural resources, human health and safety, or exposure to hazardous or toxic contaminants, chemicals, substances, wastes or materials.

“Environmental Permit” means any Permit required under any Environmental Law.

“Estimated Purchase Price” means an amount equal to the Base Purchase Price plus the Estimated Modified Working Capital Amount, if the Estimated Modified Working Capital Amount is $0.00 or a positive number, or minus the absolute value of Estimated Modified Working Capital Amount, if the Estimated Modified Working Capital Amount is a negative number.

“Estimated Modified Working Capital Amount” means the difference (which may be a positive or negative number) between (a) the Estimated Modified Working Capital minus (b) the Base Modified Working Capital; provided that if the absolute value of such difference is less than $2,000,000, the Estimated Modified Working Capital Amount will be equal to $0.00.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, together with the rules, regulations, schedules and forms thereunder.

“Excluded Employees” means (a) those Persons employed by the Companies as of the Closing Date who are either (i) listed on Section 1.01(vi) of the Seller Disclosure Schedule or not listed on Section 1.01(v) of the Seller Disclosure Schedule or (ii) a Purchaser Excluded Employee and (b) those Persons employed by Seller or its Subsidiaries as of the Closing Date whose employment would transfer by operation of Law to Purchaser or its Subsidiaries in connection with the transactions who are either (i) not listed on Section 1.01(v) of the Seller Disclosure Schedule or (ii) a Purchaser Excluded Employee.

“Governmental Authority” means any U.S. or foreign national, federal, state, provincial or local authority, legislative body, court, government or self-regulatory organization (including any stock exchange), commission, tribunal or organization, or any regulatory agency, or any political or other subdivision, department or branch of any of the foregoing.

“Governmental Order” means any order, writ, judgment, injunction, decision, decree, stipulation, restriction, determination or award entered by or with any Governmental Authority.

“Hazardous Materials” means any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous pollutant, contaminant, waste or chemical substance, including (a) petroleum, petroleum products, asbestos in any form that is friable or polychlorinated biphenyls and (b) any chemical, material or other substance regulated under any Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations thereunder, each as amended from time to time.

“Indebtedness” of any Person at any date means, without duplication, any obligations of such Person under the applicable governing documentation to pay principal, interest, penalties, fees, guarantees, reimbursements, damages, costs of unwinding and other liabilities with respect to (a) indebtedness for borrowed money, (b) indebtedness evidenced by bonds, debentures, notes or similar instruments, (c) leases that are capitalized in accordance with applicable generally accepted accounting principles under which such Person is the lessee, (d) the deferred purchase price of goods or services (other than trade payables or accruals in the ordinary course of business consistent with past practice) and (e) guarantees of obligations described in clauses (a) through (d) of any Person.

“Intellectual Property Assignment Agreement” means the Intellectual Property Assignment Agreement to be executed by the parties hereto (or their respective subsidiaries, as applicable) on the Closing Date, in each case in the form of Exhibit D (with such changes to reflect a transfer by a Seller Subsidiary or any permitted assignment under Section 11.07 and Section 2.01(e)).

“Intellectual Property License Agreement” means the Intellectual Property License Agreement to be executed by the parties thereto on the Closing Date, in each case in the forms set forth on Exhibit E.

“Intellectual Property Rights” means any and all (i) patents and patent applications (including all reissues, divisions, continuations, continuations-in-part, extensions and reexaminations thereof) registered or applied for in the United States and all other nations throughout the world and patentable inventions (collectively, “Patents”), (ii) trademarks, service marks, trade dress, logos, domain names, rights of publicity, trade names and corporate names (whether or not registered) in the United States and all other nations throughout the world, including all registrations and applications for registration of the foregoing and all goodwill associated therewith (collectively, “Trademarks”), (iii) copyrights (whether or not registered) and registrations and applications for registration thereof in the United States and all other nations throughout the world, including all moral rights, renewals, extensions, reversions or restorations associated with such copyrights, regardless of the medium of fixation or means of expression (collectively, “Copyrights”), (iv) know-how, confidential business information and trade secrets (collectively, “Trade Secrets”), (including, to the extent applicable to each case, (A) pricing and cost information, (B) business, corporate, operational and financial information, (C) business and marketing plans, (D) information related to customers, suppliers, and partners, (E) manufacturing and production processes and techniques, and (F) research and development information), (v) databases and data collections, (vi) any other similar type of proprietary intellectual property right and (vii) all rights to sue or recover and retain damages and costs and attorneys’ fees for past, present and future infringement or misappropriation of any of the foregoing.

“Key Employee” means each of the individuals listed on Schedule 1.01(vii) to the Seller Disclosure Schedule.

“Knowledge of Seller” or “Seller’s Knowledge” means the actual knowledge after reasonable inquiry of any of the individuals listed in Section 1.01(viii) of the Seller Disclosure Schedule.

“Law” means any law (including common law), statute, treaty, ordinance, regulation, rule, code or other requirement or rule enacted or promulgated by any Governmental Authority, including any Governmental Order.

“Liabilities” means debts, liabilities, commitments and obligations (including guarantees and other forms of credit support), whether accrued or fixed, absolute or contingent, matured or unmatured, on- or off-balance sheet, including those arising under any Law or Action and those arising under any contract, agreement, arrangement, commitment or undertaking or otherwise.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, security interest, encumbrance, claim, lien, license, lease or charge of any kind. For the purposes of this Agreement, a Person shall be deemed to own subject to a Lien, among other things, any tangible property or asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such tangible property or asset.

“Losses” means any and all losses, liabilities, damages, judgments, settlements and expenses (including interest and penalties recovered by a third party with respect thereto and reasonable expenses of investigation and reasonable attorneys’ fees and expenses in connection with any action, suit or proceeding whether involving a third-party claim or a claim solely between the parties hereto), excluding any consequential, special, punitive or speculative damages except to the extent such damages (a) are recovered by third parties in connection with Losses indemnified under this Agreement or (b) constitute lost profits, consequential damages or diminution in value damages that were the direct and reasonably foreseeable consequence of the relevant breach and were not occasioned by special circumstances relating to the Indemnified Party.

“Material Adverse Effect” means a material adverse effect on the assets, operations, results of operations or financial condition of the Business, taken as a whole, but in each case shall not include the effect of events, changes and circumstances relating to (a) the markets for identity, access management and authentication solutions, to the extent they do not have a disproportionately adverse effect on the Business as compared to other businesses in similar industries and markets, (b) macroeconomic factors, interest rates and general financial market conditions, to the extent they do not have a disproportionately adverse effect on the Business as compared to other businesses in similar industries and markets, (c) acts of God, war, terrorism or hostilities, to the extent they do not have a disproportionately adverse effect on the Business as compared to other businesses in similar industries, geographies and markets, (d) changes in Law, generally accepted accounting principles in the United States or official interpretations of the foregoing, (e) compliance with the terms and conditions of this Agreement, (f) the announcement, pendency or consummation of the Transactions or the identity of Purchaser; provided that this clause (f) shall not be taken into account for purposes of Section 3.03 or (g) the failure of the Business to achieve internal or external financial forecasts or projections (it being understood that this clause (g) shall not prevent a party from asserting that any effect, change or circumstance that may have contributed to such failure independently constitutes or contributes to a Material Adverse Effect).

“Modified Working Capital” shall have the meaning set forth in Exhibit F hereto.

“Modified Working Capital Amount” means the difference (which may be a positive or negative number) between (a) the Closing Modified Working Capital minus (b) the Base Modified Working Capital; provided that if the absolute value of such difference is less than $2,000,000, the Modified Working Capital Amount will be equal to $0.00.

“Nasdaq” means The Nasdaq Stock Market’s National Market.

“Net Cash” means, on any given date, an amount calculated as of the close of business on such date, by subtracting (a) the amount of Indebtedness of the Companies from (b) the amount of cash and cash equivalents (including marketable securities and short-term investments), in each case calculated in accordance with US GAAP applied on a basis consistent with the preparation of the Unaudited Financial Information.

“Overhead and Shared Services” means the following ancillary or corporate shared services that are provided to both (a) the Business and (b) other businesses of Seller and its Subsidiaries: travel and entertainment services, temporary labor services, office supplies services (including copiers and faxes), personal telecommunications services, computer/telecommunications maintenance and support services, fleet services, energy/utilities services, procurement and supply arrangements, treasury services, public relations, legal and risk management services (including workers’ compensation), payroll services, telephone/online connectivity services, accounting services, tax services, internal audit services, executive management services, investor relations services, human resources and employee relations management services, employee benefits services, credit, collections and accounts payable services, property management services, environmental support services and customs and excise services. Overhead and Shared Services shall not include any item in the previous sentence (a) that is exclusive to the Companies and/or the Business, rather than shared with any other line of business or the general corporate operations of Seller, (b) to the extent provided by the Companies or solely by using Transferred Employees and/or Transferred Assets or (c) Shared Software.

“Owned Real Property” means the real property listed in Section 1.01(ix) of the Seller Disclosure Schedule, together with all right, title and interest of Seller or the Seller Subsidiaries in all buildings, improvements and fixtures thereon and appurtenances thereto.

“Permits” means any permit, approval, license or other authorization required by any Governmental Authority to conduct the Business as currently conducted, excluding any registrations or applications for Intellectual Property Rights.

“Permitted Liens” means (a) Liens for Taxes that are not yet due or are being contested in good faith and for which adequate accruals or reserves have been established in the Unaudited Financial Information if required pursuant to US GAAP, (b) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and other Liens imposed by Law, in each case, for amounts not yet due or that are being contested in good faith and for which adequate accruals or reserves have been established in the Unaudited Financial

Information if required pursuant to US GAAP, (c) deposits made in the ordinary course of business consistent with past practice, (d) zoning, entitlement, building and land use regulations, customary covenants, defects of title, easements, rights-of-way, restrictions and other similar charges or encumbrances not, individually or in the aggregate, materially interfering with the use or occupancy of the affected property or the ordinary conduct of the Business thereon, (e) Liens that will be released prior to or as of the Closing, (f) Liens listed in Section 1.01(x) of the Seller Disclosure Schedule and (g) Liens arising under any of the Transaction Documents, but in all cases excluding any such Liens that secure the payment of borrowed money.

“Person” means any natural person, general or limited partnership, corporation, limited liability company, firm, association or other legal entity.

“Pre-Closing Tax Asset” means a Tax Asset of a Company generated during a Taxable period (or portion thereof) ending on or before the Closing Date.

“Product and Service Extensions” shall have the meaning set forth in Exhibit G.

“Purchaser Benefit Plan” means each Benefit Plan sponsored, maintained or contributed to by Purchaser or any of its Subsidiaries or with respect to which Purchaser or any of its Subsidiaries is a party and in which any Employee is or becomes eligible to participate or derive a benefit.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, migrating, or other release of any Hazardous Materials at, in, on, under, to, from, through, into or onto the environment, including the abandonment or discard of barrels, containers, tanks or other receptacles containing any Hazardous Materials.

“Seller Benefit Plan” means each Benefit Plan sponsored, maintained or contributed to by Seller or any of its Subsidiaries or with respect to which Seller or any of its Subsidiaries is a party and in which any Employee is or becomes eligible to participate or derive a benefit.

“Seller Disclosure Schedule” means the disclosure schedule delivered by Seller to Purchaser on the date hereof.

“Seller Group” means any affiliated, consolidated, combined or unitary group (including any affiliated group of corporations as defined in Section 1504(a) of the Code) of which Seller or any of its Affiliates is a member.

“Seller Subsidiaries” means all the Subsidiaries of Seller other than the Companies and VeriSign Japan and its Subsidiaries.

“Share Transfer Employees” means each individual employed by the Companies.

“Shared Software” means all Software owned or licensed by the Seller and the Seller Subsidiaries as of the Closing Date that is necessary in order to conduct the Business substantially in the manner and to the extent currently conducted or used by Seller in connection with the Business as of the Closing Date (other than the Transferred Software), where the functionality of such Software is material to the Business as of the Closing Date and cannot be replaced with Software providing comparable levels of performance and functionality at a cost of less than $250,000, including the Software listed in Section 1.01(xi) of the Seller Disclosure Schedule. For the avoidance of doubt, Shared Software shall not include (a) any Software listed in Section 1.01(xii) of the Seller Disclosure Schedule, (b) any Software used to perform the Overhead and Shared Services that does not also perform functions outside the Overhead and Shared Services for the Business, or (c) any Software otherwise provided to Purchaser under the Transition Services Agreement.

“Shares” means the VeriSign Japan Shares and all equity, partnership, membership or similar ownership interests owned by Seller or a Seller Subsidiary in the Companies.

“Software” means all computer software, including assemblers, applets, compilers, source code, object code, binary libraries, development tools, design tools, user interfaces, databases and data, in any form or format, however fixed, and all associated documentation.

“Straddle Period” means any Taxable period that includes, but does not end on, the Closing Date.

“Subsidiary” of any Person means any corporation, partnership, limited liability company, joint venture or other legal entity of which such Person owns, directly or indirectly, a majority of the stock or other equity interests the holders of which are generally entitled to vote for the election of or act as the board of directors or other governing body of such corporation or other legal entity, or of which such Person is a general partner or managing member.

“Tax” or “Taxes” means any and all taxes, levies, imposts, duties or other assessments of any kind whatsoever, imposed by or payable to any federal, state, provincial, local, or foreign Governmental Authority responsible for the imposition or collection of such amounts (a “Taxing Authority”), including any gross income, net income, alternative or add-on minimum, franchise, profits or excess profits, gross receipts, estimated, capital, goods, services, documentary, use, transfer, ad valorem, business rates, value added, sales, customs, real or personal property, capital stock, license, payroll, withholding or back-up withholding on amounts paid to or by any Person, employment, social security, workers’ compensation, unemployment compensation, utility, severance, production, excise, stamp, occupation, premium, windfall profits, occupancy, transfer or gains taxes, together with any interest, penalties, additions to tax or additional amounts imposed with respect thereto, and any liability for any of the foregoing as transferee. The term “Taxable” shall have a correlative meaning.

“Tax Asset” means any net operating loss, net capital loss, investment tax credit, foreign tax credit, charitable deduction or any other credit or tax attribute that could be carried forward or back to reduce Taxes (including without limitation deductions and credits related to alternative minimum Taxes).

“Tax Returns” means all returns, reports (including declarations, disclosures, schedules, estimates and information returns) and other information required to be supplied to a Taxing Authority relating to Taxes.

“Tax Sharing Agreement” means any agreement or arrangement (whether or not written) entered into prior to the Closing binding any Company that provides for the allocation, apportionment, sharing or assignment of, or an indemnification for, any Tax liability or benefit, or the transfer or assignment of income, revenues, receipts, or gains for the purpose of determining any Person’s Tax liability.

“Trademark License Agreement” means the Trademark License Agreement to be executed by the parties thereto on the Closing Date, in the form of Exhibit I.

“Transaction Documents” means this Agreement, the Ancillary Agreements and any certificate or other document delivered by any party hereto or thereto in connection herewith or therewith.

“Transactions” means the transactions contemplated herein and in the Ancillary Agreements, including (a) the sale of the Shares and the Transferred Assets by Seller and the Seller Subsidiaries to Purchaser, (b) the assumption of the Assumed Liabilities by Purchaser and (c) the performance by Seller, the Seller Subsidiaries and Purchaser of their respective obligations under this Agreement and the Ancillary Agreements.

“Transfer Taxes” means all goods, services, excise, sales, use, real or personal property transfer, gross receipt (other than in lieu of income tax), documentary, value added, stamp, registration, filing, recordation and all other similar Taxes or other like charges, together with interest, penalties or additional amounts imposed with respect thereto; provided that the term Transfer Taxes shall not include VAT.

“Transferred Employee Plans” means Seller Benefit Plans in respect of which Liabilities are owed by a Company to its employees or former employees (including the Share Transfer Employees).

“Transferred Equipment” means fixtures, machinery, telecommunications, manufacturing and other equipment and other interests in tangible personal property owned by Seller or a Seller Subsidiary and that is used or held for use exclusively in the conduct of the Business (including the items listed on Section 1.01(xiii) of the Seller Disclosure Schedule), excluding in all cases any Intellectual Property Rights covering, embodied in or connected to any of the foregoing.

“Transferred Intellectual Property” means (a) those Patents (i) listed in Section 1.01(xiv)(a) of the Seller Disclosure Schedule (and any Patents directly or indirectly claiming priority thereto or issuing therefrom) or (ii) that are used (or held for use) exclusively in the conduct of the Business and owned by Seller or a Seller Subsidiary as of the Closing Date and identified as Transferred Assets prior to the Closing pursuant to Section 5.09(b); (b) those Trademarks (i) listed in Section 1.01(xiv)(b) of the Seller Disclosure Schedule or (ii) that are used (or held for use) primarily in the conduct of the Business and owned by Seller or a Seller Subsidiary as of the Closing Date and identified as Transferred Assets prior to the Closing pursuant to Section 5.09(b); (c) those Copyrights (i) listed in Section 1.01(xiv)(c) of the Seller Disclosure Schedule, (ii) embodied in the Transferred Software, or (iii) that are used (or held for use) exclusively in the conduct of the Business and owned by Seller or a Seller Subsidiary as of the Closing Date and identified as Transferred Assets prior to the Closing pursuant to Section 5.09(b); (d) those Trade Secrets (i) embodied in other Transferred Intellectual Property or in Transferred Software or (ii) that are used (or held for use) exclusively in the conduct of the Business and owned by Seller or a Seller Subsidiary as of the Closing Date and identified as Transferred Assets prior to the Closing pursuant to Section 5.09(b); and (e) all rights to sue or recover and retain damages and costs and attorneys’ fees for past, present and future infringement or misappropriation of any of the foregoing. For the avoidance of doubt, any intellectual property that is determined to be “Transferred Intellectual Property” after the Closing pursuant to Section 5.09(b) shall, from and after the date of such determination, be deemed to have been Transferred Intellectual Property for all purposes hereunder as of the Closing.

“Transferred Registered Intellectual Property” means any Transferred Intellectual Property that is issued, granted, or registered by or with any Governmental Authority or for which an application therefor has been filed with any Governmental Authority, including the Intellectual Property rights listed on Section 1.01(xiv) of the Seller Disclosure Schedule.

“Transferred Software” means the Software (a) listed in Section 1.01(xv) of the Seller Disclosure Schedule or (b) that is used (or held for use) primarily in the conduct of the Business and owned by Seller or a Seller Subsidiary as of the Closing Date and identified as Transferred Assets prior to the Closing pursuant to Section 5.09(b). For the avoidance of doubt, any software that is determined to be “Transferred Software” after the Closing pursuant to Section 5.09(b) shall, from and after the date of such determination, be deemed to have been Transferred Software for all purposes hereunder as of the Closing.

“Transition Services Agreement” means the Transition Services Agreement to be executed by the parties thereto on the Closing Date, in the form of Exhibit H.

“US GAAP” means generally accepted accounting principles in the United States in effect as of the time of preparation of the applicable financial statements or other financial information.

“VAT” means any value added Tax or goods and services Tax which, subject to meeting the procedural qualifying conditions for such recovery or repayment, is recoverable by way of credit or repayment.

“VeriSign Japan” means VeriSign Japan K.K., a Japanese stock company.

“VeriSign Japan Shares” means the 242,416 shares of capital stock of VeriSign Japan owned by Seller.

“Website Agreement” means the Website Agreement to be executed by the parties thereto on the Closing Date, in the form of Exhibit J.

SECTION 1.02. Other Defined Terms. The following terms have the meanings defined for such terms in the Sections set forth below:

Term	Section
1993 Guaranty	Section 3.12(f)
1993 Indemnity	Section 3.12(f)
Accounting Arbitrator	Section 2.04(f)
Accrued TE Liabilities	Section 6.02(a)
Additional Excluded Employee Severance	Section 6.01(a)
Additional Securities	Section 2.01(a)(ii)
Allocation Statement	Section 2.03(c)
Assumed Liabilities	Section 2.02(a)
ATLAS Software	Section 3.15(f)
Audited Financial Statements	Section 3.05(b)
Business Software	Section 3.15(f)
Calculation Principles	Section 2.04(a)
Cash Adjustment Amount	Section 2.04(c)
Claim Notice	Section 10.02(a)
Closing	Section 2.05
Closing Date	Section 2.05
Closing Net Cash	Section 2.04(b)
Closing Statement	Section 2.04(b)
Closing Modified Working Capital	Section 2.04(b)
Company Assets	Section 3.09(a)
Company Products and Services	Section 3.18
Confidentiality Agreement	Section 5.03(a)
Copyrights	Section 1.01
Coverage Period	Section 6.01(c)
EAR	Section 5.21
Employment Terms	Section 6.01(b)
End Date	Section 9.01(b)
ERISA	Section 1.01
Estimated Net Cash	Section 2.03(b)
Estimated Modified Working Capital	Section 2.03(b)
Excluded Assets	Section 2.01(b)
Foreign Acquisition Agreements	Section 2.01(c)
Historical Financial Statements	Section 5.18
Indemnified Party	Section 10.02(a)
Indemnifying Party	Section 10.02(a)
Material Contracts	Section 3.13(a)
Modified Working Capital Adjustment Amount	Section 2.04(c)
Necessary Intellectual Property Rights	Section 3.15(a)
Nonassignable Asset	Section 2.09(a)
Noncompetition Period	Section 5.17(a)
Nonsublicenseable Asset	Section 2.09(c)
Non-U.S. TE	Section 6.01(a)
Offeree	Section 6.01(a)
Open Source Software	Section 3.15(f)
Opinion	Section 7.05(c)
Opinion Comments	Section 7.05(c)
Patents	Section 1.01
Purchase Price	Section 2.03(a)
Purchaser	Preamble
Purchaser Competitive Business	Section 5.17(c)

Term	Section
Purchaser Disagreement Notice	Section 2.04(e)
Purchaser Excluded Employee	Section 6.01(a)
Purchaser Existing Business	Section 5.17(d)(i)
Purchaser Indemnified Persons	Section 10.01(a)
Purchaser’s Trademark and Logo	Section 5.13(a)
Restricted Assets	Section 2.09(d)
Retained Liabilities	Section 2.02(b)
SCI Settlement Agreement	Section 3.12(f)
SEC	Section 3.05(b)
Seller	Preamble
Seller Competitive Business	Section 5.17(a)
Seller Disagreement Notice	Section 2.11(b)
Seller Existing Business	Section 5.17(b)
Seller Indemnified Persons	Section 10.01(b)
Seller’s Trademarks and Logos	Section 5.13(a)
Shared Contracts	Section 2.01(a)(x)
Software Audit	Section 5.02(d)
Special Employee Liability Statement	Section 2.11(a)
Specified Warranty	Section 10.01(c)(i)
Straddle Period Taxes	Section 7.04(c)
Tax Benefit	Section 7.04(e)
Tax Referee	Section 7.11
Taxing Authority	Section 1.01
Third-Party Claim	Section 10.02(a)
Trademarks	Section 1.01
Trade Secrets	Section 1.01
Transferred Assets	Section 2.01(a)
Transferred Employee	Section 6.01(a)
Transferred Leases	Section 3.10(b)
Unaudited Financial Information	Section 3.05(a)
VeriSign	Preamble
Visa Employees	Section 6.01(e)
WARN Act	Section 6.05

SECTION 1.03. Interpretation.

(a) Words in the singular shall include the plural and vice versa, and words of one gender shall include the other genders, in each case, as the context requires.

(b) The terms “hereof,” “herein,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement and not to any particular provision of this Agreement, and Article, Section, paragraph, Exhibit and Schedule references are to the Articles, Sections, paragraphs, Exhibits and Schedules to this Agreement unless otherwise specified.

(c) The word “including” and words of similar import shall mean “including, without limitation,” whether or not they are in fact followed by those words or words of like import.

(d) The phrase “made available to Purchaser” shall consist of documents that were posted to the Intralinks data site relating to the Business prior to, and that remain accessible to Purchaser on, the date that is one day prior to the date of this Agreement or, if later, the date upon which such documents were required to be made available.

ARTICLE II

PURCHASE AND SALE OF SHARES AND TRANSFERRED ASSETS

SECTION 2.01. Purchase and Sale of Shares and Transferred Assets; Exclusion of Excluded Assets.

(a) On the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller shall (or, as applicable, shall cause a Seller Subsidiary to) sell, transfer, convey, assign and deliver to Purchaser and, subject to Section 2.01(e), its Subsidiaries, and Purchaser shall (or, as applicable, shall cause any such Subsidiary to) purchase and accept from Seller (or, as applicable, such Seller Subsidiary) all of Seller’s and the Seller Subsidiaries’ right, title and interest in and to (x) the Transferred Intellectual Property, Transferred Software and Assumed In-Licenses, (y) the Shares and (z) each of the other assets, properties and rights (other than Intellectual Property Rights), of every kind and description, wherever located, real, personal or mixed, tangible or intangible, known or unknown, used (or held for use) exclusively in the conduct of the Business as the same shall exist at the Closing, including all such assets acquired by Seller or the Seller Subsidiaries after the date hereof and all assets shown on the balance sheet set forth in the Unaudited Financial Information and not disposed of prior to the Closing, but in each case of (x), (y) and (z) excluding the Excluded Assets (such assets, properties and rights, including the Transferred Intellectual Property, Transferred Software and Assumed In-Licenses, but excluding the Shares and the Excluded Assets, the “Transferred Assets”), free and clear of all Liens other than Permitted Liens or Liens created by or through Purchaser or any of its Affiliates, including:

(i) [Intentionally Omitted];

(ii) the equity interests listed in Section 2.01(a)(ii)of the Seller Disclosure Schedule (the “Additional Securities”);

(iii) the Assumed Contracts and Assumed In-Licenses, including all accounts receivable and prepaid expenses of the Business related thereto;

(iv) the accounts receivable and prepaid expenses of the Business held by Seller and the Seller Subsidiaries not related to an Assumed Contract, Assumed In-License or a Shared Contract, to the extent reflected on the Closing Statement;

(v) all claims, warranties, causes of action and rights of Seller and the Seller Subsidiaries to the extent relating to the Transferred Assets or the Assumed Liabilities;

(vi) all books of account, present and former supplier and customer lists, correspondence, advertising, personnel and employment records, marketing and promotional materials (including website content), technical manuals and data, sales and purchase correspondence, records, documentation and files of the Companies (including, for clarification purposes, Tax Returns of the Companies that were not filed on a consolidated or combined basis with the Seller or any Affiliate of Seller that is itself not a Company);

(vii) the Owned Real Property;

(viii) the Transferred Equipment;

(ix) copies of books of account, present and former supplier and customer lists, correspondence, advertising, personnel and employment records, marketing and promotional materials (including website content), technical manuals and data, sales and purchase correspondence, records, documentation and files, in each case used (or held for use) primarily in the conduct of the Business as of the Closing Date or primarily related to the Transferred Intellectual Property or the Transferred Software;

(x) with respect to Contracts pursuant to which Seller (or one or more of the Seller Subsidiaries) provides to the counterparty both the services provided by the Business and other services, the rights thereunder (including in respect of any service order or work order) relating to the Business (such rights relating to the Business, the “Shared Contracts”);

(xi) all transferable Permits used (or held for use) exclusively in the conduct of the Business, including the items listed on Section 3.08(b) of the Seller Disclosure Schedule;

(xii) all goodwill associated exclusively with the Business or the Transferred Assets, together with the right to represent to third parties that Purchaser is the successor to the Business; and

(xiii) all other tangible and intangible assets of any kind or description, wherever located, that are used or held for use exclusively in the conduct of the Business.

(b) Notwithstanding anything in this Agreement to the contrary, Seller and the Seller Subsidiaries shall retain the rights, titles and interests in and to, and Purchaser shall have no rights (except to the extent otherwise provided for in this Agreement or any Ancillary Agreement) with respect to the following assets (such assets, the “Excluded Assets”):

(i) all the business, properties, assets, goodwill and rights of whatever kind and nature, real or personal, tangible or intangible that are owned, leased or licensed by Seller and its Subsidiaries on the Closing Date and used or held for use primarily in the operation or conduct of any business of Seller and its Subsidiaries other than the Business;

(ii) the minute books, stock ledgers, Tax records and Tax-related documents of Seller and the Seller Subsidiaries, unless they relate exclusively to the Business or the Transferred Assets and are needed for Purchaser to meet its Tax compliance requirements for periods ending after the Closing Date;

(iii) all claims, warranties, causes of action and rights of Seller and its Subsidiaries against any third party relating to any Retained Liability or to any Liability for which Seller or any of the Seller Subsidiaries is responsible under this Agreement;

(iv) all rights of Seller and the Seller Subsidiaries under this Agreement and the Ancillary Agreements;

(v) except to the extent otherwise provided in Section 5.06, all current and prior insurance policies and all rights of any nature with respect thereto, including all insurance recoveries thereunder and rights to assert claims with respect to any such insurance recoveries;

(vi) any assets used primarily for the purpose of providing Overhead and Shared Services and, other than as provided in the Transition Services Agreement, any rights of the Business to receive from Seller or any of its Affiliates (other than the Companies) any Overhead and Shared Services;

(vii) all Software used or held for use by Seller and the Seller Subsidiaries, other than the Transferred Software;

(viii) except (A) for the Transferred Intellectual Property and (B) as otherwise expressly provided in the Ancillary Agreements, all rights relating to any Intellectual Property Rights owned by Seller or any of its Subsidiaries (including in the VeriSign word mark);

(ix) all cash, cash equivalents and bank accounts or similar cash items of Seller and the Seller Subsidiaries (whether or not reflected on the books of Seller or the Seller Subsidiaries as of the Closing Date);

(x) all stock or other equity interests in any Person, other than the Shares and Additional Securities;

(xi) all records prepared by Seller or any of its Subsidiaries or their respective advisors to facilitate the sale of the Shares and the Business to Purchaser and not otherwise related to the operation of the Business;

(xii) except as expressly set forth to the contrary in Article VI, all trust funds or other entities holding assets (or, in the case of a dedicated bank account held by Seller, the assets of such account) in respect of the Seller Benefit Plans; and

(xiii) any assets set forth in Section 2.01(b)(xiii) of the Seller Disclosure Schedule.

(c) Subject to the terms and conditions hereof, each of Purchaser and Seller shall (or, in the case of Seller, shall cause its applicable Subsidiaries to) enter into such agreements or instruments (the “Foreign Acquisition Agreements”) providing for the sale, transfer, assignment or other conveyance of any Transferred Assets located outside the United States as, pursuant to requirements of applicable local Law, would be required or advisable to be documented separately from this Agreement, which Foreign Acquisition Agreements shall be negotiated in good faith between Seller and Purchaser, but in all events shall be consistent with the terms of this Agreement.

(d) Seller shall have the right to retain, following the Closing, copies of any book, record, literature, list and any other written or recorded information constituting Transferred Assets to which Seller in good faith determines it is reasonably likely to need access for bona fide legal, tax, accounting, litigation, federal securities disclosure or other similar purpose.

(e) Purchaser shall, and shall cause its Affiliates to, acquire the Shares and the Transferred Assets (i) in the manner described in the schedule set forth on Exhibit L or (ii) in a manner that is different from the schedule set forth on Exhibit L provided that the change would not either (A) impede or delay the Closing or (B) result in an aggregate increase in the amount of Swiss Taxes, Transfer Taxes and withholding Taxes that are borne by Seller, without Seller’s written consent (such consent not to be unreasonably withheld, conditioned or delayed).

SECTION 2.02. Assumption of Assumed Liabilities; Retention of Retained Liabilities.

(a) On the terms and subject to the conditions set forth in this Agreement, at the Closing, Purchaser shall assume and become obligated to pay, perform and discharge when due, the following Liabilities of Seller or any Seller Subsidiary, whether accrued or arising before, on or after the Closing, but in each case excluding the Retained Liabilities (such Liabilities, the “Assumed Liabilities”):

(i) all Liabilities to the extent relating to the Transferred Assets (including any Nonassignable Assets and the Nonsublicenseable Assets to the extent attributable to the Business) or conduct of the Business;

(ii) all Liabilities under the Assumed Contracts, the Assumed In-Licenses and the Shared Contracts;

(iii) all accounts payable and accrued expenses of the Business not related to an Assumed Contract, Assumed In-License or a Shared Contract, to the extent reflected on the Closing Statement;

(iv) all Liabilities that are to be expressly assumed by Purchaser pursuant to Section 5.21;

(v) all product liability, professional liability, intellectual property infringements or any other claims arising out of the sale and/or use of products or services sold in connection with the Business (regardless of when manufactured or provided);

(vi) except to the extent otherwise provided in Section 2.02(b), all Liabilities (A) relating to the Business or the Transferred Assets and (B) arising under Environmental Laws; and

(vii) all Liabilities identified in Section 2.02(a)(vii) of the Seller Disclosure Schedule.

(b) Notwithstanding any provision in this Agreement or any other writing to the contrary, Purchaser is assuming only the Assumed Liabilities and is not assuming any other Liability of Seller or any Seller Subsidiary (or any predecessor of Seller or any Seller Subsidiary or any prior owner of all or part of its respective businesses and assets) of whatever nature, whether presently in existence or arising hereafter. Seller or the relevant Seller Subsidiary shall retain, and shall be fully responsible for paying, performing and discharging when due, all such Liabilities (whether accrued or arising before, on or after the Closing), including the following Liabilities (such Liabilities, the “Retained Liabilities”):

(i) except to the extent provided in Article VI, any Liabilities relating to employee benefits or compensation arrangements existing on or prior to the Closing, including any Liabilities under any of Seller’s employee benefit agreements, plans or other arrangements;

(ii) all Liabilities relating to an Excluded Asset;

(iii) any Liability allocated to Seller under Article VII;

(iv) all Liabilities for any Indebtedness of Seller or any of its Subsidiaries (other than VeriSign Japan);

(v) all Liabilities of Seller arising under this Agreement or any Ancillary Agreement; and

(vi)(A) all Liabilities subject to indemnification by Seller under Section 10.01(a)(i) arising out of a breach of the representations and warranties of Seller in Section 3.12 and (B) all Liabilities arising in connection with or in any way relating to any Release of Hazardous Materials to soil, groundwater, surface water, sediments or other media (other than air) at, in, from, on or under the Owned Real Property, to the extent such Release was caused by Seller or its Subsidiaries (other than VeriSign Japan) on or prior to Closing.

SECTION 2.03. Purchase Price; Allocation of Purchase Price.

(a) Subject to the terms and conditions of this Agreement, in consideration of the transfer of the Shares and the Transferred Assets under Section 2.01, Purchaser shall:

(i) pay to Seller as provided in Section 2.04 and Section 2.07:

(A) the amount of cash (the “Purchase Price”) equal to the Base Purchase Price plus the Modified Working Capital Amount, plus

(B) the Closing Net Cash, and

(ii) assume and become obligated to pay, perform and discharge the Assumed Liabilities.

(b) For purposes of determining the amount of cash to be paid by Purchaser to Seller at the Closing pursuant to Section 2.07, Seller shall prepare and deliver, not less than five (5) Business Days before the Closing Date, a good faith estimate as of the Closing Date of (i) the Modified Working Capital (such estimated amount, the “Estimated Modified Working Capital”) and (ii) the Net Cash (such estimated amount, the “Estimated Net Cash”).

(c) As soon as practicable after the Closing, Seller shall deliver to Purchaser a statement (the “Allocation Statement”) which shall allocate the Base Purchase Price, the Estimated Modified Working Capital, Assumed Liabilities and Estimated Net Cash among the Shares and the Transferred Assets (which shall be further allocated to the purchasing entities) for all Tax purposes, including for purposes of Section 1060 of the Code and the Treasury Regulations thereunder. If within 15 Business Days after the delivery of the Allocation Statement Purchaser notifies Seller that Purchaser objects to the allocation set forth in the Allocation Statement, Purchaser and Seller shall use commercially reasonable efforts to resolve such dispute within 20 days. In the event that Purchaser and Seller are unable to resolve such dispute within 20 days, Seller and Purchaser shall jointly retain a nationally recognized accounting firm to resolve the disputed items. Upon resolution of the disputed items, the allocation reflected on the Allocation Statement shall be adjusted to reflect such resolution. The costs, fees and expenses of the accounting firm shall be borne equally by Seller and Purchaser. If an adjustment is made with respect to the final Purchase Price or Closing Net Cash pursuant to Section 2.04, the Allocation Statement shall be adjusted in accordance with Section 1060 of the Code and as mutually agreed by Purchaser and Seller. In the event that an agreement is not reached within 20 Business Days after the determination of the final Purchase Price and Closing Net Cash, any disputed items shall be resolved by a nationally recognized accounting firm in the manner described above. For all Tax purposes, the parties agree (i) to report, and cause their respective Subsidiaries to report, the transactions contemplated by this Agreement in a manner consistent with the Allocation Statement, and not to take any position inconsistent therewith in any Tax Return, Tax filing (including filings required under Section 1060 of the Code), audit, refund claim or otherwise, unless otherwise required by applicable Law.

SECTION 2.04. Payment Adjustment.

(a) Seller has prepared the attached Exhibit F, which lists the current asset and current liability accounts of the Business that are relevant for the determination of the Modified Working Capital and sets forth the accounting principles, methodologies and policies to be used in such determination (the “Calculation Principles”) as well as the format for the presentation of the Modified Working Capital calculation.

(b) As promptly as practicable (and in any event within 60 days after the Closing), Seller shall deliver to Purchaser a written statement (the “Closing Statement”) that shall contain Seller’s final calculation of (i) the Modified Working Capital as of the Closing Date prepared on the basis of, and applying, the Calculation Principles (the “Closing Modified Working Capital”), (ii) the Modified Working Capital Amount, (iii) the Net Cash as of the Closing Date (the “Closing Net Cash”), (iv) the Modified Working Capital Adjustment Amount, (v) the Cash Adjustment Amount and (vi) the final Purchase Price.

(c) For purposes hereof, “Modified Working Capital Adjustment Amount” means the difference (which may be a positive or negative number) between (i) the Modified Working Capital Amount and (ii) the Estimated Modified Working Capital Amount. For purposes hereof, “Cash Adjustment Amount” means the difference (which may be a positive or negative number) between (i) the Closing Net Cash and (ii) the Estimated Net Cash.

(d) If the sum of the Modified Working Capital Adjustment Amount as finally determined in accordance with this Section 2.04 plus the Cash Adjustment Amount as finally determined in accordance with this Section 2.04 (i) is a positive number, Purchaser shall pay to Seller an amount equal to such amount, or (ii) is a negative number, Seller shall pay to Purchaser an amount equal to the absolute value of such amount, in either case by wire transfer, within three Business Days after the final determination of the Modified Working Capital Adjustment Amount and the Cash Adjustment Amount, of immediately available funds to an account designated by the party receiving payment, plus interest on such amount accrued from the Closing Date to the date of such payment at the prime rate applicable from time to time as announced by Citibank, N.A. Such interest shall be calculated daily on the basis of a year of 365 days and the actual number of days elapsed. For the avoidance of doubt, if the Modified Working Capital Adjustment Amount plus the Cash Adjustment Amount as finally determined in accordance with this Section 2.04 is equal to $0.00, no payment shall be made by or to either party pursuant to this Section 2.04.

(e) Promptly upon request, Purchaser will provide Seller and its accountants access to the books, records and personnel of the Companies and the Business throughout the periods during which the Closing Statement is being prepared and any disputes that may arise under this Section 2.04 are being resolved. If Purchaser disagrees with the determination of the Closing Statement, Purchaser shall notify Seller of such disagreement within 45 days after delivery of the Closing Statement (such notice, the “Purchaser Disagreement Notice”). The Purchaser Disagreement Notice shall set forth, in reasonable detail, any disagreement with, and any requested adjustment to, the Closing Statement. Matters as to which Purchaser may submit disagreements (and the Purchaser Disagreement Notice) shall be limited to whether the Closing Statement delivered by Seller was prepared on the basis of, and using, the Calculation Principles, and Purchaser shall not be entitled to submit disagreements on any other basis (including as to whether such Calculation Principles are or were appropriate). If Purchaser fails to deliver the Purchaser Disagreement Notice by the end of such 45-day period, Purchaser shall be deemed to have accepted the Closing Statement delivered by Seller. Matters included in the calculations in the Closing Statement to which Purchaser does not object in the Purchaser Disagreement Notice shall be deemed accepted by Purchaser and shall not be subject to further dispute or review. During the period prior to Purchaser’s delivery of any Purchaser Disagreement Notice, Purchaser shall have reasonable access to all documents, schedules and workpapers used by Seller in the preparation of the Closing Statement. Purchaser and Seller shall negotiate in good faith to resolve any such disagreement with respect to the Closing Statement and any resolution agreed to in writing by Purchaser and Seller shall be final and binding upon the parties.

(f) If Purchaser and Seller are unable to resolve any disagreement as contemplated by paragraph (e) of this Section 2.04 or paragraph (b) of Section 2.11 within 30 days after delivery of a Seller Disagreement Notice or Purchaser Disagreement Notice, as applicable, Purchaser and Seller shall jointly select a partner at a mutually agreeable accounting firm to resolve such disagreement. If Purchaser and Seller are unable to reach agreement on the identity of such a partner within 20 days after the expiration of such 30-day period, either party may request that a partner at a nationally recognized accounting firm be appointed by the American Arbitration Association. The individual so selected shall be referred to herein as the “Accounting Arbitrator.” The parties shall instruct the Accounting Arbitrator to consider only those items and amounts set forth in the Closing Statement or Special Employee Liabilities Statement, as applicable, as to which Purchaser and Seller have not resolved their disagreement. Purchaser and Seller shall use commercially reasonable efforts to cause the Accounting Arbitrator to deliver to the parties, as promptly as practicable (and in no event later than 30 days after his or her appointment), a written report setting forth the resolution of any such disagreement determined in accordance with the terms of this Agreement. Such report shall be final and binding upon the parties. In the event the Accounting Arbitrator concludes that either party was correct as to sixty-five percent or more (by dollar amount) of the disputed items, then the other party shall pay the Accounting Arbitrator’s fees, costs and expenses. In the event the Accounting Arbitrator fails to make such conclusion, then each party shall pay one-half the Accounting Arbitrator’s fees, costs and expenses.

(g) Purchaser and Seller agree that any payments made pursuant to this Section 2.04 or Section 2.11 shall be allocated in a manner consistent with the allocation referred to in Section 2.03(c).

SECTION 2.05. Closing. Subject to the terms and conditions of this Agreement, the sale and purchase of the Shares and the Transferred Assets and the assumption of the Assumed Liabilities, all as contemplated hereby, shall take place at a closing (the “Closing”) to be held at 11:00 AM, Eastern time, on the third Business Day following the satisfaction or waiver of all of the conditions to the obligations of the parties set forth in Article VIII (other than conditions to be satisfied at the Closing, but subject to the waiver or fulfillment of those conditions) (the day on which the Closing takes place being the “Closing Date”), at the offices of Cleary Gottlieb Steen & Hamilton LLP located at One Liberty Plaza, New York, New York, or at such other place as Seller and Purchaser may mutually agree upon in writing. Notwithstanding the terms set forth in the immediately preceding sentence, if, at any time prior to July 18, 2010, all of the conditions to the obligations of the parties set forth in Article VIII (other than conditions to be satisfied at the Closing) are satisfied or waived, then Purchaser may, at its sole discretion and upon written notice to Seller delivered within 24 hours following the satisfaction or waiver of such conditions, postpone the Closing Date until July 18, 2010; provided that in such event the conditions to the Closing set forth in Section 8.03(a), Section

8.03(b), Section 8.03(c) and Section 8.03(e), and any right of Purchaser to terminate this Agreement pursuant to Section 9.01(d), shall be deemed to be waived by Purchaser. Legal title, equitable title and risk of loss with respect to the Shares and the Transferred Assets will transfer to Purchaser, and the Assumed Liabilities will be assumed by Purchaser, at the Closing, which transfer and assumption will be deemed effective for accounting and other computational purposes as of 12:01 a.m. (Eastern Time) on the Closing Date.

SECTION 2.06. Closing Deliveries by Seller. At the Closing, Seller shall deliver or cause to be delivered to Purchaser:

(a) evidence reasonably satisfactory to Purchaser of the completion of the requisite procedures necessary to transfer the VeriSign Japan Shares to a securities account designated by Purchaser in a written notice to Seller at least two Business Days prior to the Closing Date;

(b) certificates for the Shares (other than the VeriSign Japan Shares) duly endorsed or accompanied by stock powers duly endorsed in blank, with any required transfer stamps affixed thereto or other evidence reasonably satisfactory to Purchaser of the sale and transfer at the Closing of the Shares to Purchaser;

(c) a counterpart of each of the Ancillary Agreements, executed by each of Seller and the Seller Subsidiaries that is a party thereto, to the extent not delivered prior to the Closing;

(d) a FIRPTA affidavit in the form set forth in the regulations under Section 1445(b)(2) of the Code certifying that, as of the Closing Date, Seller is not a “foreign person;” and

(e) any other documents required pursuant to this Agreement or reasonably requested by Purchaser.

SECTION 2.07. Closing Deliveries by Purchaser. At the Closing, Purchaser shall deliver or cause to be delivered to Seller:

(a) a counterpart of each of the Ancillary Agreements, executed by each of Purchaser and its Subsidiaries that is a party thereto, to the extent not delivered prior to the Closing;

(b) an amount equal to (i) the Estimated Purchase Price plus (ii) the Estimated Net Cash, by wire transfer in immediately available funds to an account or accounts designated by Seller in a written notice to Purchaser at least two Business Days prior to the Closing Date; and

(c) any other documents required pursuant to this Agreement or reasonably requested by Seller.

SECTION 2.08. Accounting. To the extent that, after the Closing, (a) Purchaser or any of its Subsidiaries (including the Companies) receives any payment or instrument that is for the account of Seller or any of the Seller Subsidiaries according to the terms of this Agreement, Purchaser shall promptly deliver such amount or instrument to Seller, and (b) Seller or any of the Seller Subsidiaries receives any payment or instrument that is for the account of Purchaser or any of its Subsidiaries (including the Companies) according to the terms of this Agreement, Seller shall promptly deliver such amount or instrument to Purchaser.

SECTION 2.09. Nonassignable; Nonsublicenseable Assets.

(a) Nothing in this Agreement, nor the consummation of the transactions contemplated hereby, shall be construed as an attempt or agreement to assign or transfer any Transferred Asset (including any Assumed Contract, Assumed In-License or Shared Contract) to Purchaser which by its terms or by Law is nonassignable without a Consent (a “Nonassignable Asset”), unless and until such Consent shall have been obtained. To the extent permitted by applicable Law and by the terms of the applicable Nonassignable Asset, such Nonassignable Asset shall be held, as of and from the Closing, by Seller (or the relevant Seller Subsidiary) for the benefit and burden of Purchaser and the covenants and obligations thereunder shall be fully performed by Purchaser on Seller’s (or such Seller Subsidiary’s) behalf and all rights and Liabilities existing thereunder shall be for Purchaser’s account. For the avoidance of doubt, the designation of a Transferred Asset as a Nonassignable Asset does not render it an Excluded Asset.

(b) Seller and Purchaser will use their reasonable best efforts (but without making any payment or delivering anything of value to any third party by Seller or Purchaser) to obtain the Consent of the other parties to any such Nonassignable Asset or any claim or right or any benefit arising thereunder for the assignment thereof to Purchaser as Purchaser may request. If such Consent is not obtained, to the extent permitted by applicable Law and by the terms of the applicable Nonassignable Asset, Seller and Purchaser shall use reasonable best efforts to take, or cause to be taken, such actions as the other party may reasonably request that are required to be taken or appropriate in order to provide Purchaser with the benefits and burdens of the Nonassignable Assets with respect to the portion of rights thereunder attributable to the Business (but without any obligation to make any payment or delivering anything of value to any third party by Seller or Purchaser), including, to the extent permissible, sub-contracting, sub-licensing, or sub-leasing to Purchaser the portion of such rights attributed to the Business, or under which Seller would enforce for the benefit and burden of Purchaser, with Purchaser assuming Seller’s obligations, any and all rights of Seller against a third party thereto. Seller shall promptly pay over to Purchaser the net amount (after reasonable out-of-pocket expenses and any required Taxes) of all payments received by it (or a Seller Subsidiary) in respect of all Nonassignable Assets.

(c) Nothing in this Agreement, nor the consummation of the transactions contemplated hereby, shall be construed as an attempt or agreement to subcontract, sublicense, or sublease any rights under any Contract (including in connection with any Shared Software to be licensed pursuant to the terms of Section 5.09) to Purchaser, which by its terms or by Law cannot be subcontracted, sublicensed, or subleased without a Consent (a “Nonsublicenseable Asset”), unless and until such Consent shall have been obtained. To the extent permitted by applicable Law and by the terms of the applicable Nonsublicenseable Asset, Seller and Purchaser shall use reasonable best efforts to take, or cause to be taken, such actions as the other party may reasonably request that are required to be taken or appropriate in order to provide Purchaser with the benefits and burdens of a Nonsublicensesable Asset with respect to the portion of rights thereunder attributable to the Business (but without any obligation to make any payment or delivering anything of value to any third party by Seller or Purchaser), including, to the extent permissible, subcontracting, sublicensing, or subleasing to Purchaser the portion of such rights attributed to the Business.

(d) Nothing in this Section 2.09 shall require Seller or any Seller Subsidiary to renew any Nonassignable Asset or Nonsublicenseable Asset (collectively, “Restricted Assets”) that is an Assumed Contract, Assumed In-License or a Shared Contract, or a third party Contract regarding Shared Software. Any assignment, subcontract, sublease or sublicense of a Restricted Asset pursuant to the consummation of the transactions contemplated hereunder shall be subject to the terms and conditions of the underlying Contract.

(e) For the avoidance of doubt, if Consent is obtained with regard to assignment of any Assumed In-License, Seller and Purchaser shall use reasonable best efforts to take, or cause to be taken, such actions as the other party may reasonably request that are required to be taken or appropriate in order to provide Seller with the benefits and burdens of such an Assumed In-License with respect to the portion of rights thereunder attributable to the Seller Existing Businesses (but without any obligation to make any payment or delivering anything of value to any third party by Seller or Purchaser), including, to the extent permissible, sub-contracting, sub-licensing, or sub-leasing to Seller the portion of such rights attributed to the Seller Existing Businesses.

SECTION 2.10. Withholding Rights. Subject to Section 2.01(e), Purchaser and its Affiliates and agents shall be entitled to deduct and withhold any applicable Taxes, from the consideration otherwise payable pursuant to this Agreement. To the extent that amounts are so deducted and withheld, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to Seller. Promptly after any such amounts are paid or remitted to the applicable Taxing Authority, Purchaser or its relevant Affiliate shall deliver to Seller a certified copy of a receipt or other evidence of such payment.

SECTION 2.11. Special Employee Liabilities.

(a) Within 180 days after the Closing Date, Purchaser shall deliver to Seller a written statement (the “Special Employee Liabilities Statement”) that shall, in reasonable detail, contain Purchaser’s good-faith calculation, and set forth the accounting principles, methodologies and policies used in the determination, of (i) the amount of all Liabilities arising from the employment and termination of the Excluded Employees by Purchaser or its Subsidiaries plus (ii) the amount of Accrued TE Liabilities, in each case paid or accrued by Purchaser or any of its Subsidiaries through the date of such Special Employee Liabilities Statement. Purchaser and Seller shall reasonably cooperate in connection with the employment and termination of any Excluded Employee for the purpose of minimizing the Liabilities subject to this Section 2.11. The Special Employee Liabilities Statement shall not include any Liabilities relating to any Excluded Employee that Purchaser determines to engage in the provision of services (other than pursuant to the Transition Services Agreement) to Purchaser or its Subsidiaries in any substantive manner following the Closing Date.

(b) If Seller disagrees with the determination of the Special Employee Liabilities Statement, Seller shall notify Purchaser of such disagreement within 45 days after delivery of the Special Employee Liabilities Statement (such notice, the “Seller Disagreement Notice”). The Seller Disagreement Notice shall set forth, in reasonable detail, any disagreement with, and any requested adjustment to, the Special Employee Liabilities Statement and Seller’s calculation of any amounts therein to which it disagrees. If Seller fails to deliver the Seller Disagreement Notice by the end of such 45-day period, Seller shall be deemed to have accepted the Special Employee Liabilities Statement delivered by Purchaser. Matters included in the calculations in the Special Employee Liabilities Statement to which Seller does not object in the Seller Disagreement Notice shall be deemed accepted by Seller and shall not be subject to further dispute or review. During the period prior to Seller’s delivery of any Seller Disagreement Notice, Seller shall have reasonable access to all documents, schedules and workpapers used by Purchaser in the preparation of the Special Employee Liabilities Statement. Purchaser and Seller shall negotiate in good faith to resolve any such disagreement with respect to the Special Employee Liabilities Statement and any resolution agreed to in writing by Purchaser and Seller shall be final and binding upon the parties. If Purchaser and Seller are unable to resolve any disagreement as contemplated in this paragraph within 30 days after delivery of a Seller Disagreement Notice, Purchaser and Seller shall engage in arbitration in accordance with the procedures set forth in Section 2.04(f).

(c) Within three Business Days of the determination made in accordance with Section 2.11(b) and/or Section 2.04(f) of the final amounts payable as set forth in the Special Employee Liabilities Statement, Seller shall pay to Purchaser all such amounts, by wire transfer, of immediately available funds to an account designated by Purchaser.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

Except (a) as set forth in the Seller Disclosure Schedule, (b) as contemplated by this Agreement or (c) to the extent relating solely to the Excluded Assets, the Retained Liabilities or any of the operations of Seller or the Seller Subsidiaries other than the Business, Seller represents and warrants to Purchaser that all of the statements contained in this Article III are true as of (i) the date of this Agreement and (ii) the earlier of (A) the Closing Date and (B) if Purchaser elects to postpone the Closing pursuant to Section 2.05, the date on which all of the conditions to the obligations of the parties set forth in Article VIII (other than conditions to be satisfied at the Closing) are satisfied or waived (or, if made as of a specified date, as of such date). For purposes of the representations and warranties of Seller contained herein, disclosure in any section of the Seller Disclosure Schedule of any facts or circumstances shall be deemed to be adequate response and disclosure of such facts or circumstances with respect to all representations or warranties by Seller calling for disclosure of such information, whether or not such disclosure is specifically associated with or purports to respond to one or more of such representations or warranties, but only if the relevance of that disclosure as an exception to (or a disclosure for purposes of) such representations and warranties would be reasonably apparent to a reasonable person who has read that disclosure and such representations and warranties. The inclusion of any information in any section of the Seller Disclosure Schedule or other document delivered by Seller pursuant to this Agreement shall not be deemed to be an admission or evidence of the materiality of such item, nor shall it establish a standard of materiality for any purpose whatsoever.

SECTION 3.01. Organization and Good Standing.

(a) Seller, and each Seller Subsidiary that is or will be a party to any of the Ancillary Agreements, is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization and has all requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. Seller and each such Seller Subsidiary is duly licensed or qualified to do business in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary, except to the extent that the failure to be so licensed or qualified would not reasonably be expected to have, individually or in the aggregate, a materially adverse effect upon Seller’s or such Seller Subsidiaries’ ability to carry out its obligations under this Agreement and the Ancillary Agreements to which it is or will be a signatory, and to consummate the Transactions.

(b) Each of the Companies is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization and has all requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. Each of the Companies is duly licensed or qualified to do business in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary, except to the extent that the failure to be so licensed or qualified would not have or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 3.02. Authority. Seller, and each Seller Subsidiary that is or will be a party thereto, has full power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is or will be a signatory and to perform its obligations hereunder and thereunder. The execution, delivery and performance by Seller and each such Seller Subsidiary of this Agreement and each Ancillary Agreement to which it is or will be a signatory has been duly authorized by all requisite corporate or other similar action on the part of Seller and each such Seller Subsidiary. This Agreement has been, and upon execution each Ancillary Agreement will be, duly executed and delivered by Seller and each such Seller Subsidiary that is or will be a party thereto and (assuming due authorization, execution and delivery by Purchaser and, if applicable in the case of the Ancillary Agreements, by each Subsidiary of Purchaser that is or will be a party thereto, including the Companies), this Agreement constitutes, and each Ancillary Agreement to which Seller or any such Seller Subsidiary is or will be a party constitutes or, when so executed and delivered, will constitute, a legal, valid and binding obligation of Seller and each such Seller Subsidiary, enforceable against Seller and each such Seller Subsidiary in accordance with its terms, subject only to the effect, if any, of (a) applicable bankruptcy and other similar Laws affecting the rights of creditors generally and (b) Laws governing specific performance, injunctive relief and other equitable remedies.

SECTION 3.03. No Conflict; Consents and Approvals. Subject, in the case of clauses (ii) and (iii) below, to the filing by Seller of reports under the Exchange Act and as contemplated by the rules of Nasdaq, and to the requirements of the HSR Act and any filings or applications required under the laws of any non-U.S. jurisdiction, none of (a) the execution and delivery by Seller or, if applicable in the case of the Ancillary Agreements, any Seller Subsidiary, of this Agreement and the Ancillary Agreements to which it is or will be a party, (b) the consummation by Seller or any such Seller Subsidiary of the Transactions or (c) the compliance by Seller or any Seller Subsidiary with any of the provisions hereof or thereof, as the case may be, will:

(i) conflict with, or result in the breach of, any provision of the certificate of incorporation or by-laws or other organizational documents of the Companies, Seller or any Seller Subsidiary;

(ii) require the Companies, Seller or any Seller Subsidiary to make any material filing with, or obtain any material Consent from, any Governmental Authority;

(iii) conflict with, violate or result in the breach by the Companies, Seller or any Seller Subsidiary in any material respect of any applicable Law;

(iv) constitute a default under or give rise to any right of notice, consent, termination, cancellation or acceleration of any right or obligation of Seller, any Seller Subsidiary or any of the Companies or to a loss of any benefit relating to the Business to which Seller, any Seller Subsidiary or any of the Companies is entitled under any provision of any Material Contract or Transferred Lease; or

(v) result in the creation of any Lien (other than any Permitted Lien or any Lien created by or through Purchaser) upon any of the Shares, the Transferred Assets or assets owned by the Companies;

except in the case of clause (iv) for such matters that would not have or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or a material adverse effect upon Seller’s or any such Seller Subsidiary’s ability to carry out its respective obligations under, and to consummate, or to impede or delay in any material respect the consummation of, the Transactions.

SECTION 3.04. Capitalization; Title to Shares; Equity Interests.

(a) The authorized capital stock and number of shares or other equity, partnership, membership or similar ownership interests that are issued and outstanding of each Company are listed in Section 1.01(iii) of the Seller Disclosure Schedule, together with the number of Shares of each Company and VeriSign Japan owned by Seller or a Seller Subsidiary. (i) The Shares have been validly issued and are fully paid and nonassessable and are owned by Seller, a Seller Subsidiary or a Company free and clear of all Liens and any other material limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of the Shares) and (ii) Seller, a Seller Subsidiary or a Company will transfer and deliver to Purchaser at the Closing valid title to the Shares free and clear of any Lien and any such limitation or restriction.

(b) There are no outstanding or authorized options, convertible or exchangeable securities or instruments, warrants, rights, contracts, calls, puts, rights to subscribe, conversion rights or other agreements or commitments to which Seller, a Seller Subsidiary or a Company is a party or which are binding on any of them providing for the issuance, disposition, redemption, repurchase or acquisition of any equity, partnership, membership or similar ownership interest of a Company or VeriSign Japan. There are no voting trusts, proxies or other agreements or understandings with respect to the voting of any equity, membership, partnership or similar ownership interest of a Company or the VeriSign Japan Shares.

(c) No Company owns or holds of record or beneficially any equity interests in any corporation, limited liability company, partnership, business trust, joint venture or other Person.

(d) To the Knowledge of Seller, none of the Additional Securities are subject to any mandatory “capital call” or similar obligation to contribute assets or capital to the Person to which such Additional Securities relate, other than such obligations the breach of which would result solely in the dilution of the holder of such Additional Securities or the loss of rights related to the investment in such Additional Securities.

SECTION 3.05. Financial Information.

(a) Seller has provided Purchaser with the unaudited financial information relating to the Business set forth in Section 3.05(a) of the Seller Disclosure Schedule (the “Unaudited Financial Information”). The Unaudited Financial Information has been prepared in good faith on the bases described therein and derived from the financial books and records maintained by Seller and the Companies for the Business. The Unaudited Financial Information (i) represents Seller’s good faith estimate of the balance sheet accounts and results of operations data set forth therein for the Business as if the Business had been held and operated on a stand-alone basis, (ii) fairly presents, in accordance with US GAAP applied on a consistent basis, the revenues of the Business for the periods presented therein and (iii) has been prepared using the accounting policies used by Seller in the preparation of the Audited Financial Statements, except for (A) the application of U.S. Securities and Exchange Commission Staffing Accounting Bulletin Topic 1B and related interpretations pertaining to the fair presentation of carve-out financial statement prepared under US GAAP including the related notes to financial statements presented, (B) the presentation of certain long-lived and indefinite-lived intangible assets including goodwill and any required assessment of long-lived and indefinite-lived intangible asset impairments or requirements to adjust such assets to fair value and (C) other matters described in Section 3.05(a) of the Seller Disclosure Schedule.

(b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the registration statements, prospectuses, reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated by reference) filed or furnished by Seller with the Securities and Exchange Commission (“SEC”) since January 1, 2008 (the “Audited Financial Statements”) (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto as of their respective dates; (ii) was prepared in accordance with US GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto and, in the case of unaudited interim financial statements, as may be permitted by the SEC for Quarterly Reports on Form 10-Q); and (iii) fairly presented in all material respects the consolidated financial position of Seller and its consolidated Subsidiaries at the respective dates thereof and the consolidated results of Seller’s operations and cash flows for the periods indicated therein, subject, in the case of unaudited interim financial statements, to normal and year-end audit adjustments as permitted by US GAAP and the applicable rules and regulations of the SEC.

(c) There are no Liabilities of the Business of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than: (i) Liabilities disclosed in the most recent balance sheet of the Business contained in the Unaudited Financial Information; (ii) Liabilities that were incurred in the ordinary course of business consistent with past practice since the date of such balance sheet; (iii) Liabilities arising under the Assumed Contracts, the Assumed In-Licenses or any Contracts to which a Company is a party (excluding Liabilities resulting from Seller’s or any of its Subsidiaries’ breach of such Contract); and (iv) other Liabilities which, individually or in the aggregate, are not material to the Business.

SECTION 3.06. Absence of Certain Changes or Events. Except as contemplated by this Agreement, since December 31, 2009 through the date hereof, (a) the Business has been conducted only in the ordinary course of business consistent with past practice, (b) the Business has not suffered any Material Adverse Effect and no event has occurred or circumstance exists that would reasonably be expected to have a Material Adverse Effect and (c) there has not been any action by Seller or any of its Affiliates (including the Companies) that, if taken after the date hereof, would constitute a breach of Seller’s obligations under Section 5.01.

SECTION 3.07. Absence of Litigation. There are no material Actions relating to the Business pending or, to the Knowledge of Seller, threatened against the Companies, Seller or any Seller Subsidiaries in respect of the Business or any Transferred Asset, and there are no Actions pending or, to the Knowledge of Seller, threatened against the Companies, Seller or any Seller Subsidiaries that challenge or seek to prevent, enjoin or delay the Transactions.

SECTION 3.08. Compliance with Laws; Permits.

(a) No Company is in material violation of, or has materially violated since January 1, 2007, any Law and neither Seller nor any Seller Subsidiary is in material violation of, or has materially violated since January 1, 2007, any Law in connection with the Business or the Transferred Assets.

(b) Section 3.08(b) of the Seller Disclosure Schedule lists each material Permit together with the name of the Governmental Authority issuing such Permit. Each material Permit is valid and in full force and effect in all material respects. The Companies, Seller and the Seller Subsidiaries have obtained, and are, and since January 1, 2007, have been in compliance with, all material Permits in all material respects.

SECTION 3.09. Sufficiency and Ownership of Assets.

(a) The assets and rights of the Companies (the “Company Assets”), together with the Transferred Assets and the rights of Purchaser and the Companies under this Agreement and the Ancillary Agreements, include all assets, properties and rights (other than Overhead and Shared Services) (i) used or held for use in the Business (and all assets, properties and rights owned or licensed by Seller, the Seller Subsidiaries or the Companies (other than Overhead and Shared Services) used or held for use in the Business as proposed to be conducted under the Product and Services Extensions) and (ii) necessary and sufficient to provide the products and services offered by and to conduct the Business substantially in the manner and to the extent currently conducted. Notwithstanding the foregoing, Seller is not making any representation under this Section 3.09 as to whether or not the Business infringes with or misappropriates any Intellectual Property Rights of any third party.

(b) Seller, a Company or a Seller Subsidiary holds, in all material respects, good fee title to or has valid leases, licenses or rights to use the Company Assets and the Transferred Assets, in each case free and clear of any and all Liens, except for Permitted Liens.

(c) All tangible assets included in the Company Assets and in the Transferred Assets are in all material respects in satisfactory operating condition for the uses to which they are being put, subject to ordinary wear and tear and ordinary maintenance requirements.

SECTION 3.10. Real Property.

(a) Seller or a Seller Subsidiary holds good and marketable fee simple title to the Owned Real Property free and clear of any and all Liens, except for Permitted Liens. Section 3.10(a) of the Seller Disclosure Schedule identifies by street address and correctly describes all real property used or held for use primarily in the Business that is owned by Seller or one or more of the Seller Subsidiaries or the Companies and any title insurance policies and surveys issued to Seller, the Seller Subsidiaries or the Companies during the 10 years preceding the date hereof with respect to the Owned Real Property.

(b) Section 3.10(b) of the Seller Disclosure Schedule identifies each real property lease creating a leasehold interest in favor of Seller, the Seller Subsidiaries or the Companies which is being transferred to Purchaser as part of the Transactions (such leases, the “Transferred Leases”). Each parcel of real property (together with the right to use and occupy the same and any buildings, improvements and fixtures thereon and appurtenance thereto) leased pursuant to the Transferred Leases is leased by Seller or one or more of the Seller Subsidiaries or Companies free and clear of all Liens on Seller’s, the Seller’s Subsidiary’s or the Company’s leasehold interest, as applicable, except Permitted Liens or as specified in such Transferred Lease. True and complete copies of each Transferred Lease (including all written modifications, amendments, supplements, waivers and side letters thereto) have been made available to Purchaser prior to the date hereof.

(c) All Transferred Leases are valid, binding, in full force and effect and enforceable in accordance with their respective terms, subject to laws relating to bankruptcy, insolvency and other similar laws affecting creditors’ rights and remedies generally and to general principles of equity, and there does not exist under any such lease any material default or any event which with notice or lapse of time or both would constitute a material default. As of the date hereof, none of Seller, a Company, or any Seller Subsidiary has waived any of its material rights under any Transferred Lease or modified any of the material terms thereof, except by amendments effected by written instruments copies of which have been made available to Purchaser, and, and to the Knowledge of Seller, no other party to any Transferred Lease is in material beach or default thereunder.

(d) The plants, buildings and structures included in the Transferred Assets (i) have been reasonably maintained in a manner materially consistent with standards generally followed in the industry, (ii) are adequate and suitable in all material respects for their present uses and, (iii) to the Knowledge of Seller, are in all material respects structurally sound, giving due account in each case to the age and length of use of same and ordinary wear and tear excepted.

(e) The plants, buildings and structures included in the Transferred Assets currently have access to (i) public roads or valid easements over private streets or private property for such ingress to and egress from all such plants, buildings and structures and (ii) water supply, storm and sanitary sewer facilities, telephone, gas and electrical connections, fire protection, drainage and other public utilities, in each case as is necessary for the conduct of the Business as it has heretofore been conducted.

(f) Except as would not have or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Owned Real Property, and its continued use, occupancy and operation as currently used, occupied and operated, does not constitute a nonconforming use under all applicable Law relating to building, zoning, subdivision and other land use.

(g) Neither Seller, any Seller Subsidiaries nor any of the Companies has made any other agreement to lease, sell, mortgage or otherwise encumber the Owned Real Property (or any portion thereof) or given any Person an option to purchase or rights of first refusal over the Owned Real Property (or any portion thereof).

(h) As of the date hereof, to the Knowledge of Seller, there are no Actions affecting any of the Owned Real Property pending or, to the Knowledge of Seller threatened, which might materially detract from the value, materially interfere with the present use or materially adversely affect the marketability of such Owned Real Property.

SECTION 3.11. Employee Matters.

(a) Section 3.11(a) of the Seller Disclosure Schedule sets forth, as of the date hereof, a list of the material Seller Benefit Plans (which, for purposes of clarification, will not include offer letters, employment agreements or other commitments for employment or engagement that do not deviate in a material way from the standard form template, agreement or arrangement maintained in the applicable jurisdiction). Seller has provided Purchaser a copy of the plan document or summary plan description for each material Seller Benefit Plan.

(b) None of the Transferred Employee Plans is subject to ERISA or is a defined benefit plan. The Transferred Employee Plans have been established, operated and maintained in accordance with applicable Law in all material respects. With respect to any Transferred Employee Plan intended to qualify to tax-favorable treatment under applicable Law, to the Knowledge of the Seller there exists no event or circumstance that has or is likely to adversely affect such qualification or exemption. All employer and employee contributions, premiums and expenses payable to or in respect of any Transferred Employee Plan or required by Law or any Transferred Employee Plan or labor agreement or arrangement have been timely paid, or, if not yet due, have been properly accrued in the Audited Financial Statements in accordance with US GAAP applied on a consistent basis.

(c) Section 3.11(c) of the Seller Disclosure Schedule sets forth with respect to each Employee: (i) unique identifier, (ii) service date, (iii) position, (iv) annual salary or hourly wage rate (as applicable), (v) annual and long-term bonus and incentive compensation opportunities, and (vi) principal work location, which shall be updated in accordance with the requirements of Section 6.01(a).

(d) There is not currently existing or, to Seller’s Knowledge, threatened, any labor strike, slowdown, work stoppage or lockout against or affecting the Companies or the Business, nor has there been any such activity within the past 12 months, except as would not reasonably be expected to have, individually or in the aggregate, a material effect on the Business.

(e) To Seller’s Knowledge, Seller, the Seller Subsidiaries and each of the Companies have complied in all material respects with all applicable Laws in any way relating to the employment of the Employees.

(f) Section 3.11(f) of the Seller Disclosure Schedule sets forth, as of the date hereof, a complete list of all collective bargaining or other collective labor agreements which govern the terms and conditions of employment of any Employee. Seller has provided Purchaser with a true and complete copy of each of the collective bargaining or other collective labor agreements listed in Section 3.11(f) of the Seller Disclosure Schedule. To Seller’s Knowledge, (i) no petition has been filed or proceedings instituted by a union, collective bargaining agent, Employee or group of Employees with any Governmental Authority seeking recognition of or as a bargaining representative with respect to any Employees, and (ii) none of Seller, any Subsidiary of Seller (including the Companies) or any labor union or other bargaining representative is seeking to establish a collective bargaining relationship with respect to Employees or is otherwise engaged in or seeking to be engaged in collective bargaining with respect to Employees.

(g) There are no Actions relating to employment or labor Laws pending or, to Seller’s Knowledge, threatened in writing, against Seller or any Subsidiary of Seller (including the Companies) and brought by or on behalf of any Employee or group of Employees.

SECTION 3.12. Environmental Matters.

(a) The Companies, the Transferred Assets and the Business (as currently or formerly conducted) and, with respect to the Business, Seller and the Seller Subsidiaries are, and since January 1, 2007, have been in compliance, in all material respects, with Environmental Laws and have obtained and are, and since January 1, 2007, have been in compliance, in all material respects, with all Environmental Permits, such Environmental Permits are in full force and effect and will not be terminated or materially impaired as a result of the transactions contemplated by this Agreement.

(b) The Companies and, with respect to the Business (as currently or formerly conducted), Seller and the Seller Subsidiaries, have not received any outstanding notice, notification, demand, request for information, citation, summons or order, and there are no Actions pending or, to the Knowledge of Seller, threatened, in each case in connection with the Business (as currently or formerly conducted) or the Transferred Assets, in each case, that would reasonably be expected to result in a material Liability.

(c) None of Seller, the Companies or any Seller Subsidiary has caused any Release of Hazardous Materials at, to, in, from, on or under any real property currently or formerly owned, leased or operated by any Company or the Business (as currently or formerly conducted), or by Seller or any Seller Subsidiary (in connection with the Business), including the Real Property, that would reasonably be expected to result in material Liabilities or obligations pursuant to Environmental Laws.

(d) As of the date hereof, the Companies and, with respect to the Business (as currently or formerly conducted), Seller and the Seller Subsidiaries have not received any notice of potential liability under CERCLA or any similar state, local or foreign law.

(e) None of the Transferred Assets are located in New Jersey or Connecticut.

(f) To the Knowledge of Seller, the Settlement Agreement entered into in November 1993 by Siemens Components, Inc., Litronix, Inc. and Sobrato (as defined therein) (the “SCI Settlement Agreement”), the Indemnification Agreement entered into in November 1993 by Siemens Components, Inc. and Sobrato (the “1993 Indemnity”) and the Guaranty Agreement entered into in November 1993 by Siemens Corporation and Sobrato (the “1993 Guaranty”) remain in full force and effect, and Siemens Components, Inc., Siemens Corporation and Sobrato have been fulfilling their obligations under such agreements.

SECTION 3.13. Material Contracts.

(a) Section 3.13.(a) of the Seller Disclosure Schedule sets forth, as of the date hereof, a complete list of every Contract of the Business to which a Company, Seller or a Seller Subsidiary is currently a party or by which the Transferred Assets or any property of a Company is currently bound, in each case other than any third-party or intercompany agreements related to Overhead and Shared Services, that:

(i) is with a customer from which the Business received revenues exceeding $500,000 in the aggregate in the 2009 calendar year, other than purchase orders and invoices (for which there is an underlying base, framework or similar Contract) (any such Contract that is with a Governmental Authority or, to the Knowledge of Seller, any prime or subcontractor of any Governmental Authority and that, in each case, is subject to the rules and regulations of any Governmental Authority concerning procurement is marked by an asterisk in Section 3.13(a)(i) of the Seller Disclosure Schedules);

(ii) (ii)(A) restricts any Company or the Business from engaging in any business activity (including any restriction to compete in any line of business or with any Person) in any geographic area, (B) grants any exclusive distribution or other exclusive rights, any “most favored nation” rights, rights of first refusal, rights of first negotiation or similar rights, or (C) contains any provision that requires the purchase of all or a given portion of the Business’ requirements from a given third party;

(iii) provides for Indebtedness for borrowed money or the deferred purchase price of property (in either case, whether incurred, assumed, guaranteed or secured by any Transferred Asset), except any such agreement with an aggregate outstanding principal amount not exceeding $50,000 and which may be prepaid on not more than 30 days notice without the payment of any penalty;

(iv) provides for the acquisition or disposition of any material Transferred Asset (whether by merger, sale of stock, sale of assets or otherwise), other than any acquisition or disposition in the ordinary course of business consistent with past practice;

(v) establishes a joint venture, partnership, strategic alliance or other similar arrangement;

(vi) relates to settlement, conciliation and other similar agreements relating to actual or threatened Actions, the performance of which will involve payment on or after the Closing Date of consideration in excess of $1,000,000 or will, on or after the Closing Date impose (or continue to impose) any injunctive or similar equitable relief on the Companies or the Business;

(vii) grants to or from Seller, any Seller Subsidiary or any Company any license or right to use any Intellectual Property that is material to the conduct of the Business, other than (A) software licenses or services arrangements that are generally commercially available with an aggregate annual cost of less than $250,000 and (B) non-exclusive licenses granted in connection with the Business to customers, distributors or resellers in the ordinary course of business consistent with past practice;

(viii) requires capital expenditures in excess of $1,000,000 and is not fully performed as of the date of this Agreement;

(ix) is for any lease for personal property providing for annual rentals of $250,000 or more;

(x) was entered into by a Company, Seller or a Seller Subsidiary with an Employee and provides for (A) an annual base salary in excess of $200,000 and (B) either (1) a period of notice of termination that is more than 90 days (excluding any statutory rights of the Employee) or (2) a severance payment of more than $200,000 pursuant to the specific terms of such agreement (excluding any statutory rights of the Employee); or

(xi) is an agreement with any Affiliate of Seller (other than the Companies) that will not be terminated prior to Closing (clauses (i)-(xi) collectively, the “Material Contracts”).

(b) True and complete copies of each Material Contract have been made available to Purchaser prior to the date hereof. Each Material Contract is valid and binding on Seller or a Subsidiary of Seller and, to the Knowledge of Seller, each other party to such Material Contract, and each Material Contract is in full force and effect, and enforceable in all material respects in accordance with its terms, subject in each case to laws relating to bankruptcy, insolvency and other similar laws affecting creditors’ rights and remedies generally and to general principles of equity. (i) None of the Companies, Seller or any Seller Subsidiary is, or has received any notice that it is, in material breach or default under any of the Material Contracts, (ii) as of the date hereof, none of Seller, a Company, or any Seller Subsidiary has waived any of its material rights under any of the Material Contracts or modified any of the material terms thereof and (iii) to the Knowledge of Seller, as of the date hereof, no other party to any Material Contract is in material breach or default thereunder.

(c) Section 3.13(c) of the Seller Disclosure Schedule sets forth each vendor to which the Business paid more than $1,000,000 in the calendar year 2009.

SECTION 3.14. Brokers. Except for fees and commissions that will be paid by Seller, no broker, finder or investment banker is entitled to any brokerage, finder’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Seller or any of its Affiliates.

SECTION 3.15. Intellectual Property.

(a) The Company Intellectual Property, together with the Transferred Intellectual Property and the rights conferred under Assumed In-Licenses, Company In-Licenses, and the Ancillary Agreements, include, as of the date hereof, all material Intellectual Property Rights owned or licensed by the Companies, Seller, and the Seller Subsidiaries, that are used (or held for use) in connection with the Business and necessary and sufficient to provide the products and services of the Business and to conduct the Business substantially in the manner and to the extent currently conducted (other than any Intellectual Property Rights related to Overhead and Shared Services and not otherwise used to provide substantive functions to the Business) (“Necessary Intellectual Property Rights”). Without limiting the foregoing, neither Seller nor any Seller Subsidiary has sold any Intellectual Property Rights in the last thirty (30) months prior to the Closing Date that are necessary for the operation of the Business as conducted or used as of the Closing Date.

(b) Either a Company, Seller or one of the Seller Subsidiaries has good and exclusive title to each item of Company Registered Intellectual Property or Transferred Registered Intellectual Property, as appropriate, free and clear of any Liens except for Permitted Liens. Except for nonexclusive licenses and rights granted by Seller and/or the Companies in the ordinary course of business, and except as set forth on Section 3.15(b) of the Seller Disclosure Schedule, none of the Seller, the Seller Subsidiaries or the Companies have granted any licenses or rights to any third party under any Company Intellectual Property or Transferred Intellectual Property.

(c) Section 1.01(iv) of the Seller Disclosure Schedule sets forth a complete and accurate list of all Company Registered Intellectual Property, and Section 1.01(xiv) of the Seller Disclosure Schedule sets forth a complete and accurate list of all Transferred Registered Intellectual Property, in each case identifying for each item the owner, the patent, application, serial or registration numbers, as applicable, and the jurisdictions where such Company Registered Intellectual Property or Transferred Registered Intellectual Property is registered or issued or where applications have been filed.

(d) The Companies and/or Seller have taken commercially reasonable efforts to maintain and protect the Company Intellectual Property and the Transferred Intellectual Property (including making filings and payments of maintenance or similar fees for Transferred Registered Intellectual Property and Company Registered Intellectual Property) and to maintain the confidentiality and otherwise protect and enforce their rights in trade secrets and other confidential information and have obtained ownership, to the extent permitted under applicable Law, of Intellectual Property Rights included in the Company Intellectual Property or Transferred Intellectual Property that were developed for the Companies or Seller by their respective employees and contractors.

(e) To Seller’s Knowledge, each item of Company Registered Intellectual Property and Transferred Registered Intellectual Property is valid and enforceable and in full force and effect. Other than routine prosecution matters, as of the date hereof, there are no material undisclosed oppositions, cancellations, invalidity proceedings, interferences or re-examination proceedings pending or, to the Knowledge of Seller, threatened with respect to any Company Registered Intellectual Property or Transferred Registered Intellectual Property.

(f) To Seller’s Knowledge, Section 3.15(f) of the Seller Disclosure Schedule identifies all Open Source Software that is (i) included in the Transferred Software or the Software owned by the Companies (the “Business Software”), other than to the extent such Software was analyzed by Black Duck Software, Inc. in connection with reports provided to or services performed for Purchaser prior to the date hereof, or (ii) governed by the terms of GPL Version 3 (including, for avoidance of doubt, Affero GPL3 and other variations of the standard GPL 3 license) and included in the Software licensed pursuant to the ATLAS OCSP Software License Agreement (the “ATLAS Software”). For purposes of this Agreement, “Open Source Software” means any software that contains, or is derived in any manner (in whole or in part) from, any software that is distributed as open source software or similar licensing or distribution models, including software licensed or distributed under any of the following licenses or distribution models: (i) GNU’s General Public License (GPL) or Lesser/Library GPL (LGPL); (ii) the Artistic License (e.g., PERL); (iii) the Mozilla Public License; (iv) the Netscape Public License; (v) the Sun Community Source License (SCSL); (vi) the Sun Industry Standards License (SISL); (vii) the BSD License; or (viii) the Apache License.

(g) No source code for any Business Software has been delivered, licensed or made otherwise available to any escrow agent or other Person who is not, or was not at the time of disclosure, an employee or consultant of Seller, any Subsidiary of Seller, or the Companies, or

an employee or consultant of Purchaser as a result of this Agreement, in each case, pursuant to a written agreement requiring such Person to maintain the confidentiality of such source code, to use such source code solely for the purpose it was disclosed. None of Seller, any Seller Subsidiary or the Companies have any duty or obligation (whether present, contingent or otherwise) to deliver, license or make available the source code for any Business Software to any escrow agent or other Person other than to Purchaser as a result of this Agreement.

(h) The Business as currently conducted does not infringe the Patents set forth in Section 3.15(h) of the Seller Disclosure Schedule (or directly or indirectly claiming priority thereto or issuing therefrom). To the Knowledge of Seller, the Business as currently conducted does not infringe in any material respect any Intellectual Property Rights of any third party. Section 3.15(h) of the Seller Disclosure Schedule identifies any material Software included in the Business Software or in the ATLAS Software for which Copyright is owned by a third party and as to which rights sufficient for the conduct of the Business will not validly be conveyed to Purchaser pursuant to this Transaction, other than with respect to any Restricted Asset.

(i) To the Knowledge of Seller, as of the date hereof, no third party is infringing in any material respect any Company Intellectual Property or any Transferred Intellectual Property, as applicable, except as would not have or reasonably be expected to have a Material Adverse Effect.

(j) No Action is pending or, to the Knowledge of Seller, threatened, and none of Seller, any Seller Subsidiary or any Company has received written notice since January 1, 2007, (i) challenging in any material respect the validity, enforceability, scope, use or ownership of the Company Intellectual Property or the Transferred Intellectual Property, (ii) asserting that the conduct of the Business, any Company Product or Service, or the use of any Company Intellectual Property or Transferred Intellectual Property infringes, misappropriates or otherwise violates in any material respect any Intellectual Property right of any Person or (iii) based upon, or challenging or seeking to deny or restrict, in any material respect the rights of Seller, any Seller Subsidiary or any Company in or to any Necessary Intellectual Property Right licensed from a third party. Section 3.15(j) of the Seller Disclosure Schedule sets forth, as of the date hereof and to the Knowledge of Seller, a true and complete list of all material pending or threatened Actions involving an allegation that a Person’s use of any of the Company Products and Services infringes the Intellectual Property Rights of a third party.

(k) No right to sublicense the Intellectual Property Rights licensed to Purchaser and its Affiliates under the ATLAS OCSP Software License Agreement shall be necessary for Purchaser or any of its Affiliates, on and after the Closing, to provide the products and services of the Business and to conduct the Business substantially in the manner and to the extent provided and conducted by Seller immediately prior to the Closing.

SECTION 3.16. Taxes.

(a) Each Company has filed all material Tax Returns (or such Tax Returns have been filed on behalf of such Company) required to be filed by applicable Law and has paid all material Taxes required to be paid by it. Seller makes no representations regarding the amount or existence of any Company’s net operating losses, contributions carryforward, the alternative minimum tax credit, and any general business credits or state equivalents.

(b) (i) Except with respect to Taxes relating to Tax Returns to be filed by Seller under Section 7.05(a), the charges, accruals and reserves for Taxes with respect to the Companies reflected on the books of the Companies (excluding any provision for deferred income taxes reflecting either differences between the treatment of items for accounting and income tax purposes or carryforwards) are adequate to cover Tax liabilities accruing through the end of the last period for which the Companies ordinarily record items on their respective books and (ii) since the last period for which the Companies ordinarily record items on their respective books, none of the Companies has engaged in any transaction, or taken any other action, other than in the ordinary course of business, that would materially impact any Tax liability of any Company.

(c) (i) None of the Companies (or any member of any affiliated, consolidated, combined or unitary group of which any Company is or has been a member) has granted any extension or waiver of the statute of limitations period applicable to any Tax Return, which period (after giving effect to such extension or waiver) has not yet expired; (ii) there is no claim, audit, action, suit, proceeding, investigation or assessment pending for which a Company has been notified in writing in respect of any Tax; and (iii) since December 31, 2009, none of Seller, any Company and any Affiliate of Seller has, to the extent it has affected, may affect or may relate to any Company, made or changed any Tax election, changed any annual Tax accounting period, adopted or changed any method of Tax accounting.

(d) No written claim has been made by any Governmental Authority in a jurisdiction where the Companies do not file Tax Returns that a Company is or may be subject to taxation by, or required to file any Tax Return in, that jurisdiction.

(e) (i) None of the Companies has been a member of an affiliated, consolidated, combined or unitary group other than one of which Seller was the common parent, or made any election or participated in any arrangement whereby any Tax liability or any Tax asset of any Company was determined or taken into account for Tax purposes with reference to or in conjunction with any Tax liability or any Tax asset of any other Person; and (ii) none of the Companies is party to any Tax Sharing Agreement.

(f) (i) None of the Companies is a party to any understanding or arrangement described in Section 6662(d)(2)(C)(ii) of the Code, or has participated in a “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4; and (ii) during the two-year period ending on the date hereof, none of the Companies, was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.

(g) None of the property owned by any of the Companies is “tax exempt use property” within the meaning of Section 168(h) of the Code.

(h) (i) No election has been made under Treasury Regulations Section 301.7701-3 or any similar provision of Tax law to treat any Company as an association, corporation or partnership; and (ii) none of the Companies is disregarded as an entity for Tax purposes.

(i) None of the Companies is a beneficiary of any Tax exemption, Tax holiday or reduced Tax rate granted by a Governmental Authority with respect to any Company that is not generally available to Persons without specific application therefor.

SECTION 3.17. Certain Business Practices. Since January 1, 2007, (a) no Company and, in connection with the Business or the Transferred Assets, neither Seller nor any Seller Subsidiary, nor, to the Knowledge of Seller, any director, officer, agent, reseller or employee of Seller, any Seller Subsidiary or any Company on behalf thereof, has taken or failed to take any action that would cause the Company, Seller or any Seller Subsidiary to be in violation of the Foreign Corrupt Practices Act of 1977, or any comparable foreign Law and (b) each Company and, in connection with the Business or the Transferred Assets, Seller and each Seller Subsidiary, has conducted its business in compliance in all material respects with Title 31, Chapter V of the Code of Federal Regulations.

SECTION 3.18. Products; Services. Section 3.18 of the Seller Disclosure Schedule sets forth a complete list as of the date of this Agreement of all material products and services that are currently sold, licensed, leased or provided to third parties by Seller, any Seller Subsidiary or any Company in connection with the Business (collectively, the “Company Products and Services”). To the Knowledge of Seller, each of the Company Products and Services has been provided in conformity in all material respects with (i) the applicable specifications and agreements, pursuant to which Seller or any of the Seller Subsidiaries or Companies provides for such Company Products and Services and (ii) all applicable express warranties furnished by Seller, any Seller Subsidiary or any Company with respect to such Company Products and Services. A copy of the current standard terms and conditions of sale, license, or lease for each of the Company Products and Services, including the standard warranties provided to end users and the standard warranties provided to resellers, has been made available to Purchaser.

SECTION 3.19. Insurance Coverage. Seller has furnished to Purchaser a list as of the date hereof of all insurance policies and fidelity bonds, including the date each such policy or bond became effective, relating to the Companies, the Transferred Assets, and the Business and, to the Knowledge of Seller, such policies and bonds remain in full force and effect. To the Knowledge of Seller, with respect to the Business, (a) as of the date hereof, there is no material claim by any of the Companies, Seller or any Seller Subsidiaries pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds or in respect of which such underwriters have reserved their rights, (b) all premiums payable under all such policies and bonds have been timely paid in all material respects and (c) each of the Companies, Seller and Seller Subsidiaries has otherwise complied in all material respects with the terms and conditions of all such policies and bonds.

SECTION 3.20. VeriSign Japan. To Seller’s Knowledge, as of the date hereof, since January 1, 2009, none of the documents or information publicly disclosed by VeriSign Japan and required by any Japanese Governmental Authority contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained therein not misleading under the circumstances in which such statements were made.

SECTION 3.21. Officers and Directors. To Seller’s Knowledge, no circumstance or condition exists that would give rise to any claim, demand, obligation or Liability of any Company in respect of any of actions or omissions of any of the officers or directors of the Companies, which would be of the nature of any claim, demand, obligation or Liability being released under Section 5.15.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to Seller as follows as of the date of this Agreement and as of the Closing Date:

SECTION 4.01. Organization and Good Standing. Purchaser, and each of its Subsidiaries that is or will be a party to any of the Ancillary Agreements, is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization and has all requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. Purchaser and each such Subsidiary is duly licensed or qualified to do business in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary, except to the extent that the failure to be so licensed or qualified would not reasonably be expected to have, individually or in the aggregate, a materially adverse effect upon Purchaser’s or such Subsidiary’s ability to carry out its obligations under this Agreement and the Ancillary Agreements to which it is or will be a signatory, and to consummate the Transactions.

SECTION 4.02. Authority. Purchaser, and each of its Subsidiaries that is or will be a party thereto, has full power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is or will be a signatory and to perform its obligations hereunder and thereunder. The execution, delivery and performance by Purchaser and each such Subsidiary of this Agreement and each Ancillary Agreement to which it is or will be a signatory has been duly authorized by all requisite corporate or other similar action on the part of Purchaser and each such Subsidiary. This Agreement has been, and upon execution each Ancillary Agreement will be, duly executed and delivered by Purchaser and each such Subsidiary that is or will be a party thereto and (assuming due authorization, execution and delivery by Seller and, if applicable in the case of the Ancillary Agreements, by each Subsidiary of Seller that is or will be a party thereto) this Agreement constitutes, and each Ancillary Agreement to which Purchaser or any such Subsidiary is or will be a party constitutes or, when so executed and delivered, will constitute, a legal, valid and binding obligation of Purchaser and each such Subsidiary, enforceable against Purchaser and each such Subsidiary in accordance with its terms, subject only to the effect, if any, of (a) applicable bankruptcy and other similar Laws affecting the rights of creditors generally and (b) Laws governing specific performance, injunctive relief and other equitable remedies.

SECTION 4.03. No Conflict; Consents and Approvals. Subject, in the case of clauses (ii) and (iii) below, to the filing by Purchaser of reports under the Exchange Act and as contemplated by the rules of Nasdaq and to the requirements of the HSR Act and filings or applications required under the Laws of any non-U.S. jurisdiction, none of (a) the execution and delivery by Purchaser or, if applicable in the case of the Ancillary Agreements, any of its Subsidiaries, of this Agreement and the Ancillary Agreements to which it is or will be a party, (b) the consummation by Purchaser or any such Subsidiary of the Transactions or (c) the compliance by Purchaser or any such Subsidiary with any of the provisions hereof or thereof, as the case may be, will:

(i) conflict with, or result in the breach of, any provision of the certificate of incorporation or by-laws or other organizational documents of Purchaser or any such Subsidiary;

(ii) require Purchaser or any such Subsidiary to make any material filing with, or obtain any material Consent from, any Governmental Authority;

(iii) conflict with, violate or result in the breach by Purchaser or any such Subsidiary in any material respect of any applicable Law; or

(iv) constitute a default under or give rise to any right of notice, consent, termination, cancellation or acceleration of any material right or obligation of Purchaser or any such Subsidiary or to a loss of any material benefit to which Purchaser or any such Subsidiary is entitled under any provision of any material Contract binding upon Purchaser or any such Subsidiary;

except in the case of clause (iv) for such matters that would not have or reasonably be expected to have, individually or in the aggregate, a material adverse effect upon Purchaser’s and its Subsidiaries’ ability to carry out its respective obligations under this Agreement and the Ancillary Agreements to which it is or will be a signatory, and to consummate the Transactions.

SECTION 4.04. Absence of Litigation. There are no material Actions pending or, to the knowledge of Purchaser, threatened against Purchaser or any of its Affiliates that, individually or in the aggregate, would have or reasonably be expected to have a material adverse effect upon Purchaser’s or its Subsidiaries’ ability to carry out its obligations under this Agreement and the Ancillary Agreements to which it is or will be a signatory, and to consummate the Transactions, or that challenge or seek to prevent, enjoin or materially delay the Transactions in any material respect.

SECTION 4.05. Exclusivity of Representations and Warranties. Purchaser acknowledges that (a) it and its representatives have been permitted access to the books and records, facilities, equipment, contracts and other properties and assets of the Business, and that it and its representatives have had an opportunity to meet with officers and employees of the Business and the Companies to discuss the Business; provided that nothing in this clause (a) shall be deemed to modify or limit in any respect the Purchaser Indemnified Persons’ right to indemnification under this Agreement and (b) except for the representations and warranties expressly set forth in Article III or in any Transaction Document (and, in the case of clause (iii)

below, the indemnification rights of the Purchaser Indemnified Persons in Article X in respect of such representations and warranties), (i) Purchaser has not relied on any representation or warranty from Seller or any other Person in determining to enter into this Agreement, (ii) neither Seller nor any other Person has made any representation or warranty, express or implied, as to the Business (or the value or future thereof), the Transferred Assets, the Assumed Liabilities, the Companies or the accuracy or completeness of any information regarding any of the foregoing that Seller or any other Person furnished or made available to Purchaser and its representatives (including any projections, estimates, budgets, offering memoranda, management presentations or due diligence materials) and (iii) except for intentional fraud, none of Seller, its Subsidiaries or any other Person shall have or be subject to any liability to Purchaser or any other Person under this Agreement resulting from the distribution to Purchaser, or Purchaser’s use, of any such information. Without limiting the generality of the foregoing, except as expressly set forth in the representations and warranties in Article III and in the Transaction Documents, THERE ARE NO EXPRESS OR IMPLIED WARRANTIES, INCLUDING WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

SECTION 4.06. Financial Ability. Purchaser will have available free and unrestricted cash that is sufficient to enable it to (a) pay the amounts required under Section 2.07(b) at the time of Closing and (b) if applicable, the amounts required under Section 2.04(d) at the time such payment is due.

SECTION 4.07. Brokers. Except for fees and commissions that will be paid by Purchaser, no broker, finder or investment banker is entitled to any brokerage, finder’s or similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Purchaser or any of its Affiliates.

ARTICLE V

COVENANTS

SECTION 5.01. Conduct of Business Prior to the Closing. Unless Purchaser otherwise agrees in writing and except (a) as expressly contemplated by the Transaction Documents, (b) as relates to Excluded Assets or Retained Liabilities, (c) as set forth in Section 5.01(c) of the Seller Disclosure Schedule or (d) as required by applicable Law, between the date hereof and the Closing Date, Seller shall (and shall cause the Seller Subsidiaries and the Companies to) conduct the Business only in the ordinary course, consistent with past practice and use reasonable best efforts to (w) preserve intact the present business organization of the Business, (x) maintain in effect all material Permits, (y) keep available the services of the Key Employees of the Business and (z) maintain satisfactory relationships with the customers, lenders, suppliers and others having material business relationships with the Business. Without limiting the generality of the foregoing, unless Purchaser otherwise agrees in writing (which agreement, with respect to the matters described in clauses (v), (vi)(a), (xi) or (xii) below (or, with respect to such matters, clause (xiv) below) shall not be unreasonably withheld, conditioned or delayed) except (a) as expressly contemplated by the Transaction Documents, (b) as relates to Excluded Assets or Retained Liabilities, (c) as set forth in Section 5.01(c) of the Seller Disclosure Schedule or (d) as required by applicable Law, Seller shall not, and shall cause the Seller Subsidiaries and the Companies not to:

(i) distribute, sell, assign, transfer, lease or otherwise dispose of any interest in, or incur a Lien (other than a Permitted Lien) upon, any of the Transferred Assets or the assets of the Companies (except cash held by the Companies), other than in the ordinary course of business consistent with past practice;

(ii) distribute, sell, assign, transfer, lease or otherwise dispose of any interest in, or incur a Lien upon, any of the Shares;

(iii) increase the rate of cash compensation or other fringe, incentive, pension, welfare or other employee benefits payable to the Employees, other than, with respect to promotions in the ordinary course of Employees who are not Key Employees, increases in the ordinary course of business consistent with past practice or, with respect to all Employees (including Key Employees) increases (A) required by applicable Law or (B) in non-compensation benefits that are not targeted at the Employees and that apply to substantially all similarly situated employees (including the Employees) of Seller or the applicable Subsidiary of Seller (including the Companies) and that will not be binding on Purchaser (or any of its Subsidiaries, including the Companies) after Closing;

(iv) make any material loans, advances or capital contributions to, or investments in, any third party with respect to the Business or, other than in the ordinary course of business consistent with past practice, any loans or advances to any Employee;

(v) materially amend or otherwise modify or terminate (except where such Material Contract or Transferred Lease expires in accordance with the terms of such Material Contract or Transferred Lease) any Material Contract or Transferred Lease, or otherwise waive, release or assign any material rights, claims or benefits of the Business under any Material Contract or Transferred Lease;

(vi) enter into any (a) Material Contract (excluding Material Contracts to sell goods and/or services to customers) or (b) Transferred Lease;

(vii) except as required by Law, enter into any new employment agreement with any Employee, except, with respect to Employees below the Vice President level, an agreement in the ordinary course of business consistent with past practice that provides for base salary less than $200,000 per year and may be terminated with no more than two months’ notice or severance pay;

(viii) as for the Companies only, merge or consolidate with, or agree to merge or consolidate with, or purchase substantially all of the assets of, or otherwise acquire, any business, business organization or division thereof, or any other Person;

(ix) as for the Companies only (except with respect to endorsement of negotiable instruments in the ordinary course of business consistent with past practice), create, incur, assume, guarantee or otherwise become liable with respect to any Indebtedness, except for (A) purchase money borrowings and capitalized leases in the ordinary course of business consistent with past practice in principal amount not exceeding $1,000,000 in the aggregate, or (B) Indebtedness owed between the Companies or Indebtedness owed between the Companies and an Affiliate of Seller that will be repaid on or prior to Closing;

(x) enter into any Contract that restricts any Company or the Business from engaging in any business activity (including any restriction to compete in any line of business or with any Person) in any geographic area;

(xi) settle, or offer or propose to settle, any material Action involving or against the Business, except for the settlement of any such Action that does not include any restrictions on the conduct of the Business or any material obligation to be performed by the Business in each case, following the Closing;

(xii) change, amend or otherwise modify any material accounting practice or policy or procedure with respect to the Business, except as required by US GAAP or applicable Law;

(xiii) take any action or enter into any transaction that would reasonably be expected to materially delay or adversely affect the consummation of the Transactions; and

(xiv) authorize, or commit or agree to take, any of the foregoing actions.

SECTION 5.02. Access to Information; Advice of Changes; Software Audit.

(a) Prior to the Closing, Seller shall, and shall cause the Seller Subsidiaries and the Companies, to, (i) give Purchaser and its authorized representatives (including any banks or investment banks working with Purchaser), upon reasonable advance notice and during regular business hours, reasonable access to all books, records, personnel, officers and other facilities and properties of the Business and the Companies (including access to conduct indoor air quality testing relating to the Owned Real Property pursuant to reasonable protocols and workplans), (ii) permit Purchaser to make such copies and inspections thereof, upon reasonable advance notice and during regular business hours, as Purchaser may reasonably request, (iii) cause the officers of Seller and such Subsidiaries to furnish Purchaser with such unaudited financial and operating data and other information with respect to the Business and the Companies as is regularly prepared in the ordinary course that Purchaser may from time to time reasonably request and (iv) instruct the employees, counsel and financial advisors of Seller and its Subsidiaries to reasonably cooperate with Purchaser in its investigation of the Business; provided, however, that (1) any such access shall be conducted at Purchaser’s expense, in accordance with Law (including any applicable antitrust or competition law), at a reasonable time, under the supervision of Seller’s personnel and in such a manner as to maintain confidentiality and not to unreasonably interfere with the normal operations of Seller and (2) Seller will not be required to provide to Purchaser access to or copies of any personnel file of any Employee that in Seller’s good faith opinion is sensitive or the disclosure of which could subject

Seller to risk of Liability or constitute a violation of Law. No investigation by Purchaser or other information received by Purchaser shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Seller hereunder or modify or limit in any respect the Purchaser Indemnified Persons right to indemnification in Article X.

(b) Notwithstanding anything contained in this or any other agreement between Purchaser and Seller executed on or prior to the date hereof, Seller shall not have any obligation to make available to Purchaser or its representatives, or provide Purchaser or its representatives with, (i) any Tax Return filed by Seller or any of its Affiliates (other than the Companies) or predecessors, or any related material, unless such Tax Return or related material relates exclusively to the Transferred Assets or the Business and is needed for Purchaser to meet its Tax compliance requirements for periods ending after the Closing Date or (ii) any information if making such information available would (A) jeopardize any attorney-client or other legal privilege or (B) contravene any applicable Law, fiduciary duty or agreement (including any confidentiality agreement to which Seller or any its Affiliates is a party), it being understood that Seller shall cooperate in any reasonable efforts and requests for waivers that would enable otherwise required disclosure to Purchaser to occur without so jeopardizing privilege or contravening such Law, duty or agreement.

(c) Each party shall promptly notify the other party of the occurrence, to such party’s knowledge, of any event or condition, or the existence, to such party’s knowledge, of:

(i) any fact, that would reasonably be expected to result in any of the conditions set forth in Article VIII not being fulfilled;

(ii) any written notice from any Person alleging that the Consent of such Person is or may be required in connection with the Transactions; or

(iii) the damage or destruction by fire or other casualty of any material Transferred Asset or Company Asset or in the event that any material Transferred Asset or Company Asset becomes the subject of any Action for the taking thereof or of any right relating thereto by condemnation, eminent domain or other similar Action by a Governmental Authority.

The delivery of any notice pursuant to this Section 5.02(c) shall not limit or otherwise affect the remedies available hereunder to the party receiving that notice.

(d) At any time between the date hereof and the Closing Date, Purchaser may at Purchaser’s sole expense, request a review of any source code and related documentation included in the Transferred Software or the Software owned by the Companies by Black Duck or by another third party software auditor service reasonably acceptable to Seller (each such review, a “Software Audit”). In the event that Purchaser makes such request, Seller shall provide such third party software auditor with reasonable access to the applicable source code and documentation relating to such request for the purposes of the Software Audit, and both Parties shall offer reasonable cooperation therewith. Any such Software Audit shall be reasonable in size, scope, and duration, and shall be conducted in a manner that does not unreasonably adversely impact Seller’s operation of the Business or Seller Existing Businesses. Following

Purchaser’s review of the third party software auditor’s search results, Purchaser may prepare a prioritized list of any significant identified issues and errors, and between delivery of such request and the Closing Date, Seller shall use commercially reasonable efforts in seeking to address such issues and errors. Notwithstanding the foregoing, Purchaser and Seller acknowledge and agree that nothing in this Section 5.02(d), and no knowledge gained by as a result of any Software Audit after the date hereof, shall be deemed to modify or limit in any respect Seller’s representations and warranties under Article III or the Purchaser Indemnified Persons’ right to indemnification under this Agreement.

SECTION 5.03. Confidentiality; Publicity.

(a) The terms of the Mutual Non-Disclosure Agreement, dated as of January 2, 2008 (as amended March 15, 2010), between Seller and Purchaser (the “Confidentiality Agreement”) are hereby incorporated herein by reference and shall continue in full force and effect and survive the Closing, except that, from and after the Closing, Information (as defined in the Confidentiality Agreement) with respect to the Companies and the Business shall be deemed Information of Purchaser. If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement shall nonetheless continue in full force and effect in all respects.

(b) Neither party shall, and each party shall cause its Affiliates (including, in the case of Seller and to the extent Seller is able to do so, VeriSign Japan) not to, issue any press release or make any public announcement concerning this Agreement or the Transactions without the prior written approval of the other party (which approval shall not be unreasonably withheld, conditioned or delayed), except that each party may make such disclosure to the extent required by an applicable requirement of Law; provided that each party and its Affiliates shall give the other a reasonable opportunity to review and comment upon such disclosure to the extent practicable.

SECTION 5.04. Efforts and Actions to Cause the Closing to Occur.

(a) Prior to the Closing, upon the terms and subject to the conditions of this Agreement, Purchaser and Seller shall use their respective reasonable best efforts to take, or cause to be taken, all actions, and to do or cause to be done and cooperate with each other in order to do, all things, necessary, proper or advisable to cause the conditions to the Closing to be satisfied and to consummate the Closing as promptly as practicable, including (i) the preparation and filing of all forms, registrations and notices required to be filed to consummate the Closing and the taking of such actions as are necessary to obtain any requisite Consent, provided that neither Purchaser nor Seller shall be obligated to make any payment or deliver anything of value to any third party (other than filing and application fees to Governmental Authorities, all of which shall be paid or reimbursed by Purchaser) in order to obtain any Consent, (ii) seeking to prevent the initiation of, and defend, any Action by or before any Governmental Authority challenging this Agreement or the consummation of the Closing and (iii) causing to be lifted or rescinded any Governmental Order adversely affecting the ability of the parties to consummate the Closing. In furtherance of and not in limitation of the foregoing, each of Purchaser and Seller agrees to make or cause to be made an appropriate filing of any Notification and Report

Form required pursuant to the HSR Act and any filings or applications required under the Laws of any non-U.S. jurisdiction, as soon as practicable after the date hereof.

(b) If any party hereto or Affiliate thereof receives a request for information or documentary material from any Governmental Authority with respect to this Agreement or any of the transactions contemplated hereby, then such party shall endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request.

(c) The parties shall keep each other apprised of the status of matters relating to the completion of the transactions contemplated by this Agreement and work cooperatively in connection with obtaining the requisite Consents of each applicable Governmental Authority, including:

(i) cooperating with each other in connection with filings under the HSR Act, other antitrust or trade regulation Laws of any jurisdiction, and any Laws regulating foreign investment of any jurisdiction in connection with the transactions contemplated by this Agreement;

(ii) furnishing to the outside counsel of the other party all reasonably requested information within its possession that is required for any application or other filing to be made by the other party pursuant to the HSR ACT, other competition Laws of any jurisdiction, or any Laws regulating foreign investment of any jurisdiction in connection with the transactions contemplated by this Agreement,

(iii) promptly notifying each other of any communications from or with any Governmental Authority with respect to the transactions contemplated by this Agreement;

(iv) not participating in any substantive meeting, discussion or conversation with any Governmental Authority in connection with proceedings under or relating to the HSR Act, other competition Laws of any jurisdiction, or Laws regulating foreign investment of any jurisdiction in connection with the transactions contemplated by this Agreement, unless it consults with the other party in advance, and, to the extent permitted by such Governmental Authority, gives the other party the opportunity to attend and participate thereat; and

(v) consulting and cooperating with one another in connection with all analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to the HSR Act, competition Laws of any jurisdiction, or Laws regulating foreign investment of any jurisdiction, in connection with the transactions contemplated by this Agreement.

(d) Seller shall, at Purchaser’s expense, use its commercially reasonable efforts to assist Purchaser in obtaining a title commitment and survey with respect to the Owned Real Property, including removing from title any Liens that are not Permitted Liens. Seller shall provide the title company with a customary owner’s affidavit and gap indemnity if reasonably requested by the title company in connection with the issuance of the title policy, or the commitment to issue the same, with respect to the Owned Real Property.

SECTION 5.05. Bulk Sales. Purchaser hereby waives compliance by Seller and its Subsidiaries with any applicable bulk sale or bulk transfer Laws of any jurisdiction in connection with the sale of the Business and the Transferred Assets to Purchaser.

SECTION 5.06. Insurance.

(a) Purchaser acknowledges and agrees that, except as expressly provided in Section 5.06(b), effective at the time of the Closing, the Companies and the Business will cease to be insured by any insurance policies of Seller and its Subsidiaries.

(b) Seller agrees to cause the interest and rights of Seller and its Subsidiaries as of the Closing Date as insureds or beneficiaries under occurrence based insurance policies (and under claims based insurance policies to the extent a claim has been submitted prior to Closing) of Seller or any of its Subsidiaries in connection with the Business in respect of periods prior to the Closing Date to survive the Closing for the period for which such interests and rights would have survived without regard to the Transactions to the extent provided under such policies, and Seller shall, and shall cause its Subsidiaries to, continue to administer such policies on behalf of the Business, subject to reimbursement by Purchaser for the actual out-of-pocket costs of such ongoing administration (including internal costs related to employees of Seller or any of its Subsidiaries for time spent in connection therewith). Any proceeds received by Seller or any of its Subsidiaries after Closing under such policies in respect of the Business shall be for the benefit of Purchaser. Notwithstanding the foregoing, such insurance proceeds payable in respect of the Business shall be for the benefit of Seller and its Subsidiaries to the extent such proceeds relate to expenditures that have been made prior to the Closing Date or any business interruption prior to the Closing Date.

SECTION 5.07. Termination of Overhead and Shared Services. Purchaser acknowledges and agrees that, except as otherwise expressly provided in the Transition Services Agreement, effective as of the Closing Date (a) all Overhead and Shared Services provided to the Business or the Companies shall cease and (b) Seller or its Affiliates shall have no further obligation to provide any such Overhead and Shared Services to the Companies and/or the Business.

SECTION 5.08. Delivery of the Business Software. Upon the Closing Date, Seller shall deliver to Purchaser, in reasonable electronic form, a working copy of the current production-version of the Business Software (including, for avoidance of doubt, in object code and source code form). Upon receiving written confirmation from Purchaser that such delivery has been successfully completed, Seller and the Seller Subsidiaries shall use commercially reasonable efforts to promptly destroy all copies (other than back-up or archived copies not readily accessible) of the Transferred Software, together with all copies of Software owned by the Companies, that are in Seller’s or the Seller Subsidiaries’ possession or control, except as to Software within the scope of the license to Seller under the Intellectual Property License

Agreement. For the avoidance of doubt, Shared Software owned by Seller or the Seller Subsidiaries will be delivered to Purchaser solely pursuant to the terms of Section 5.09(c).

SECTION 5.09. Further Action.

(a) From and after the Closing Date, each of the parties shall execute and deliver such documents and other papers and take such further actions as may reasonably be required to carry out the provisions of this Agreement and the Ancillary Agreements and give effect to the Transactions, including the execution and delivery of such assignments, deeds, bills of sale, endorsements, consents, assignments and other good and sufficient instruments of conveyance and assignment as may be necessary or appropriate to transfer any Transferred Assets or the Shares, as provided in this Agreement. Without limiting the foregoing, from and after the Closing (a) Seller shall (and shall cause the Seller Subsidiaries to) do all things necessary, proper or advisable under applicable Law as reasonably requested by Purchaser to put Purchaser in effective possession, ownership and control of the Transferred Assets and the Shares, and Purchaser shall cooperate with Seller for such purpose, and (b) Purchaser shall (and shall cause its Subsidiaries to) do all things necessary, proper or advisable under applicable Law as reasonably requested by Seller (i) to transfer to Seller (or such other Person as Seller shall indicate) any Excluded Assets that Purchaser may possess and (ii) subject to Section 2.09, to assure that Purchaser, rather than Seller or any Seller Subsidiary, is the obligor in respect of all Assumed Liabilities, including by novating any Assumed Contract or Assumed In-License that is a Nonassignable Asset to Purchaser and seeking to cause the counterparty to any Shared Contract to enter into a new agreement with Purchaser with respect to the matters addressed by such Shared Contract, and Seller shall cooperate with Purchaser for such purposes; provided that neither Purchaser nor Seller shall be obligated to make any payment or deliver anything of value to any third party (other than filing and application fees to Governmental Authorities, all of which shall be paid or reimbursed by Purchaser) in order to obtain any Consent to the transfer of Transferred Assets, Assumed Contracts or Assumed In-Licenses or the assumption of Assumed Liabilities.

(b) Without limiting the foregoing, if at any time after the date hereof and within eighteen (18) months after the Closing, any party discovers any material right, service, property or asset used or held for use by Seller or any of its Subsidiaries as of the Closing Date in connection with owning and operating the Business that is not an Excluded Asset and was not transferred or provided to Purchaser as of the Closing, (i) if such right, service, property or asset was used or held for use by Seller prior to the Closing exclusively (or, with respect to (a) Contracts pursuant to which Seller or a Seller Subsidiary is granted rights under third party Intellectual Property Rights, (b) Trademarks and (c) Software, primarily) in connection with the Business, the parties shall take all commercially reasonable actions to effect the transfer thereof to Purchaser, and (ii) in all other cases, the parties shall use commercially reasonable efforts to arrange for Seller to provide Purchaser the benefit of such right, service, property or asset for use in the Business following the Closing pursuant to the terms of the Transition Services Agreement, and as to Shared Software, pursuant to the terms of Section 2.09 (for licensed Shared Software) and Section 5.09(c) (for owned Shared Software); provided that (A) upon the transfer to Purchaser under clause (i) above of any right, service, property or asset, Purchaser shall assume any corresponding liability and (B) neither Purchaser nor Seller shall be obligated to make any payment or deliver anything of value to any third party (other than filing and application fees to Governmental Authorities, which shall be split equally between Seller and Purchaser) in order to effect any transfer described in this sentence. Upon a transfer to Purchaser under clause (i), the transferred right, service, property or asset shall be deemed for all purposes of this Agreement, a Transferred Asset and, as applicable, an Assumed In-License, Transferred Intellectual Property or Transferred Software, as if it had been identified prior to Closing.

(c) If any Shared Software is identified pursuant to Section 5.09(b) that is owned (as opposed to licensed) by Seller, then, at Purchaser’s written request, Licensor shall enter into a license agreement with License on comparable terms to the ATLAS OCSP Software License Agreement, but for a scope of use and a period of time (including a perpetual license, if reasonably necessary), as are commercially reasonable in light of the function and nature of such Shared Software. As of the date hereof, the parties are not aware of any Shared Software, but in the event that any such Software is later identified pursuant to this Section 5.09, the parties shall cooperate in good faith to effect the intent of the foregoing sentence and afford Purchaser those rights that it reasonably needs.

SECTION 5.10. Ancillary Agreements. On the Closing Date, each of Purchaser and Seller shall (and, if applicable, each shall cause its Subsidiaries to) execute and deliver each of the Ancillary Agreements to which it is a party if such Ancillary Agreement has not been executed on the date hereof.

SECTION 5.11. Maintenance of Books and Records. After the Closing, each of the parties hereto shall, and shall cause their respective Subsidiaries to (including the Companies in the case of Purchaser), preserve, until at least the eighth anniversary of the Closing Date, all pre-Closing Date records to the extent relating to the Business possessed or to be possessed by such Person. After the Closing Date and up until at least the eighth anniversary of the Closing Date, upon any reasonable request from a party hereto or its representatives, the party holding such records shall (a) provide to the requesting party or its representatives reasonable access to such records during normal business hours; provided that such access shall not unreasonably interfere with the conduct of the business of the party holding such records, and (b) permit the requesting party or its representatives to make copies of such records, in each case at no cost to the requesting party or its representatives (other than for reasonable out-of-pocket expenses); provided that nothing herein shall require either party to disclose any information to the other if such disclosure would jeopardize any attorney-client or other legal privilege or contravene any applicable Law, fiduciary duty or agreement (it being understood that each party shall cooperate in any reasonable efforts and requests for waivers that would enable otherwise required disclosure to the other party to occur without so jeopardizing privilege or contravening such Law, duty or agreement) or require either party to disclose its Tax records (except for Tax records (A) of, or with respect to, any Company or VeriSign Japan or its Subsidiaries, which records are relevant or relate to any period that ends on or before the Closing Date, or any Straddle Period, or (B) that relate exclusively to the Transferred Assets or the Business and are needed for Purchaser to meet its Tax compliance requirements for periods ending after the Closing Date). Such records may be sought under this Section 5.11 for any reasonable purpose, including to the extent reasonably required in connection with accounting, litigation, federal securities disclosure or other similar purpose (other than for purposes relating to claims between Seller and Purchaser or any of their respective Subsidiaries under this Agreement or any Ancillary Agreement). Notwithstanding the foregoing, (i) any and all such records may be destroyed by a party if such destroying party sends to the other party hereto written notice of its intent to destroy such records, specifying in reasonable detail the contents of the records to be destroyed; such records may then be destroyed after the 60th day following such notice unless the other party hereto notifies the destroying party that such other party desires to obtain possession of such records, in which event the destroying party shall transfer the records to such requesting party and such requesting party shall pay all reasonable expenses of the destroying party in connection therewith and (ii) no party shall be required to provide the other party access to, or copies of, any Tax records (except for Tax records (A) of, or with respect to, any Company or VeriSign Japan or its Subsidiaries, which records are relevant or relate to any period that ends on or before the Closing Date, or any Straddle Period, or (B) that relate exclusively to the Transferred Assets or the Business and are needed for Purchaser to meet its Tax compliance requirements for periods ending after the Closing Date).

SECTION 5.12. Deletion of Software. In the event that after the Closing Purchaser becomes aware of any instance of any Software in its possession that is owned by Seller or any of Seller’s Subsidiaries and which is not licensed to Purchaser or any Company, Purchaser shall use commercially reasonable efforts to delete those instances of the Software as soon as practicable.

SECTION 5.13. Use of Trademarks and Logos.

(a) Except as provided in the Trademark License Agreement, Purchaser shall not have the right to use, and shall desist from all use of, the name “VeriSign” or any trade names, trademarks, identifying logos or service marks owned by Seller or any of its Subsidiaries (other than as part of the Transferred Intellectual Property) or employing the word “VeriSign” or any part or variation of any of the foregoing or any confusingly similar trade names, trademarks or logos to any of the foregoing (collectively, the “Seller’s Trademarks and Logos”) and will adopt new trade names, trademarks, identifying logos and service marks related thereto which are not confusingly similar to Seller’s Trademarks and Logos, including with respect to company names. Except as provided in the Trademark License Agreement, Seller shall not have the right to use, and shall promptly cease and desist from all use of, the Trademarks included in the Transferred Intellectual Property or owned by the Companies or any part or variation of any of the foregoing Trademarks or any confusingly similar trade names, trademarks or logos to any of the foregoing (collectively, the “Purchaser’s Trademarks and Logos”) and will adopt new trade names, trademarks, identifying logos and service marks related thereto which are not confusingly similar to Seller’s Trademarks and Logos. Each party may use the other’s name and logo (including the “VeriSign” name and “Checkmark Circle”) in the limited context of announcing and describing the Transaction before the Closing Date, in each case, as approved by the other party in writing prior to such use.

(b) From and after the Closing, Purchaser (i) agrees to abide by and be bound by the terms of the Coexistence Agreement listed on Section 5.13(b) of the Seller Disclosure Schedule and (ii) will, prior to Closing, deliver to the parties thereto written confirmation of its agreement to abide by and be bound by such terms as is required by the terms thereof.

SECTION 5.14. Seller Guarantees and Other Credit Support of the Business. Purchaser shall use its reasonable best efforts to procure the release by the applicable counterparty, effective as of the Closing Date, of any continuing obligation of Seller or any Seller Subsidiary with respect to any Assumed Contract, Assumed In-License or Shared Contract (including any guarantee or credit support provided by, or any letter of credit posted by, Seller or any such Seller Subsidiary) and following the Closing shall indemnify and hold harmless Seller and the Seller Subsidiaries from and against any Loss resulting from or relating to any such obligation.

SECTION 5.15. Directors and Officers.

(a) To the extent requested by Purchaser, Seller shall use reasonable best efforts to procure letters of resignation, effective as of the Closing Date, from the directors and officers of the Companies.

(b) At the Closing, Purchaser shall cause the Companies to irrevocably release and discharge, effective as of the Closing Date, the directors and officers of the Companies who will have resigned from their offices as contemplated in Section 5.15(a) and any former director or officer of the Companies from and against any and all past, existing or future, claims, demands, obligations and Liabilities, whether known or unknown, suspected or unsuspected, at law or in equity, arising from or related to any act or omission by any of those individuals in their capacity of directors or officers of the Companies prior to the Closing Date; provided that such release and discharge shall be without prejudice to any rights of Purchaser under Article X.

SECTION 5.16. Non-Solicitation.

(a) For a period of one year following the Closing Date, Seller shall not, and shall cause its Subsidiaries not to, directly or indirectly, solicit for employment any Transferred Employee, unless such person ceased to be an employee of Purchaser or its Subsidiaries prior to such action by Seller or its Subsidiaries, or, in the case of such person’s voluntary termination of employment with Purchaser or its Subsidiaries, at least six months prior to such action by Seller or its Subsidiaries; provided that the foregoing provision will not prevent Seller or any of its Subsidiaries from employing any such person who contacts Seller or any of its Subsidiaries on his or her own initiative without any direct or indirect solicitation by, or encouragement from, Seller or any of its Subsidiaries; provided further that the publication of advertisements in newspapers and/or electronic media of general circulation (including advertisements posted on the Internet) will not be deemed a violation of this Section 5.16(a).

(b) For a period of one year following the Closing Date, Purchaser shall not, and shall cause its Subsidiaries not to, directly or indirectly, solicit for employment any employee of Seller or any of its Subsidiaries, unless such person ceased to be an employee of Seller or its Subsidiaries prior to such action by Purchaser or its Subsidiaries, or, in the case of such person’s voluntary termination of employment with Seller or its Subsidiaries, at least six months prior to such action by Purchaser or its Subsidiaries; provided that the foregoing provision will not prevent Purchaser or any of its Subsidiaries from employing any such person who contacts Purchaser or any of its Subsidiaries on his or her own initiative without any direct or indirect solicitation by, or encouragement from, Purchaser or any of its Subsidiaries; provided further that the publication of advertisements in newspapers and/or electronic media of general circulation (including advertisements posted on the Internet) will not be deemed a violation of this Section 5.16(b).

SECTION 5.17. Noncompetition.

(a) Subject to Section 5.17(b) below, in consideration of Purchaser entering into this Agreement and in order that Purchaser may enjoy the full benefit of the Transferred Assets and the Business, for a period of four years following the Closing Date (the “Noncompetition Period”), neither Seller nor any of its Subsidiaries shall engage in a business that is directly in competition with the Business (including as proposed to be conducted under the Product and Services Extensions) (any such restricted activity, a “Seller Competitive Business”).

(b) Nothing in this Section 5.17 shall restrict the right of Seller and its Affiliates to, directly or indirectly:

(i) continue to operate each of the current businesses of Seller other than the Business (including the business and business segments of Seller and its Subsidiaries described on Section 1.01(ii) of the Seller Disclosure Schedule, the “Seller Existing Businesses”) or any other business acquired or created by Seller or any of its Affiliates after the date hereof that is substantially similar to the Seller Existing Businesses;

(ii) transfer any Seller Existing Business to any third party (including any third party engaged in a Seller Competitive Business);

(iii) provide any service or carry out any activity that Seller or its Subsidiaries will be required to provide or carry out as a result of the adoption of any consensus policy by the Internet Corporation for Assigned Names and Numbers;

(iv) acquire or hold securities of any Person that is engaged in a Seller Competitive Business; provided that such acquisition or holding of securities represents a passive investment that does not exceed 5% of the outstanding voting shares of such Person for Seller or any of its Affiliates and does not give Seller or any of its Affiliates the right to appoint directors or management of such Person or to otherwise exercise control over the management of such Person; or

(v) engage in any Seller Competitive Business that is acquired from any Person or is carried on by any Person that is acquired by or combined with Seller or any of its Subsidiaries after the date of this Agreement, so long as either (A) the Seller Competitive Business constitutes less than 5% of the gross revenues of Seller and its Subsidiaries, taken as a whole, at the time of such acquisition or combination or (B) Seller uses commercially reasonable efforts to divest such Seller Competitive Business as soon as reasonably practicable following completion of such acquisition or combination.

(c) Subject to Section 5.17(d) below, in consideration of Seller entering into this Agreement, during the Noncompetition Period, neither Purchaser nor any of its Subsidiaries (including the Companies) shall engage in a business that is directly in competition with the Naming Services Business of VeriSign (excluding any security related components thereof) (any such restricted activity, a “Purchaser Competitive Business”).

(d) Nothing in this Section 5.17 shall restrict the right of Purchaser and its Affiliates (including the Companies) to, directly or indirectly:

(i) continue to operate the Business and each of the current businesses of Purchaser (the “Purchaser Existing Businesses”) or any other business acquired or created by Purchaser or any of its Affiliates after the date hereof that is substantially similar to the Business (including as proposed to be conducted under the Product and Service Extensions) or the Purchaser Existing Businesses;

(ii) transfer the Business or any Purchaser Existing Business to any third party (including any third party engaged in a Purchaser Competitive Business);

(iii) acquire or hold securities of any Person that is engaged in a Purchaser Competitive Business; provided that such acquisition or holding of securities represents a passive investment that does not exceed 5% of the outstanding voting shares of such Person for Purchaser or any of its Affiliates and does not give Purchaser or any of its Affiliates the right to appoint directors or management of such Person or to otherwise exercise control over the management of such Person; or

(iv) engage in any Purchaser Competitive Business that is acquired from any Person or is carried on by any Person that is acquired by or combined with Purchaser or any of its Subsidiaries after the date of this Agreement, so long as either (A) the Purchaser Competitive Business constitutes less than 5% of the gross revenues of Purchaser and its Subsidiaries, taken as a whole, at the time of such acquisition or combination or (B) Purchaser uses commercially reasonable efforts to divest such Purchaser Competitive Business as soon as reasonably practicable following completion of such acquisition or combination.

Each of Seller and Purchaser acknowledges and agrees that the remedy at law for any breach, or threatened breach, of any of the provisions of Section 5.16 or Section 5.17 will be inadequate and, accordingly, each of Seller and Purchaser covenants and agrees that the other party shall, in addition to any other rights and remedies which such party may have at Law, be entitled to seek equitable relief, including injunctive relief, and to seek the remedy of specific performance with respect to any breach or threatened breach of such covenant, as may be available from any court of competent jurisdiction. Each of Seller and Purchaser hereby waives any requirement for the securing or posting of a bond in connection with seeking any such equitable relief. In addition, each of Seller and Purchaser agrees that the terms of Section 5.16 or Section 5.17 are fair and reasonable and are necessary to accomplish the full transfer of the goodwill and other intangible assets contemplated hereby. In the event that any of the covenants contained in Section 5.16 or Section 5.17 shall be determined by any court of competent jurisdiction to be unenforceable for any reason whatsoever, then any such provision or provisions shall not be deemed void, and the parties hereto agree that said limits may be modified by the court and that said covenant contained in Section 5.16 or Section 5.17 shall be amended in accordance with said modification, it being specifically agreed by the parties that it is their continuing desire that this covenant be enforced to the full extent of its terms and conditions or if a court finds the scope of the covenant unenforceable, the court should redefine the covenant so as to comply with applicable Law.

(e) Each of Seller and Purchaser acknowledges that there exists an overlap in the businesses constituting the Seller Existing Business (including the business and business segments described on Section 1.01(ii) of the Seller Disclosure Schedule) and the businesses constituting the Purchaser Existing Business (including as proposed to be conducted under the Product and Service Extensions) and agree that nothing in this Section 5.17 shall be deemed to restrict either party from engaging in such overlapping businesses.

SECTION 5.18. Delivery of Audited Financial Statements of the Business. Upon no less than 75 days notice and only to the extent necessary for Purchaser to comply with SEC rules requiring the inclusion of historical financial statements of the Business, Seller shall, within the timeframe required by such requirements, provide to Purchaser (a) an audited consolidated balance sheet and statements of operations and cash flow as of and for the fiscal year ended December 31, 2009, and (b) an unaudited financial balance sheet and statements of operations and cash flow with respect to any interim periods after December 31, 2009 required pursuant to such SEC rules (collectively, the “Historical Financial Statements”). The Historical Financial Statements shall be prepared in accordance with US GAAP throughout the periods covered thereby and present fairly the financial condition of the Business, on a combined basis, as of December 31, 2009 and the results of operations of the Business, on a combined basis, for such period. Purchaser shall bear all reasonable, out-of-pocket third party costs, fees and expenses of Seller and its Subsidiaries actually incurred in connection with the preparation and audit of the Historical Financial Statements.

SECTION 5.19. Siemens Indemnity and Guaranty. Seller and its Affiliates shall use commercially reasonable efforts to obtain an indemnity from Siemens Components, Inc. or its successor and a related guaranty from Siemens Corporation, each in favor of EMBP 455 and each that is substantively identical to, or in any case, no less protective than, the terms of the 1993 Indemnity and the 1993 Guaranty, respectively.

SECTION 5.20. Bangalore Sublease. Prior to the expiration of the Transition Services Agreement for space located in Bangalore, India that is currently leased by a Subsidiary of Seller, upon request of the Purchaser, Seller shall cause such Subsidiary to enter into a sublease with Purchaser for space on the second floor of the subject building that is adequate for the number of personnel located at that location being transferred to Purchaser pursuant to the Transactions and adequate for the continued conduct of the Business as currently conducted, with a term that is coterminous with Seller’s Subsidiary’s lease and which otherwise contains customary terms and conditions.

SECTION 5.21. Export Control Voluntary Disclosure. Seller shall use commercially reasonable efforts to cooperate with Purchaser prior to the Closing Date with respect to Purchaser’s investigation of the Business’ compliance with applicable export control and trade and economic sanctions laws, including but not limited to the U.S. Commerce Department’s Export Administration Regulations (the “EAR”) and sanctions laws maintained by the U.S. Treasury Department’s Office of Foreign Assets Control, as well as all applicable export control and sanctions laws maintained by other jurisdictions. Should any applicable or U.S. export control or trade and economic sanctions laws violations be identified in connection with such investigation, Seller shall, prior to the Closing Date and unless otherwise agreed by Purchaser, prepare and file a written initial notification of voluntary disclosure to the relevant government authority of any exports or other transactions involving business products or technology prior to obtaining proper authorization for such exportations and any other information that is required to be disclosed under relevant laws and regulations. Seller will provide Purchaser and its counsel a reasonable opportunity to review and comment on any such communications, prior to their submission. From and after the Closing, Purchaser shall be solely responsible for determining the contents of, and making, any final notification of voluntary disclosure to any government authority and such other voluntary disclosures as Purchaser or any of its affiliates elect to file or otherwise make; provided that (a) Purchaser shall provide Seller and its counsel a reasonable opportunity to review and comment on any such communications with the EAR with respect to conduct prior to the Closing and (b) Seller shall be entitled to take any actions that it reasonably determines are required by applicable Law.

SECTION 5.22. Intercompany IP Licenses. Seller shall terminate, prior to or at the Closing, any licenses or immunities from suit granted by Seller or any of its wholly owned Subsidiaries (including the Companies), under any of the Transferred Intellectual Property or Intellectual Property Rights owned by the Companies, in favor of Seller or any of its wholly owned Subsidiaries.

ARTICLE VI

EMPLOYEE MATTERS

SECTION 6.01. Offers and Terms of Employment.

(a) Section 1.01(v) of the Seller Disclosure Schedule and Section 3.11(c) of the Seller Disclosure Schedule shall be updated no later than ten Business Days prior to the Closing Date to reflect, with respect to Employees below the level of Vice President, hiring, promotions, demotions, transfers or other status changes and attrition, and further accruals or reductions in the ordinary course of the business consistent with past practice from the date hereof to the Closing Date; provided that Seller shall not transfer the employment of any employee to the Business, or of any Employee who is not an Excluded Employee outside of the Business, without the prior written consent of Purchaser; provided further that within 15 Business Days following the date hereof, Purchaser may remove up to forty-four (44) Employees from the list of Employees on Section 1.01(v) of the Seller Disclosure Schedule (the “Purchaser Excluded Employees”). Seller shall, and shall cause the relevant Seller Subsidiaries to, terminate, effective as of the Closing Date, the employment of each Offeree who accepts Purchaser’s or one of its Subsidiaries’ offer of employment and whose employment does not otherwise transfer automatically by operation of law to Purchaser. No later than three days prior to, and effective as of, the Closing Date, Purchaser shall, or shall cause one of its applicable Subsidiaries to, offer employment to each Employee who is listed in Section 1.01(v) of the Seller Disclosure Schedule (each such Employee, an “Offeree”). Notwithstanding the foregoing provisions of this Section 6.01(a), for employees located in non-U.S. jurisdictions for whom the transfer of employment mechanism described above would be inconsistent with local requirements (each, a “Non-U.S. TE”), employment shall transfer through assumption of employment contracts or otherwise in compliance with such requirements. Section 6.01(a) of the Seller Disclosure Schedule sets forth the manner in which the employment of each Non-U.S. TE is intended by the Purchaser and Seller to be transferred. Each Offeree who accepts Purchaser’s or one of its Subsidiaries’ offer of employment, together with each Share Transfer Employee whose employment continues with the Companies or other Employee who is transferred to Purchaser or a Subsidiary of Purchaser automatically by operation of Law upon the Closing or pursuant to the mechanism set forth on Section 6.01(a) of the Seller Disclosure Schedule (and excluding in each case the Excluded Employees), shall be referred to herein as a “Transferred Employee”. An Offeree who performs work at his or her then applicable place of employment in the Business on the first Business Day immediately following the Closing Date shall be deemed for all purposes of this Agreement to have accepted the offer of employment and to be a Transferred Employee for all purposes of this Agreement. Purchaser shall, upon the request of Seller, promptly advise Seller in writing of the terms of employment that were offered to any Offeree who does not become a Transferred Employee.

(b) Except as otherwise required by Section 6.01(a) of the Seller Disclosure Schedule in respect of any Non-U.S. TE or where it would otherwise be inconsistent with local requirements, Purchaser shall cause each offer of employment pursuant to Section 6.01(a) or, where applicable, the continuation of employment with the Companies to provide for employment on terms that satisfy the following minimum conditions (unless otherwise consented to by such Offeree in writing): (i) base salary or wages, as applicable, shall be at least equal to those provided to each Offeree immediately prior to the Closing Date, (ii) except as set forth on Exhibit K, principal place of employment that is less than fifty miles from each Offeree’s principal place of employment as of the Closing and (iii) employee benefits and incentive compensation opportunities shall be substantially similar in the aggregate as those provided to similarly situated employees of the Purchaser (collectively, the “Employment Terms”); provided that in the case of any Offeree whose terms and conditions of employment are subject to collective bargaining or other collective labor representation, Purchaser shall cause each such offer of employment (or, where applicable, the continuation of employment) to have such Employment Terms as may be required under applicable Law or any applicable collective bargaining or other collective labor agreement. In addition, Purchaser shall, and shall cause any of its Subsidiaries that employs a Transferred Employee (including the Companies) to, provide initial Employment Terms sufficient to avoid statutory or common law severance or separation benefits, any contractual or other severance or separation benefits, or any other legally mandated payment obligations (including any Liability to Transferred Employees under the WARN Act), other than where such severance or separation obligations are automatic, which automatic payments shall be the responsibility of Seller except to the extent of payments set forth on Section 6.01(b) of the Seller Disclosure Schedule.

(c) During the one-year period immediately following the Closing Date (or any longer period required by applicable Law, such period, the “Coverage Period”), Purchaser shall, and shall cause its Subsidiaries to, continue to provide each Transferred Employee with Employment Terms (other than with respect to clause (ii) of the definition of Employment Terms) that are the same or more beneficial to such Transferred Employee as those initially provided to such Transferred Employee by Purchaser or one of its Subsidiaries pursuant to this Section 6.01, except for broad-based reductions applicable to similarly situated employees of Purchaser. Nothing in this Agreement shall restrict the right of Purchaser or a Subsidiary of Purchaser to terminate the employment of any Transferred Employee or any Excluded Employee; provided that any such termination is effected in accordance with applicable Law and the terms of any applicable Purchaser Benefit Plan or applicable collective agreement or collective bargaining agreement; provided further that Purchaser and Seller shall cooperate with each other in connection with the termination of any Excluded Employee. Notwithstanding the foregoing, in respect of those Transferred Employees employed in jurisdictions specified on Section 6.01(c) of the Seller Disclosure Schedule, during the Coverage Period Purchaser shall, and shall cause any of its Subsidiaries that employs a Transferred Employee located in any such specified jurisdictions, to provide the Transferred Employees with the employment terms and conditions specified on Section 6.01(c) of the Seller Disclosure Schedule.

(d) With respect to each Transferred Employee who, during the Coverage Period, is terminated without cause (as defined in the applicable Purchaser severance plan, policy or agreement that covers such Transferred Employee), Purchaser shall provide, or shall cause its applicable Subsidiary to provide, such Transferred Employee with the severance payments and benefits the Transferred Employee would be entitled to under the applicable plan, policy or agreement of the Purchaser or its relevant Subsidiary applicable to such Transferred Employee following the Closing Date.

(e) Seller will provide Purchaser with a list of any Offerees who are on visa status (the “Visa Employees”) no later than ten Business Days before the Closing Date. The Visa Employees’ start dates with Purchaser will be contingent on their ability to transfer to Purchaser or one of its Affiliates. Purchaser shall use commercially reasonable efforts, at its cost, to obtain transfers of or new visas permitting the Visa Employees to become employees of Purchaser or one of its Affiliates, including, without limitation, preparing all necessary applications and other paperwork associated with transferring or obtaining such visas.

(f) Not later than five days after the end of each calendar quarter in the twelve-month period following the Closing Date, to the extent permitted by applicable Law, Purchaser shall provide Seller with the information set forth in Section 6.01(f) of the Seller Disclosure Schedule with respect to each Transferred Employee whose employment with Purchaser or any of its Subsidiaries terminated during such month, provided that the information provided following the twelve-month anniversary of the Closing Date shall cover the entire period since the Closing Date.

SECTION 6.02. Assumption of Liabilities.

(a) On or as soon as practicable following the Closing Date (and no later than such time as is required by applicable Law), Seller shall pay to each Transferred Employee with a primary work location in the United States, and each other Transferred Employee whose accrued but unpaid base salary (or similar wages) and vacation/PTO is permitted by applicable Law to be paid by Seller or its Subsidiaries at Closing, his or her accrued but unpaid base salary (or similar wages) and vacation/PTO benefits through the Closing Date. Effective from and after the Closing, Purchaser shall, and shall cause its Subsidiaries to, assume, honor, pay and perform any and all Liabilities of Seller, or any of its Subsidiaries (including the Companies) to or in respect of any other Transferred Employee for unpaid base salary (or similar wages) and vacation/PTO benefits accrued as of the Closing and not paid by Seller or its Subsidiaries pursuant to the immediately preceding sentence (collectively, the “Accrued TE Liabilities”). In addition, Purchaser shall, and shall cause its Subsidiaries to, comply with the terms and conditions set forth on, and pay and provide the payments and benefits specified on, Section 6.02(a) of the Seller Disclosure Schedule to the Transferred Employees located in a non-U.S. jurisdiction.

(b) Effective from and after the Closing, Purchaser and its Subsidiaries shall assume and be solely responsible for any and all Liabilities arising in connection with any actual or threatened claim by any Transferred Employee that his or her employment in connection with the Business or otherwise with Seller or any of its Subsidiaries has been actually or constructively terminated as a direct or indirect result of or otherwise in connection with the consummation of the transactions contemplated by this Agreement.

(c) In addition, effective from and after the Closing, Purchaser and its Subsidiaries shall assume and be solely responsible for any and all employee, employee benefits and other employment-related Liabilities related to, arising out of or in connection with the Employees and the Business (other than with respect to any Excluded Employees or, except as set forth in 6.02(f), Purchaser Excluded Employees) whether arising prior to, on or after the Closing, except as otherwise specifically provided in this Article VI and except for the following Liabilities, which Liabilities will be retained by Seller:

(i) accrued but unpaid base salaries and vacation benefits for Transferred Employees located in the U.S. or otherwise required by applicable Law to be paid by Seller or its Subsidiaries at Closing and Accrued TE Liabilities;

(ii) any Liabilities under the VeriSign Performance Plan, including a pro-rata portion of annual bonuses for the year in which the Closing occurs reflecting the portion of the year prior to Closing;

(iii) any Liabilities under retention plans and agreements of Seller, any Seller Subsidiary or any Company, except as set forth in Section 6.02(e) below;

(iv) Liabilities under Seller’s equity incentive plans and agreements thereunder;

(v) Liabilities under Seller Benefit Plans maintained by Seller in the United States;

(vi) except for Liabilities assumed by Purchaser pursuant to Section 6.02(a), any Liabilities arising from the employment of any Employees located in a non-U.S. jurisdiction prior to the Closing; and

(vii) Losses arising from any wage and hour claims by Employees related to pre-closing employment by Seller or any of its Subsidiaries prior to the Closing.

(d) Purchaser shall, and shall cause its Subsidiaries to, pay the Transferred Employees in respect of annual bonuses for the portion of Seller’s fiscal year such Transferred Employees are employed by Seller and its Subsidiaries prior to the Closing Date, such amounts as are determined by Seller to be payable, as set forth in a schedule to be provided by Seller to Purchaser prior to the Closing Date, net of any tax withholdings required in respect of such payments. Such bonus payments shall only be made to those Transferred Employees who remain continuously employed by Purchaser and its Subsidiaries through the specified payment date. Seller shall, not later than ten Business Days prior to the date such payments are to be made (as specified by Seller in such schedule), pay to Purchaser the aggregate of such amounts plus the amount of employment taxes actually required to be paid by Purchaser or its Subsidiaries (excluding, for the purposes of clarity, amounts withheld from the payments themselves) in respect of such amounts. (For the avoidance of doubt, in determining the “employment taxes actually required to be paid,” if an amount required to be paid to a Transferred Employee pursuant to this Section 6.02(d) is, together with other amounts previously paid to the Transferred Employee during the applicable year, in excess of the wages subject to employment taxes for the applicable year (such as amounts required to be paid in excess of wages subject to the non-HI portion of FICA taxes), such excess amount will not be treated as subject to an employment tax).

(e) (i) Purchaser shall pay the retention payments due following the Closing to the individuals, and in the amounts, set forth on Section 6.02(e)(i)(A) of the Seller Disclosure Schedule pursuant to agreements to be entered into by Purchaser prior to Closing; provided that Seller shall, not later than ten Business Days prior to the date such payments are to be made, pay to Purchaser an amount equal to the portion set forth on Section 6.02(e)(i)(B) of the Seller Disclosure Schedule plus the amount of employment taxes actually required to be paid by Purchaser or its Subsidiaries (excluding, for the purposes of clarity, amounts withheld from the payments themselves) in respect of such portion.

    (ii) Purchaser shall pay the retention payments due following the Closing to the individuals (to the extent they become Transferred Employees), and in the amounts, set forth on Section 6.02(e)(ii) of the Seller Disclosure Schedule, but only to the extent such retention payments become payable following the period of employment with Purchaser or its Subsidiaries as specified in the applicable agreement or on an earlier termination without cause by the Purchaser or its Subsidiaries.

(f) With respect to any Purchaser Excluded Employee that is terminated by Seller or any of its Subsidiaries within 270 days following the Closing Date, Purchaser shall be responsible for an amount equal to the product of (i) fifty percent (50%) and (ii) an amount equal to (A) the severance payments and benefits the Purchaser Excluded Employees would be entitled to receive under the applicable Seller Benefit Plan as in effect as of the date hereof as previously disclosed to Purchaser minus (B) the severance payments and benefits such Purchaser Excluded Employee would have been entitled to receive under the applicable plan, policy or agreement of Purchaser that would have covered such Purchaser Exclude Employee had he or she been a Transferred Employee (the “Additional Excluded Employee Severance”). Purchaser shall pay to Seller or a Subsidiary of Seller, as applicable, the Additional Excluded Employee Severance, such amount as determined by Seller (in cooperation with Purchaser) to be payable, as set forth in a schedule to be provided by Seller to Purchaser, not later than ten Business Days prior to the date such severance payments are to be made (as specified by Seller in such schedule) or as otherwise agreed between the parties.

(g) Purchaser agrees that it shall be solely responsible for satisfying the continuation coverage requirements of Section 4980B of the Code for all “M&A qualified beneficiaries,” as such term is defined in Treasury Regulation 54.4980B-9.

SECTION 6.03. Union Employees and Plans.

(a) Effective as of the Closing Date, Purchaser shall, or shall cause one of its Subsidiaries to, (i) recognize each collective bargaining or other labor representative then representing any of the Employees, and (ii) assume each collective bargaining or other collective labor agreement covering any Transferred Employees or the terms and condition of employment of any Transferred Employees. From and after the Closing Date, Purchaser shall, and shall cause its Subsidiaries to, assume, honor, pay and perform all of the Liabilities and obligations under or in respect of each such collective bargaining or other collective labor agreement in accordance with the terms thereof as in effect immediately prior to the Closing Date or as the same may thereafter be amended in accordance with its terms, including all such Liabilities and obligations of Seller or any of its Subsidiaries.

(b) Seller and Purchaser shall cooperate and take all reasonably necessary or appropriate actions with respect to any requirement under applicable Law or any applicable agreement to notify the collective bargaining or other labor representatives of the Employees of this Agreement and/or the transactions contemplated hereby, including any applicable works council, and to provide such information and engage in such notifications, discussions or negotiations with such representatives as may be required by applicable Law or any applicable agreement.

SECTION 6.04. Participation in Purchaser Benefit Plans.

(a) Effective as of the Closing Date, except as otherwise provided in this Article VI, each Transferred Employee shall cease to participate in any Seller Benefit Plan (other than as a former employee of Seller and its Subsidiaries to the extent, if any, permitted by the terms of such Seller Benefit Plan). Effective from and after the Closing, Purchaser shall, or shall cause its applicable Subsidiaries to, establish or have in effect Benefit Plans for the benefit of the Transferred Employees (and their dependents and beneficiaries) in accordance with the requirements of this Article VI and Purchaser’s and its Subsidiaries’ offers of employment.

(b) From and after the Closing Date, Purchaser shall, and shall cause its applicable Subsidiaries to, recognize the service of the Transferred Employees (other than Non-U.S. TEs) prior to the Closing Date with Seller or any of its Affiliates and any of their respective predecessors as service with Purchaser for purposes of eligibility to participate and vesting under Purchaser Benefit Plans providing paid time off, service awards and, for Transferred Employees located in the United States, severance benefits, as well as for purposes of vesting under Purchaser’s 401(k) plan, in any case except to the extent the recognition of such service would result in the duplication of benefits for the same period of service. From and after the Closing Date, each Transferred Employee shall immediately be eligible to participate, without any waiting time, in any and all Purchaser Benefit Plans. With respect to any Purchaser Benefit Plan that is a medical, dental other health, life insurance or disability plan, to the extent permitted by the applicable Purchaser Benefit Plan, Purchaser shall, and shall cause its Subsidiaries to, (i) waive or cause to be waived any pre-existing condition exclusions and requirements that would result in a lack of coverage of any pre-existing condition of a Transferred Employee (or any dependent thereof) that would have been waived or covered under the Seller Benefit Plan in which such Transferred Employee (or any dependent thereof) was a participant immediately prior to the Closing Date, and credit or cause to be credited any time accrued against applicable waiting periods relating to such pre-existing conditions and (ii) waive any health eligibility, actively at work or medical examination requirements under the Purchaser Benefit Plans to the same extent such requirements would have been waived or satisfied under the applicable Seller Benefit Plan in which the Transferred Employee was a participant immediately prior to the Closing.

(c) For purposes of determining the amount of vacation benefits to which each Transferred Employee whose accrued vacation is not paid out by Sellers pursuant to Section 6.02(a) shall be entitled under the Purchaser Benefit Plans following the Closing, Purchaser shall assume and honor Seller’s Liabilities with respect to all vacation benefits accrued or earned but not yet used by such Transferred Employee under the Seller Benefit Plans, any collective bargaining agreement or other collective agreement, or applicable Law, as of the Closing Date.

(d) Purchaser agrees to cause its tax-qualified defined contribution plan for U.S. employees to allow each Transferred Employee who has one or more account balances in Seller’s tax-qualified 401(k) plan to make a “direct rollover” of such account balances (but not including promissory notes evidencing any outstanding loans) from Seller’s defined contribution plan if such Transferred Employee elects to make such a rollover. At Closing, Seller will vest account balances of Transferred Employees under Seller’s 401(k) plan.

SECTION 6.05. WARN Act Compliance. The parties agree to cooperate in good faith to determine whether any notification may be required under the Worker Adjustment and Retraining Notification Act, as amended (the “WARN Act”), and any similar Law, and Purchaser agrees to provide any required notice under the WARN Act, and any similar Law, and to otherwise comply with the WARN Act and any such other similar Law with respect to any “plant closing” or “mass layoff” (as defined in the WARN Act) or group termination or similar event affecting Transferred Employees (including as a result of the consummation of the transactions contemplated by this Agreement) and occurring from and after the Closing. Seller shall comply with the WARN Act or any similar Law with respect to any “plant closing” or “mass layoff” (as defined in the WARN Act) or group termination or similar event affecting

Employees and occurring prior to the Closing. On the Closing Date, Seller shall notify Purchaser of any “employment loss” (as that term is defined in the WARN Act) of any Employees in the 90-day period prior to the Closing. Purchaser shall notify Seller of any “employment loss” (as that term is defined in the WARN Act) of any Transferred Employees in the 90-day period following Closing.

SECTION 6.06. No Amendments or Third-Party Beneficiaries.

(a) Nothing contained in this Agreement shall (i) constitute or be deemed to be an amendment to any Purchaser Benefit Plan or Seller Benefit Plan or (ii) require Purchaser to amend, modify, affect, or terminate any Purchaser Benefit Plan.

(b) The provisions of this Article VI are for the sole benefit of the parties to this Agreement and nothing herein, expressed or implied, is intended or shall be construed to confer upon or give to any Person (including for the avoidance of doubt any Employee), other than the parties hereto and their respective permitted successors and assigns, any legal or equitable or other rights or remedies (with respect to the matters provided for in this Section 6.06) under or by reason of any provision of this Agreement.

ARTICLE VII

TAX MATTERS

SECTION 7.01. Transfer Taxes and VAT.

(a) Transfer Taxes. All Transfer Taxes imposed by any Governmental Authority in connection with this Agreement, the Ancillary Agreements and the Transactions shall be borne equally by Purchaser and Seller, whether levied on Seller, Purchaser or their respective Affiliates (including a Company).

(b) VAT.

(i) The Purchase Price and any other consideration payable or to be given pursuant to this Agreement and the Ancillary Agreements in respect of the Transactions is stated exclusive of any applicable VAT.

(ii) If any payment or other consideration payable or to be given under this Agreement and the Ancillary Agreements in respect of the Transactions constitutes the consideration for a taxable supply for VAT purposes, then in addition to, and at the same time as that payment, or if later upon presentation of a valid VAT invoice, Purchaser shall pay or cause to be paid by the relevant Affiliate thereof an amount equal to the VAT chargeable in respect of that supply.

(iii) For the avoidance of doubt, Purchaser and its Affiliates shall be entitled to retain any VAT recovered in respect of the Transactions.

SECTION 7.02. Tax Covenants.

(a) Without the prior written consent of Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed), none of Seller, any Company and any Affiliate of Seller shall, to the extent it may materially affect any Company with respect to periods after the Closing Date, make or change any Tax election, change any annual Tax accounting period, adopt or change any method of Tax accounting, file any amended Tax Return, enter into any closing agreement or any other agreement or arrangement with any Taxing Authority, settle any Tax claim or assessment, surrender any right to claim a Tax refund, offset or other reduction in Tax liability or consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment. This Section 7.02(a) shall not apply to any action in the ordinary course of business consistent with past practice. For the avoidance of doubt, a reduction in Tax Assets of the Companies generated during a Taxable period (or portion thereof) ending on or before the Closing Date shall not be treated as affecting a Company.

(b) Seller shall not take or omit to take any action that would cause any Company to cease being a member of any Seller Group prior to the close of business on the Closing Date.

SECTION 7.03. Tax Characterization of Adjustments. Seller and Purchaser agree to treat, and cause their respective Subsidiaries to treat, all payments made either to or for the benefit of the other under any indemnity provisions of this Agreement and for any misrepresentations or breach of warranty or covenants as adjustments to the Purchase Price for Tax purposes and that such treatment shall govern for purposes hereof.

SECTION 7.04. Tax Indemnification and Parties’ Responsibility.

(a) Subject to Section 7.01, and except to the extent such Taxes are subject to indemnification by Purchaser pursuant to Section 7.04(b)(ii), Seller and the relevant Seller Subsidiary is and shall remain solely responsible for, and shall jointly and severally indemnify and hold harmless each Purchaser Indemnified Person from and against (i) all Taxes imposed on or with respect to the Companies, the Transferred Assets or the Business, as applicable, (A) for Taxable periods ending on or before the Closing Date and (B) with respect to Straddle Periods, for the portion of such Taxes allocable to the period up to and including the Closing Date (as determined under Section 7.04(c)), (ii) all liabilities for Taxes imposed on or with respect to a Company as a result of being or having been before the Closing a member of any affiliated, consolidated, combined or unitary group, (iii) all Taxes imposed on or with respect to Purchaser or its Affiliates, the Companies, the Transferred Assets or the Business, arising from or relating to any breach by Seller or its Affiliates of any covenant under this Article VII, (iv) all liabilities of any Company for the payment of any amount as a result of being party to any Tax Sharing Agreement, (v) all Taxes of any Company arising as a result of (A) any adjustment in a Company’s taxable income for any Taxable period (or portion thereof) beginning after the Closing Date under Section 481(c) of the Code as a result of a change in method of accounting for a Taxable period (or portion thereof) ending on or prior to the Closing Date and (B) any Company being required, as a result of the installment method or the look-back method (as defined in Section 460(b) of the Code), to include for any Taxable period (or portion thereof) beginning after the Closing Date taxable income with respect to a contract or a transaction entered into prior to the Closing Date, (vi) all reductions in foreign tax credits arising in a Taxable period (or portion thereof) beginning after the Closing Date resulting from the allocation, in whole or in part, of a consolidated overall foreign loss that is in existence as of the Closing Date to any Company, and (vii) reasonable expenses of investigation and reasonable attorneys’ fees and expenses in connection with any action, suit or proceeding with respect to the foregoing. To the extent there are Tax Assets of the Companies generated during a Taxable period (or portion thereof) ending on or before the Closing Date that are permitted, under applicable Law, to reduce Taxes imposed on or with respect to the Companies for Taxable periods (or portions thereof) ending on or before the Closing Date, such Tax Assets shall be used to reduce such Taxes.

(b) Subject to Section 7.01, and except to the extent such Taxes are subject to indemnification by Seller, Purchaser and the relevant Subsidiary of Purchaser shall be solely responsible for, and shall jointly and severally indemnify and hold harmless each Seller Indemnified Person from and against (i) all Taxes imposed on or with respect to the Companies, the Transferred Assets or the Business, as applicable (A) for Taxable periods beginning after the Closing Date and (B) with respect to Straddle Periods, for the portion of such Taxes allocable to the period after the Closing Date (as determined under Section 7.04(c)), in each case, except to the extent such Taxes are subject to indemnity by Seller pursuant to Section 7.04(a), (ii) all Taxes imposed on or with respect to Seller or its Affiliates, the Companies, the Transferred Assets or the Business, arising from or relating to any breach by Purchaser or its Affiliates of any covenant under this Article VII or the covenant set forth in Section 2.01(e), and (iii) reasonable expenses of investigation and reasonable attorneys’ fees and expenses in connection with any action, suit or proceeding with respect to the foregoing.

(c) In the case of any Straddle Period relating to the Business, the Companies and/or the Transferred Assets, the amount of any sales or use Taxes and any Taxes based on or measured by gross receipts or income for the portion of the Straddle Period up to and including the Closing Date shall be determined based on an interim closing of the books as though the Taxable period of the Business ended at the end of the day on the Closing Date (it being understood, that any items of income resulting from, or relating to, non-ordinary course transactions by Purchaser or any of its Affiliates (including the Companies) on the Closing Date, after the Closing, shall be allocated solely to the Purchaser). Straddle Period Taxes shall be pro-rated as of the Closing, with Seller (and any relevant Seller Subsidiary) being liable for such Taxes attributable to the days in the Straddle Period through and including the Closing Date and Purchaser (and any relevant Subsidiary of Purchaser) being liable for such Taxes attributable to days in the Straddle Period after the Closing Date. Proration of Straddle Period Taxes shall be made on the basis of the most recent officially certified Tax valuation and assessment for the Transferred Assets. If such valuation pertains to a Tax period other than that in which the Closing Date occurs, such proration shall be recalculated at such time as actual Tax bills for such period are available and the parties shall cooperate with each other in all respects in connection with such recalculation and pay any sums due in consequence thereof to the party entitled to recover the same within 60 days after the issuance of such actual Tax bills. For purposes of this Agreement, “Straddle Period Taxes” means (i) Taxes imposed on or with respect to the Companies with respect to a Straddle Period, other than sales or use Taxes or Taxes based on or measured by gross receipts or income, and (ii) property taxes and similar ad valorem obligations levied with respect to the Transferred Assets (other than the Additional Securities) with respect to a Straddle Period.

(d) Seller and each Seller Subsidiary shall have no obligation to indemnify under Section 7.04(a) unless and until the aggregate amounts otherwise indemnifiable pursuant to Section 7.04(a) exceed $250,000. Purchaser and each Subsidiary of Purchaser shall have no obligation to indemnify under Section 7.04(b) unless and until the aggregate amounts otherwise indemnifiable pursuant to Section 7.04(b) exceed $250,000.

(e) To the extent an amount indemnifiable under this Section 7.04 or the underlying matter that gives rise to such indemnifiable amount, gives rise to a cash Tax Benefit that is actually realized by the indemnified party within one year after such indemnification payment is made, such indemnified party shall refund to the indemnifying party the amount of such Tax Benefit (up to, but not in excess of, the amount of such indemnification payment) when realized. For purpose of this paragraph, a “Tax Benefit” means the net amount by which the cash Tax liability of the indemnified party (or the group of which it is a member) is reduced, net of any Tax effect on the indemnified party or any of its Affiliates attributable to the reduction in such cash Tax liability.

SECTION 7.05. Tax Returns.

(a) Seller shall be responsible for the timely filing (taking into account any extensions received from the relevant Taxing Authorities) of all Tax Returns required by Law to be filed by, or with respect to, the Companies (i) that relate to a Taxable period that ends on or before the Closing Date or (ii) on a consolidated or combined basis with the Seller or any of its Affiliates (other than the Companies). Such Tax Returns shall be true, correct and complete in all material respects and accurately set forth all items to the extent required to be reflected or included in such Tax Returns by applicable Laws and all Taxes indicated as due and payable on such Tax Returns shall be paid or will be paid by Seller as and when required by Law. Such Tax Returns (except for Tax Returns described in Section 7.05(a)(ii)) shall be prepared on a basis consistent with those prepared for prior Taxable periods unless Seller determines in good faith that it is required under Law to report otherwise.

(b) Purchaser shall be responsible for the timely filing (taking into account any extensions received from the relevant Taxing Authorities) of all Tax Returns required by Law to be filed by, or with respect to, the Companies after the Closing Date with respect to any Taxable Period that is a Straddle Period (except for Tax Returns described in Section 7.05(a)(ii)), it being understood that all Taxes indicated as due and payable on such Tax Returns shall be the responsibility of Purchaser, except for such Taxes that are the responsibility of Seller pursuant to Section 7.04, which shall be promptly paid by Seller to Purchaser or, at Purchaser’s request, to the applicable Taxing Authority. Such Tax Returns shall be prepared by Purchaser on a basis consistent with those prepared for prior Taxable periods unless Purchaser determines in good faith that it is required under Law to report otherwise.

(i) Seller shall be entitled to review and comment on any Tax Return for the Companies described in Section 7.05(b) (other than Tax Returns that are filed on a monthly basis, or more often) before it is filed by Purchaser. Purchaser shall submit a draft of any such Tax Return to Seller at least 60 days before the date such Tax Return is required to be filed with the relevant Taxing Authority (taking into account any extensions received from the relevant Taxing Authority).

Seller shall have 10 days after the date of receipt thereof to submit to Purchaser in writing Seller’s comments with respect to such Tax Return. Purchaser shall notify Seller within 10 days after receipt of such comments of (a) the extent, if any, to which Purchaser accepts such comments and will file such Tax Return in accordance therewith and (b) the extent, if any, to which Purchaser rejects such comments.

(ii) To the extent Purchaser rejects comments of Seller, Purchaser and Seller shall, within 10 days, appoint an independent public accounting firm of nationally recognized standing that does not then audit the books of Purchaser, Seller or any relevant Subsidiary to determine the correct manner for reporting the items that are in dispute. Seller and Purchaser agree promptly to provide to such accounting firm all relevant information, and such accounting firm shall have 30 days to submit its determination. The determination of such accounting firm shall be binding upon the parties and Purchaser shall file such Tax Return in accordance therewith. In the event the accounting firm concludes that either party was correct as to sixty-five percent or more (by dollar amount) of the disputed items, then the other party shall pay the accounting firm fees, costs and expenses. In the event the accounting firm fails to make such conclusion, then each party shall pay one-half the accounting firm’s fees, costs and expenses.

(c) Purchaser shall be entitled to review and comment on any Tax Return for the Companies described in Section 7.05(a)(i) that are filed after the Closing Date before it is filed by Seller. Seller shall submit a draft of any such Tax Return to Purchaser at least 40 days before the date such Tax Return is required to be filed with the relevant Taxing Authority (taking into account any extensions received from the relevant Taxing Authority). Purchaser shall have 10 days after the date of receipt thereof to submit to Seller in writing Purchaser’s comments with respect to such Tax Return and to specify with respect to which such comments (the “Opinion Comments”), if rejected by Seller, Seller shall be required to provide Purchaser with an Opinion (as defined below). Seller shall (i) consider in good faith Purchaser’s comments, (ii) notify Purchaser within 20 days after receipt of such comments of (a) the extent, if any, to which Seller accepts such comments and (b) the extent, if any, to which Seller rejects such comments, (iii) provide Purchaser with an opinion letter of a nationally recognized law or accounting firm selected by Seller that the signer or preparer of the applicable Tax Return should not be subject to penalties as a result of not including the Opinion Comments that were rejected by Seller in such Tax Return (the “Opinion”), and (iv) and will file such Tax Return in accordance therewith. The costs of the Opinion shall be borne by Purchaser.

(d) Purchaser shall be responsible for the filing of all Tax Returns required by Law to be filed by, or with respect to, the Companies after the Closing Date with respect to Taxable periods starting after the Closing, it being understood that all Taxes indicated as due and payable on such Tax Returns shall be the responsibility of Purchaser, except for such Taxes that are the responsibility of Seller pursuant to Section 7.04.

SECTION 7.06. Post Closing Covenants. Except as required by Law, neither Purchaser nor any of its Affiliates will, without the prior written consent of Seller (which consent shall not be unreasonably withheld, conditioned or delayed):

(a) amend, re-file, revoke or otherwise modify any Tax Return or Tax election of, or in respect of, the Companies or the Transferred Assets with respect to (i) a Straddle Period if such amendment, re-filing, revocation or other modification has any adverse effect on Seller or any of its Affiliates, or (ii) a Taxable period ending on or prior to the Closing Date;

(b) grant any extension of any applicable statue of limitation with respect to any Tax Return of, or in respect of, any Company with respect to any pre-Closing Tax period; and

(c) make any election under Section 338(g) of the Code or a comparable provision of state, foreign or other Tax Law with respect to the transactions contemplated by this Agreement (including with respect to VeriSign Japan).

SECTION 7.07. Cooperation on Tax Matters. The parties shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of all material federal, state, local and foreign Tax Returns and other governmental filings associated therewith pursuant to this Article VII (including any report required pursuant to Section 6043A of the Code and all Treasury Regulations promulgated thereunder) and any audit, litigation, or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information that are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. In addition to the requirements described in Section 5.11, Purchaser and Seller agree (i) to retain all books and records with respect to Tax matters pertinent to any Company or the Transferred Assets relating to any pre-Closing Tax period or Straddle Period until the expiration of any applicable statute of limitations, and to abide by all record retention agreements entered into with any Governmental Authority for all periods required by such Governmental Authority, and (ii) to use commercially reasonable efforts to provide the other party with at least thirty (30) days’ prior written notice before destroying any such books and records, during which period the party receiving the notice can elect to take possession, at its own expense, of such books and records.

SECTION 7.08. Refunds. Purchaser shall promptly pay to Seller an amount equal to any refund received or credit actually utilized (including any interest paid or credited with respect thereto and reduced by any net Tax required under applicable Law to be paid by Purchaser, any Company or any of their respective Affiliates with respect thereto and net of any Tax effect on Purchaser, any Company or any of their respective Affiliates attributable to the reduction in any Tax Asset other than a Pre-Closing Tax Asset as a result of the receipt of such refund or credit) by Purchaser or any of its Affiliates in connection with the Transferred Assets, the Business or the Companies (i) relating to Taxable periods ending on or before the Closing Date and with respect to any Straddle Period, the portion of such period ending on the Closing Date as determined under Section 7.05(c) or (ii) attributable to any Tax pre-paid by Seller, its Affiliates. Purchaser shall, if requested, by Seller and at Seller’s expense, cause the relevant entity to file for and obtain any refund or credit which would give rise to a payment under this Section 7.08.

SECTION 7.09. Tax Sharing. Any and all existing Tax Sharing Agreements between Seller and any of its Affiliates (other than each Company), on the one hand, and any Company, on the other hand, shall be terminated as of the Closing Date. After the Closing Date, none of the Companies shall have any further rights or liabilities thereunder.

SECTION 7.10. Tax Contests

(a) Purchaser agrees to give prompt notice to Seller of any liability or the assertion of any claim, or the commencement of any suit, action or proceeding in respect of which indemnity may be sought hereunder that Purchaser deems to be within the ambit of Section 7.04(a) (specifying with reasonable particularity the basis therefor) and will give Seller such information with respect thereto as Seller may reasonably request (provided, however, that failure of the Purchaser to provide prompt notice shall not relieve the Seller from its obligations to indemnify hereunder, unless Seller’s ability to contest was thereby materially prejudiced). Seller may, at its own expense, (i) participate in and (ii) with respect to any suits, actions or proceedings (including Tax audits) that relate either (a) to a consolidated, combined or unitary Tax Return of a group of which Seller or one of its post-Closing Affiliates is a part or (b) solely to pre-Closing Taxable periods, assume the defense of any such suit, action or proceeding (including any Tax audit); provided that in the case of Section 7.10(a)(ii)(b), (i) Seller shall thereafter consult with Purchaser upon Purchaser’s reasonable request for such consultation from time to time with respect to such suit, action or proceeding (including any Tax audit) and (ii) Purchaser shall have the right (but not the duty) to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by Seller. If Seller assumes the defense of any suit, action or proceeding (including any Tax audit) pursuant to this Section 7.10, Seller shall not, without Purchaser’s consent, which consent shall not be unreasonably withheld, conditioned or delayed, agree to any settlement with respect to any Tax if such settlement could adversely affect the Tax liability of Purchaser or any of its Affiliates. Purchaser shall not settle any suit, action or proceeding in respect of which Purchaser is seeking an indemnity pursuant to Section 7.04(a) without the consent of Seller, which consent shall not be unreasonably withheld, conditioned or delayed. Seller shall be liable for the fees and expenses of counsel employed by Purchaser for any period during which Seller has had the right to, but has not, assumed the defense thereof. Whether or not Seller chooses to defend or prosecute any claim, all of the parties hereto shall cooperate in the defense or prosecution thereof. Seller shall pay Purchaser promptly for any Tax liability indemnifiable under Section 7.04(a) that results from the resolution of any such suit, action or proceeding.

(b) Seller agrees to give prompt notice to Purchaser of any liability or the assertion of any claim, or the commencement of any suit, action or proceeding in respect of which indemnity may be sought hereunder that Seller deems to be within the ambit of Section 7.04(b) (specifying with reasonable particularity the basis therefor) and will give Purchaser such information with respect thereto as Purchaser may reasonably request. Purchaser may participate in the defense of any such suit, action or proceeding (including any Tax audit), Seller shall thereafter consult with Purchaser upon Purchaser’s reasonable request for such consultation from time to time with respect to such suit, action or proceeding (including any Tax audit) and Seller shall not settle any suit, action or proceeding (including any Tax audit) in respect of which Seller is seeking an indemnity pursuant to Section 7.04(b) without the consent of Purchaser, which consent shall not be unreasonably withheld, conditioned or delayed. All of the parties hereto shall cooperate in the defense or prosecution of any such Tax claim. Purchaser shall pay Seller promptly for any Tax liability indemnifiable under Section 7.04(b) that results from the resolution of any such suit, action or proceeding.

(c) Notwithstanding any other provision contained elsewhere in this Agreement (including Article X), Section 7.04 and this Section 7.10 shall govern all indemnification claims with respect to Taxes. In the event of any conflict between this Article VII and another provision in this Agreement, this Article VII shall govern.

(d) Any claim of any Purchaser Indemnified Person or any Seller Indemnified Person, as applicable, under Section 7.04 may be made and enforced by Purchaser on behalf of such Purchaser Indemnified Person or by Seller on behalf of such Seller Indemnified Person.

SECTION 7.11. Certain Disputes. Disputes that arise under this Article VII and are not resolved by mutual agreement within 30 days shall be resolved by a nationally recognized expert in the relevant area with no material relationship with Purchaser, Seller or their Affiliates (the “Tax Referee”), chosen and mutually acceptable to both Purchaser and Seller within five days of the date on which the need to choose the Tax Referee arises. The Tax Referee shall resolve any disputed items within 30 days of having the item referred to it pursuant to such procedures as it may require. The costs, fees and expenses of the Tax Referee shall be borne equally by Purchaser and Seller.

SECTION 7.12. Survival. Notwithstanding anything in this Agreement to the contrary, the provisions of this Article VII shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof).

ARTICLE VIII

CONDITIONS TO CLOSING

SECTION 8.01. Conditions to Each Party’s Obligation. The obligation of Purchaser and Seller to consummate the Closing shall be subject to the fulfillment or waiver of each of the following conditions:

(a) Governmental Approvals. All applicable waiting periods under the HSR Act and any other antitrust or trade regulation Laws of any jurisdiction listed in Section 8.01(a) of the Seller Disclosure Schedule, if applicable to the consummation of the transactions contemplated by this Agreement, shall have expired or been terminated, and all necessary Consents thereunder shall have been received.

(b) No Injunctions or Restraints. There shall be no Governmental Order or other legal restraint in existence that precludes or prohibits the consummation of the Closing.

SECTION 8.02. Conditions to Obligations of Seller. The obligation of Seller to consummate the Closing shall be subject to the fulfillment or waiver of each of the following conditions:

(a) Except for any inaccuracies that have not had and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Purchaser to consummate the Transactions or on Seller or any of its Affiliates, each representation and warranty contained in Article IV (disregarding all materiality and Material Adverse Effect qualifications contained therein) shall be true and correct (i) as if restated on and as of the Closing Date or (ii) if made as of a date specified therein, as of such date, and Seller shall have received a certificate signed by an executive officer of Purchaser to such effect.

(b) The covenants, obligations and agreements contained in this Agreement to be complied with by Purchaser on or before the Closing shall have been complied with in all material respects, and Seller shall have received a certificate signed by an executive officer of Purchaser to such effect.

(c) Each of Purchaser and, if applicable, its wholly owned Subsidiaries shall have executed and delivered to Seller each of the Ancillary Agreements to which it is a party.

SECTION 8.03. Conditions to Obligations of Purchaser. The obligation of Purchaser to consummate the Closing shall be subject to the fulfillment or waiver of each of the following conditions:

(a) The representations and warranties contained in (i) Section 3.06(b) shall be true and correct as if restated on and as of the Closing Date, (ii) Section 3.01 and Section 3.02 shall be true and correct in all material respects as if restated on and as of the Closing Date and (iii) Article III (other than those representations and warranties described in clauses (i) or (ii) above) shall (disregarding all materiality and Material Adverse Effect qualifications contained therein) be true and correct (i) as if restated on and as of the Closing Date or (ii) if made as of a date specified therein, as of such date, except for any failures to be true and correct that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and Purchaser shall have received a certificate signed by an executive officer of Seller to such effect.

(b) The covenants, obligations and agreements contained in this Agreement to be complied with by Seller on or before the Closing shall have been complied with in all material respects, and Purchaser shall have received a certificate signed by an executive officer of Seller to such effect.

(c) Since the date hereof, the Business shall not have suffered any Material Adverse Effect and no event shall have occurred or circumstance shall exist that would reasonably be expected to have a Material Adverse Effect, and Purchaser shall have received a certificate signed by an executive officer of Seller to such effect.

(d) Each of Seller and, if applicable, its Subsidiaries shall have executed and delivered to Purchaser each of the Ancillary Agreements to which it is a party.

(e) There shall not be instituted or pending any litigation, action, proceeding or suit by any Governmental Authority, challenging or seeking to prevent or enjoin the Closing.

ARTICLE IX

TERMINATION, AMENDMENT AND WAIVER

SECTION 9.01. Termination. This Agreement may be terminated at any time prior to the Closing (except as limited as to time in the case of paragraph (b) below):

(a) by the mutual written consent of Seller and Purchaser;

(b) by Seller or Purchaser, upon prior written notice to the other party, if the Closing shall not have occurred prior to October 31, 2010 (the “End Date”);

(c) by Seller, upon prior written notice to Purchaser, in the event a condition set forth in Section 8.01 or Section 8.02 becomes reasonably incapable of being fulfilled by the End Date and has not been waived by Seller; or

(d) by Purchaser, upon prior written notice to Seller, in the event a condition set forth in Section 8.01 and or Section 8.03 becomes reasonably incapable of being fulfilled by the End Date and has not been waived by Purchaser.

Notwithstanding anything in this Section 9.01 to the contrary, no party may terminate this Agreement pursuant to paragraphs (b), (c) or (d) above if its failure to perform in any material respect any of its obligations or covenants, or the inaccuracy of any of its representations or warranties, under this Agreement has been the principal cause of, or has resulted in, the event or condition purportedly giving rise to a right to terminate this Agreement under such paragraph.

SECTION 9.02. Effect of Termination. In the event of termination of this Agreement in accordance with this Article IX, this Agreement shall be null and void and of no further force and effect, except as set forth in this Section 9.02, Section 5.03 and Article XI (which shall survive any such termination). Such termination shall not relieve any party to this Agreement from liability for any breach of this Agreement that occurred prior to such termination.

ARTICLE X

INDEMNIFICATION

SECTION 10.01. Indemnification; Remedies. (a) From and after the Closing, Seller shall indemnify, defend and hold harmless Purchaser, its Subsidiaries (including the Companies), and their respective officers and directors and their respective successors and assignees by operation of Law (collectively the “Purchaser Indemnified Persons”) from and against all Losses incurred by any of the Purchaser Indemnified Persons that arise out of:

(i) except for the representations and warranties contained in Section 3.16, any breach by Seller of any of Seller’s representations and warranties contained in this Agreement (disregarding for purposes of determining Losses, but not for assessing whether or not a breach has occurred, any qualification or exception contained therein relating to materiality or Material Adverse Effect or any similar qualification or standard);

(ii) any breach by Seller of its covenants or agreements contained in this Agreement (except for the covenants contained in Article VII); or

(iii) any Retained Liabilities or Excluded Assets.

(b) From and after the Closing, Purchaser shall indemnify, defend and hold harmless Seller, its Subsidiaries, their respective officers and directors (collectively the “Seller Indemnified Persons”) from and against all Losses incurred by any of the Seller Indemnified Persons that arise out of:

(i) any breach by Purchaser of any of Purchaser’s representations and warranties contained in this Agreement (disregarding for purposes of determining Losses, but not for assessing whether or not a breach has occurred, any qualification or exception contained therein relating to materiality or material adverse effect or any similar qualification or standard);

(ii) any breach by Purchaser of its covenants or agreements contained in this Agreement (except for the covenants contained in Article VII); or

(iii) any Assumed Liabilities.

(c) Seller’s and Purchaser’s indemnification obligation under Section 10.01(a) and Section 10.01(b), respectively, shall be subject to each of the following limitations:

(i) with respect to indemnification for Losses arising out of any breach of any representation or warranty contained in this Agreement (other than (x) with respect to Seller, Section 3.01, Section 3.02, Section 3.04(a)-(c), Section 3.12 or Section 3.14 and, with respect to Purchaser, Section 4.01 or Section 4.02 (each such Seller or Purchaser representation or warranty, a “Specified Warranty”), and with respect to any covenant or agreement contained in this Agreement, which obligations to indemnify shall survive indefinitely, or until the latest time permitted by Law and (y) with respect to Seller, Section 3.11, which obligation to indemnify shall terminate on the three-year anniversary of the Closing Date unless before such date Seller or Purchaser, as applicable, has provided the other party with an applicable Claim Notice), such obligation to indemnify shall terminate on the 18-month anniversary of the Closing Date unless before such date Seller or Purchaser, as applicable, has provided the other party with an applicable Claim Notice;

(ii) except (A) in the case of intentional fraud by any of the individuals listed in Section 1.01(viii) of the Seller Disclosure Schedule in connection with the Transactions and (B) with respect to any Specified Warranty, there shall be no obligation to indemnify under Section 10.01(a)(i) or Section 10.01(b)(i) (1) for any item where the Losses relating thereto are less than $250,000 (it being understood that Losses relating to such items shall not be aggregated for purposes of the immediately following clause (2)); (2) unless the aggregate of all Losses for which, but for this clause (B), (x) Seller would be liable under Section 10.01(a)(i) exceeds on a cumulative basis an amount equal to $12,500,000 and (y) Purchaser would be liable under Section 10.01(b)(i) exceeds on a cumulative basis an amount equal to $12,500,000; provided that once the total amount of Losses arising out of such breaches exceeds $12,500,000, such Purchaser Indemnified Person or Seller Indemnified Persons, as applicable, shall be entitled to recover the full amount of such Losses from the first dollar; or (3) to the extent the aggregate indemnification, (x) with respect to Seller, paid by Seller under Section 10.01(a)(i)and Section 10.03(a) exceeds $125,000,000 and (y) with respect to Purchaser, paid by Purchaser under Section 10.01(b)(i) exceeds $125,000,000;

(iii) there shall be no obligation to indemnify (A) under Section 10.01(a) to the extent the Loss (1) was considered in the determination of the final Closing Statement; (2) was reserved or accrued for in the Unaudited Financial Information; or (3) relates to any breach of representation, warranty, or covenant expressly waived in writing by Purchaser or (B) under Section 10.01(b) to the extent the Loss relates to any breach of representation, warranty, or covenant expressly waived in writing by Seller;

(iv) each Loss shall be reduced by (A) the net amount of any insurance proceeds received by Purchaser or any Purchaser Indemnified Person or Seller or any Seller Indemnified Person, as the case may be, with respect to such Loss (calculated net of any out-of-pocket expenses incurred by such Indemnified Party in collecting such amount and net of the present value of any increase in applicable insurance premiums incurred directly as a result of the claim or claims that resulted in such recovery; provided that nothing in this Section 10.01(c)(iv) shall obligate any party to maintain any insurance); (B) the net amount of any indemnity payment, contribution or other similar payment Purchaser or any Purchaser Indemnified Person or Seller or any Seller Indemnified Person, as the case may be, actually received from any third party with respect to such Loss; and (C) an amount equal to any reduction of Taxes attributable to such Loss; and

(v) Seller shall have no indemnification obligations under Section 10.01(a)(iii) relating to Section 2.02(b)(vi)(B) to the extent such Losses (x) are the consequence of any Phase II soil, surface water or groundwater investigation, sampling or testing performed by Purchaser at the Owned Real Property, if the primary purpose of such investigation, sampling or testing is to accelerate Seller’s obligations under Section 10.01(a)(iii) of this Agreement or (y) are caused by any material change in use of the Owned Real Property, provided, the parties agree that any redevelopment of the Property pursuant to the 2010 Development Agreement between EMBP 455, LLC and the City of Mountain View shall not be deemed a material change in use.

SECTION 10.02. Notice of Claim; Defense.

(a) If (i) any third party or Governmental Authority institutes, threatens or asserts any Action that may give rise to Losses for which a party (an “Indemnifying Party”) may be liable for indemnification under this Article X (a “Third-Party Claim”) or (ii) any Person entitled to indemnification under this Article X (an “Indemnified Party”) shall have a claim to be indemnified by an Indemnifying Party that does not involve a Third-Party Claim, then the Indemnified Party shall promptly send to the Indemnifying Party a written notice specifying the nature of such claim and a good faith estimate of the amount of all related Losses (a “Claim Notice”). The Indemnifying Party shall be relieved of its indemnification obligations under this Article X only to the extent that it is prejudiced by the failure of the Indemnified Parties to provide a timely and adequate Claim Notice.

(b) The Indemnifying Party shall not be entitled to assume or maintain control of the defense of any Third-Party Claim and shall pay the reasonable fees and expenses of counsel retained by the Indemnified Party if (i) the Third-Party Claim relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation against the Indemnified Party, (ii) the Third-Party Claim would reasonably be expected to result in an injunction or equitable relief against the Indemnified Party that would, in either case, have a material effect on the operation of the business of such Indemnified Party or any of its Affiliates, (iii) the Third-Party Claim would reasonably be expected to materially and adversely affect the reputation of the Indemnified Party or (iv) if such Third-Party Claim is subject to the provisions of Section 10.01(c)(ii), the amount of Losses reasonably estimated to be incurred pursuant to such Third-Party Claim (when combined with all other outstanding claims for indemnification subject to the provisions of Section 10.01(c)(ii) and any amount previously paid by the Indemnifying Party that applies towards the applicable cap under Section 10.01(c)(ii)(B)(3)) that are in excess of the applicable cap set forth in Section 10.01(c)(ii) would exceed the amount of Losses reasonably estimated to be incurred pursuant to such Third-Party Claim below such applicable cap.

(c) Subject to Section 10.02(b), in the event of a Third-Party Claim, the Indemnifying Party may elect to retain counsel reasonably acceptable to the Indemnified Parties to represent such Indemnified Parties in connection with such Action and shall pay the fees, charges and disbursements of such counsel. Subject to Section 10.02(b), if the Indemnifying Party so elects, the Indemnified Parties may participate, at their own expense and through legal counsel of their choice, in any such Action; provided that (i) the Indemnifying Party shall control the defense of the Indemnified Parties in connection with such Action and (ii) the Indemnified Parties and their counsel shall reasonably cooperate with the Indemnifying Party and its counsel in connection with such Action. The Indemnifying Party shall not settle any such Action without the relevant Indemnified Parties’ prior written consent, unless the terms of such settlement (A) provide for no relief other than the payment of monetary damages, which damages are not (when combined with any amount previously paid by the Indemnifying Party that applies towards the applicable cap under Section 10.01(c)(ii)(B)(3)) materially in excess of the applicable cap set forth in Section 10.01(c)(ii), (B) involve no finding or admission of any breach or violation by any Indemnified Party and (C) include an express unconditional release of the Indemnified Party from all Liability arising from such Action. Notwithstanding the foregoing, if the Indemnifying Party elects not to retain counsel and assume control of such defense, then the

Indemnified Parties shall retain counsel reasonably acceptable to the Indemnifying Party in connection with such Action and assume control of the defense in connection with such Action, and the fees, charges and disbursements of no more than one such counsel per jurisdiction selected by the Indemnified Parties shall be reimbursed by the Indemnifying Party. Under no circumstances will the Indemnifying Party have any liability in connection with any settlement of any Action that is entered into without its prior written consent (which shall not be unreasonably withheld).

(d) From and after the delivery of a Claim Notice, at the reasonable request of the Indemnifying Party, each Indemnified Party shall grant the Indemnifying Party and its counsel, experts and representatives full access, during normal business hours, to the books, records, personnel and properties of the Indemnified Party to the extent reasonably related to such Claim Notice at no cost to the Indemnifying Party (other than for reasonable out-of-pocket expenses of the Indemnified Parties).

SECTION 10.03. Special Indemnity.

(a) From and after the Closing, Seller shall indemnify and hold harmless the Purchaser Indemnified Persons from and against fifty percent (50%) of each Loss (but only to the extent such Losses constitute bona fide cash payments (for the avoidance of doubt, service credits shall not be deemed to be cash payments)) incurred by any of the Purchaser Indemnified Persons to the extent such Loss arises out of any of the matters set forth on Section 10.03(a) of the Seller Disclosure Schedule. For the avoidance of doubt, the Purchaser Indemnified Persons shall bear the remaining fifty percent (50%) of each Loss. This Section 10.03(a) shall constitute the exclusive remedy of Purchaser and the Purchaser Indemnified Persons in connection with the matters set forth on Section 10.03(a) of the Seller Disclosure Schedule.

(b) Seller shall have no obligation to indemnify under Section 10.03(a) unless and only to the extent that such Losses exceed in the aggregate $4,000,000. From the Closing Date until the date that is eighteen (18) months after the Closing Date (the “Preliminary Expiration Date”), all indemnity payments made by Seller to Purchaser under Section 10.03(a) shall be subject to the cap set forth under Section 10.03(a)(B)(3). Following the Preliminary Expiration Date until the date that is sixty (60) months after the Closing Date (the “Secondary Expiration Date”), Seller shall have no obligation to indemnify under Section 10.03(a) to the extent the aggregate indemnification payments made by Seller for claims for indemnification under Section 10.03(a) during the period beginning on the Preliminary Expiration Date and ending on the Secondary Expiration Date exceed, in the aggregate, the lesser of (i) $50,000,000 and (ii) the excess of $125,000,000 over the sum of (A) the aggregate amount of indemnification payments made by Seller for claims for indemnification under Section 10.03(a) during the period beginning on the Closing Date and ending on the Preliminary Expiration Date and (B) the aggregate amount of indemnification payments made by Seller under Section 10.01(a)(i). Seller’s obligation to indemnify for any Loss under Section 10.03(a) shall terminate as of the Secondary Expiration Date unless before such date Purchaser has provided Seller with an applicable Claim Notice in respect of such Loss.

(c) Any claim for indemnification under Section 10.03(a) shall be subject to the provisions of Section 10.02(a). Notwithstanding anything to the contrary contained in

Section 10.02(b) or Section 10.02(c) or otherwise, with respect to any claim for indemnification under Section 10.03(a), Purchaser shall be entitled to participate in the defense of any Third Party Claim and shall be entitled to control the defense of such Third Party Claim and appoint lead counsel (which shall be reasonably acceptable to Seller) for such defense. If Purchaser shall assume the control of the defense of any such Third Party Claim in accordance with the provisions of this Section 10.03(a), (i) Purchaser shall keep Seller reasonably informed with respect to such Third Party Claim by providing Seller with reasonably detailed updates (x) of any material developments and (y) promptly (and in any event within five Business Days) after Seller’s written request (which shall not be made more frequently than every sixty (60) days), in each case with respect to such Third Party Claim, and (ii) Seller shall be entitled to participate in the defense of such Third Party Claim and to employ separate counsel of its choice for such purpose at its own cost and expense. Purchaser shall not settle any such Third Party Claim under this Section 10.03 without Seller’s written consent (not to be unreasonably withheld, conditioned or delayed).

SECTION 10.04. No Duplication; Exclusive Remedy.

(a) Any Liability for indemnification hereunder shall be determined without duplication of recovery by reason of the state of facts giving rise to such liability constituting a Transferred Asset, an Assumed Liability, an Excluded Asset or a Retained Liability, or a breach of more than one representation, warranty, covenant or agreement, as applicable.

(b) From and after the Closing, the exclusive remedy of Seller, the Seller Indemnified Persons, Purchaser and the Purchaser Indemnified Persons in connection with this Agreement and the transactions contemplated hereby (except with respect to the Intellectual Property Assignment Agreement, the ATLAS OCSP Software License Agreement, the Intellectual Property License Agreements, the Commercial Agreements, the Website Agreement and the Transition Services Agreement) (whether under this contract or arising under common law or any other Law) shall be as provided in Article VII and in this Article X; provided that nothing in this Section 10.04(b) shall operate to interfere with or impede the operation of the provisions of Section 2.09(b) or the rights of either party to seek equitable remedies to enforce Section 5.16 and Section 5.17. In furtherance of the foregoing, each of Purchaser, on behalf of itself and each other Purchaser Indemnified Person, and Seller, on behalf of itself and each other Seller Indemnified Person, hereby waives, from and after the Closing, to the fullest extent permitted under applicable Law, any and all rights, claims and causes of action (other than claims of, or causes of action arising from, intentional fraud) it may have against Seller or any of its Affiliates or representatives and Purchaser or any of its Affiliates or representatives, as the case may be, arising under or based upon this Agreement, any certificate delivered in connection herewith and the Bill of Sale and Assignment and Assumption Agreement (whether under this contract or arising under common law or any other Law (including rights of contribution or recovery under CERCLA, or otherwise available under any applicable Environmental Law)) (except pursuant to the indemnification provisions set forth in Article VII or in this Article X or elsewhere in any Transaction Document).

SECTION 10.05. Limitation on Set-off. Neither Purchaser nor Seller shall have any right to set off any unresolved indemnification claim pursuant to this Article X against any payment due pursuant to Article II.

SECTION 10.06. Mitigation. Purchaser and Seller shall cooperate with each other with respect to resolving any claim or liability with respect to which one party is obligated to indemnify the other party under this Article X, including by making commercially reasonable efforts to mitigate such claim or liability, whether by seeking claims against a third party, an insurer or otherwise.

SECTION 10.07. Potential Contributors. If an Indemnified Party receives any payment from an Indemnifying Party in respect of Losses and the Indemnified Party could have recovered all or a part of such Losses from a third party based on the underlying claim or demand asserted against such Indemnifying Party, then such Indemnified Party shall transfer, to the extent transferable, such of its rights to proceed against such third party as are necessary to permit such Indemnifying Party to recover from such third party the amount of such payment.

ARTICLE XI

GENERAL PROVISIONS

SECTION 11.01. Waiver. Either party may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant to this Agreement or (c) waive compliance by the other party with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby. Any failure to assert, or delay in the assertion of, rights under this Agreement shall not constitute a waiver of those rights.

SECTION 11.02. Expenses.

(a) Except as otherwise provided in this Agreement or the Ancillary Agreements, the parties shall bear their respective direct and indirect costs and expenses incurred in connection with the negotiation, preparation, execution and performance of this Agreement and the Transactions.

(b) Unless otherwise indicated, all dollar amounts stated in this Agreement are stated in U.S. currency and all payments required under this Agreement shall be paid in U.S. currency in immediately available funds.

SECTION 11.03. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by facsimile or by registered or certified mail (postage prepaid, return receipt requested) to the respective Persons at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 11.03):

If to Seller:

VeriSign, Inc.

21355 Ridgetop Circle - Lakeside III

Dulles, VA 20166

Attention: General Counsel

Fax Number: (703) 450-7326

with copies (which shall not constitute notice) to:

Cleary Gottlieb Steen & Hamilton LLP

One Liberty Plaza

New York, NY 10006

Attention: Christopher E. Austin and Benet J. O’Reilly

Fax Number: (212) 225-3999

If to Purchaser:

Symantec Corporation

350 Ellis Street

Mountain View, CA 94043

Attention: General Counsel

Fax Number: (650) 527-5638

with a copy (which shall not constitute notice) to:

Davis Polk & Wardwell LLP

1600 El Camino Real

Menlo Park, CA 94025

Attention: Alan F. Denenberg and Martin A. Wellington

Fax Number: (650) 752-2111

SECTION 11.04. Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

SECTION 11.05. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any applicable Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not fundamentally changed. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

SECTION 11.06. Entire Agreement. This Agreement, together with the Ancillary Agreements and the Confidentiality Agreement, constitute the entire agreement of the parties with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, between Seller and Purchaser with respect to the subject matter hereof and thereof.

SECTION 11.07. Assignment. Neither party may directly or indirectly transfer any of its rights or delegate any of its obligations hereunder without the prior written consent of the other party; provided, however, that Purchaser may assign its rights and obligations hereunder, in whole or in part, to any of its Subsidiary without the consent of Seller in a manner consistent with Section 2.01(e) provided that no such assignment shall relieve Purchaser of any liability to Seller hereunder. Any purported transfer or delegation in violation of this Section 11.07 shall be null and void.

SECTION 11.08. No Third-Party Beneficiaries. Except for the rights of the Purchaser Indemnified Persons and Seller Indemnified Persons under Article VII and Article X, this Agreement is for the sole benefit of the parties and their permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

SECTION 11.09. Amendment. This Agreement may not be amended or modified except by an instrument in writing signed by the parties.

SECTION 11.10. Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a) Any questions, claims, disputes, remedies or Actions arising from or related to this Agreement, and any relief or remedies sought by any parties hereunder, shall be governed exclusively by the laws of the State of New York, without regard to any conflict of laws provisions thereof that would result in the application of the laws of another jurisdiction.

(b) To the fullest extent permitted by applicable Law, each party hereto (i) agrees that any claim, action or proceeding by such party seeking any relief whatsoever arising out of, or in connection with, this Agreement or the transactions contemplated hereby shall be brought only in the courts of the State of New York in the County of New York or the United States District Court for the Southern District of New York, and not in any other State or Federal court in the United States of America or any court in any other country, (ii) agrees to submit to the exclusive jurisdiction of such courts located in New York for purposes of all legal proceedings arising out of, or in connection with, this Agreement or the transactions contemplated hereby, (iii) waives and agrees not to assert any objection that it may now or hereafter have to the laying of the venue of any such Action brought in such a court or any claim that any such Action brought in such a court has been brought in an inconvenient forum, (iv) agrees that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 11.03 or any other manner as may be permitted by Law shall be valid and sufficient service thereof, and (v) agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law. The preceding sentence shall not limit the jurisdiction of the Accounting Arbitrator set forth in Section 2.04, although claims described in the preceding sentence may be asserted in such courts for purposes of enforcing the jurisdiction and judgments of the Accounting Arbitrator.

(c) Each party hereby waives, to the fullest extent permitted by applicable Law, any right it may have to a trial by jury in respect of any litigation directly or indirectly arising out of, under or in connection with this Agreement, any Ancillary Agreement or the Transactions. Each party (i) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other parties hereto have been induced to enter into this Agreement and the Ancillary Agreements, as applicable, by, among other things, the mutual waivers and certifications in this Section 11.10.

SECTION 11.11. Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or email shall be as effective as delivery of a manually executed counterpart of this Agreement.

SECTION 11.12. No Presumption. The parties to this Agreement agree that this Agreement was negotiated fairly between them at arm’s length and that the final terms of this Agreement are the product of the parties’ negotiations. Each party represents and warrants that it has sought and received experienced legal counsel of its own choosing with regard to the contents of this Agreement and the rights and obligations affected hereby. The parties agree that this Agreement shall be deemed to have been jointly and equally drafted by them, and that the provisions of this Agreement therefore should not be construed against a party or parties on the grounds that the party or parties drafted or was more responsible for drafting the provisions.

SECTION 11.13. Availability of Equitable Relief. The parties hereto agree that irreparable damage would occur in the event that any provision of this Agreement were not performed in accordance with the terms hereof. Accordingly, prior to the termination of this Agreement pursuant to Article IX, in the event of any breach or threatened breach by a party of its obligations under this Agreement prior to the Closing, the affected party shall be entitled to seek equitable relief (including specific performance of the terms hereof) without prejudice to any other rights or remedies that may otherwise be available to such other party. Each party hereby waives any requirement for the securing or posting of a bond in connection with seeking any such equitable relief.

SECTION 11.14. Time of Essence. Each of the parties hereto hereby agrees that, with regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

SECTION 11.15. Construction of Agreements. Notwithstanding any other provisions in this Agreement to the contrary, in the event and to the extent that there shall be a conflict between the provisions of this Agreement and the provisions of any Ancillary Agreement entered into by Seller and Purchaser pursuant to this Agreement, the provisions of this Agreement shall control (unless the Ancillary Agreement explicitly provides otherwise).

IN WITNESS WHEREOF, Seller and Purchaser have caused this Agreement to be executed as of the date first written above by duly authorized persons.

VERISIGN, INC.

By:	/s/ Kevin A. Werner
Name: Kevin A. Werner
Title: Senior Vice President,
Corporate Development and Strategy

SYMANTEC CORPORATION

By:	/s/ Enrique Salem
Name: Enrique Salem
Title: President and Chief
Executive Officer

Exhibit A

ATLAS OCSP SOFTWARE LICENSE AGREEMENT

This ATLAS OCSP Software License Agreement (this “License Agreement”) is dated as of [            ], 2010, by and between VERISIGN, INC., a Delaware corporation (“Licensor”) and SYMANTEC CORPORATION, a Delaware corporation (“Licensee” and, together with Licensor, the “Parties” and each of Licensor and Licensee, a “Party”).

W I T N E S S E T H:

WHEREAS, Licensor is the holder of certain software and certain rights related to such software; and

WHEREAS, pursuant to the Acquisition Agreement between the Parties entered into as of May 19, 2010 (the “Acquisition Agreement”), Licensor agreed to grant a license to certain software and associated rights held by Licensor, and Licensee agreed to obtain such license, in each case on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, for and in consideration of the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01. Definitions. Capitalized terms used and not otherwise defined herein shall have the same meanings ascribed to them in the Acquisition Agreement. The following capitalized terms shall have the meaning set forth below for all purposes of this License Agreement:

“ATLAS OCSP Software” means the Software listed in Attachment A, including any and all associated documentation.

“Confidential Information” shall have the meaning specified in Section 5.02.

“Object Code” means computer programming code, substantially or entirely in binary form, which is intended to be directly executable by a computer after suitable processing but without the intervening steps of compilation or assembly.

“Open Source” means any software or software code (including, without limitation, any Source Code components, development tools, scripts, applications, plug-ins, data, or libraries) distributed or made available under any license or terms that require as a condition of use, modification, and/or distribution that any other software components that are incorporated with or into, derived from, or distributed with such software or software code be (i) disclosed or distributed in Source Code form, (ii) licensed to third parties for the purpose of making derivative works, or (iii) redistributable at no charge. In addition to the foregoing, Open Source shall include any software that is the subject of a license approved or certified by the Open Source Initiative, or compliant with the Open Source Initiative “Open Source” definition

(including, without limitation, software code licensed under GNU General Public License, GNU Lesser General Public License, Mozilla License, Common Public License, Apache License and BSD License).

“Purchaser Sites” means the offices, facilities, space, and/or data centers owned, operated, or leased by Licensee or its agents, contractors or subcontractors, that are under Licensee’s control and used in connection with providing the TGV/OCSP Service for the Business.

“Source Code” shall mean computer programming code other than Object Code, that may be displayed in a form readable and understandable by a programmer, and all related compiler command files, build scripts, scripts relating to the operation and maintenance of such application, application programming interface, graphical user interface, and object libraries.

“Term” shall have the meaning specified in Section 7.01.

“TGV/OCSP Service” means the real-time look-up service for obtaining the revocation status of X.509 digital certificates (including SSL, client and device certificates), as used in connection with the Business.

“Transition Services Agreement” means the Transition Services Agreement between the Parties dated as of the same date hereof.

“Version” means the production version of the ATLAS OCSP Software that is used in connection with providing the TGV/OCSP Services for the Business as of the Closing Date.

SECTION 1.02. Terms Generally. In this License Agreement, (a) words in the singular shall include the plural and vice versa, and words of one gender shall include the other gender as the context requires; (b) the term “hereof,” “herein,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this License Agreement and not to any particular provision of this License Agreement, and Articles, Sections and Attachment references are to the article, section and attachments or exhibits to this License Agreement unless otherwise specified; (c) the word “including” and words of similar import when used in this License Agreement shall mean “including, without limitation,” unless otherwise specified; (d) unless otherwise specified, references to an agreement include all schedules or exhibits to such agreement, and all duly executed amendments to such agreement, schedules and exhibits; and (e) where consent of either Party is required hereunder, except as otherwise specified herein, such Party’s consent may be withheld or qualified in its sole discretion.

ARTICLE II

LICENSE AND DELIVERY

SECTION 2.01. License. Subject to Licensee and its Affiliates’ compliance with the other terms and conditions of this License Agreement, Licensor hereby grants to Licensee and its Affiliates during the Term of this License Agreement, a non-exclusive, royalty

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free, worldwide, non-sublicensable, and non-transferable (except as set forth in Section 8.03) license under Licensor’s Intellectual Property Rights (other than Trademark rights) as of the Closing Date to the ATLAS OCSP Software, for use on Licensee’s equipment in Licensee’s location(s), solely for use in providing the TGV/OCSP Service for the Business, to use, install, reproduce, execute, display, perform, modify, localize, enhance and otherwise create derivative works of the ATLAS OCSP Software.

SECTION 2.02. Restrictions on the License. Licensee shall not:

(a) use the ATLAS OCSP Software in connection with, or incorporate into it, or incorporate it into, any Open Source components (in addition to those utilized as of the date hereof, if any) in a manner which may require the disclosure of the Source Code in the ATLAS OCSP Software to third parties or otherwise require the ATLAS OCSP Software to be licensed or re-distributed to third parties;

(b) disclose, transfer, sell, assign (except as set forth in Section 8.03), lease, distribute, or sublicense or make available the ATLAS OCSP Software (or any portion thereof) to any Person;

(c) use the ATLAS OCSP Software for any purpose other than providing the TGV/OCSP Service for the Business;

(d) remove or modify any identifying legends or copyright notices from the ATLAS OCSP Software; or

(e) have or obtain any right to use any Trademarks owned by Licensor (except pursuant to the Acquisition Agreement or the Trademark License Agreement executed in connection with the Transaction), including, without limitation, “Atlas”.

SECTION 2.03. Delivery. As soon as is practical after the date hereof, Licensor shall deliver to Licensee a working copy of the current Version of the ATLAS OCSP Software, in both Object Code and Source Code form; provided that the Source Code form shall be solely delivered to and kept within the secure environment pursuant to the terms of Article IV.

ARTICLE III

OWNERSHIP & RESERVATION OF RIGHTS

SECTION 3.01. Ownership. Licensee acknowledges that Licensor exclusively owns and shall retain all Intellectual Property Rights and title in and to the ATLAS OCSP Software. Each Party acknowledges that the other Party owns and shall retain all Intellectual Property Rights and title in and to any modifications or derivative works that such Party makes to the ATLAS OCSP Software, without any obligation to deliver any copies or rights thereto to the other Party.

SECTION 3.02. No Inconsistent Action. Licensee acknowledges and agrees that to the extent permitted by Law, during the Term it shall not challenge Licensor’s ownership of the ATLAS OCSP Software (or any Intellectual Property embodied therein), or the validity or enforceability thereof.

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SECTION 3.03. Reservation of Rights. All rights not expressly granted herein are reserved by Licensor. Except as explicitly provided in Section 2.01, no license, ownership interest, or other right is granted herein by Licensor with respect to any Intellectual Property Rights or with respect to the ATLAS OCSP Software. Licensor will have no obligation to provide to Licensee any future versions, releases or upgrades of the ATLAS OCSP Software, nor to provide any support or maintenance relating thereto, except as expressly set forth in the Transition Services Agreement.

ARTICLE IV

SOURCE CODE RESTRICTIONS & COMPLIANCE

SECTION 4.01. Secure Environment.

(a) Licensee shall provide a secure environment to maintain the ATLAS OCSP Software in Source Code form at a reasonable number of Purchaser Sites (the “Lab Environment”) for the use of employees, agents, contractors and subcontractors of Licensee, as reasonably necessary for Licensee’s exercise of its rights under this License Agreement, that have executed a written agreement containing terms at least as protective as those contained in this License Agreement (the “Confidential Parties”). Notwithstanding the foregoing, Licensee’s employees, agents, contractors and subcontractors may access the Source Code located at Purchaser Sites remotely, but only as reasonably necessary for Licensee’s exercise of its rights under this License Agreement.

(b) Subject to the terms and conditions set forth herein as well as all Licensee security protocols and policies, Licensee may allow Confidential Parties access to the Lab Environment twenty-four hours a day and seven days a week to exercise the rights granted to Licensee hereunder with respect to the ATLAS OCSP Software in Source Code form.

SECTION 4.02. Security Requirements. Licensee acknowledges the importance of maintaining the security and confidentiality of the ATLAS OCSP Software and agrees to maintain at all Purchaser Sites reasonable physical safeguards and otherwise prevent the access, transfer, disclosure, or use of the ATLAS OCSP Software not authorized under this Agreement in a manner inconsistent with the obligations of Licensee under this License Agreement. To meet its obligations hereunder, Licensee shall at a minimum:

(a) treat the ATLAS OCSP Software with the same degree of care that it uses for its comparably confidential information and Source Code, but in any event with no less than a reasonable degree of care; and

(b) implement commercially reasonable systems for restricting access to the ATLAS OCSP Software to those persons for which access is authorized under this License Agreement; and

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(c) take all reasonable and appropriate measures to secure and protect the ATLAS OCSP Software from theft and unauthorized, improper, or accidental use, access, modification, disclosure, or destruction; and

(d) take all reasonable and appropriate measures to ensure that no computer storage devices containing ATLAS OCSP Software are disposed of or otherwise presented to others in violation of the License Agreement unless all ATLAS OCSP Software has been securely deleted; and

(e) promptly notify Licensor of any breach of any of the physical or electronic security measures set forth herein.

SECTION 4.03. Verification of Compliance.

(a) At Licensor’s expense, not more than one (1) time per year, Licensee shall allow Licensor or its designee to verify Licensee’s compliance with the terms of this License Agreement, including, without limitation, reasonable access in and to Licensee’s premises and systems. Licensor shall provide at least two (2) weeks prior written notice of any such review and all such reviews shall be mutually scheduled by the Parties. Any such review shall be reasonable in size, scope, and duration, and shall be conducted in a manner that does not unreasonably adversely impact Licensee’s operation of the Business. In the event of any non-compliance, Licensee shall act reasonably and promptly to become compliant with the requirements specified herein.

ARTICLE V

CONFIDENTIALITY

SECTION 5.01. Obligations of Confidentiality. In addition to the obligations of Article IV, Licensee acknowledges and agrees to maintain the confidentiality of Confidential Information (as hereafter defined) of Licensor provided by the Licensor or otherwise received or accessed by the Licensee hereunder. The Licensee shall (i) use the same care and discretion to avoid disclosure, publication or dissemination of the Licensor’s Confidential Information as the Licensee uses with its own similar information that it does not wish to disclose, publish or disseminate (but in no event less than reasonable care); (ii) use the Licensor’s Confidential Information only for the purpose for which it was disclosed; and (iii) not disclose or disseminate the Licensor’s Confidential Information to any Person other than those employees, agents, contractors and subcontractors of the Licensee who have a need to know it in order to assist the Licensee in performing its obligations, or to permit the Licensee to exercise its rights under this License Agreement.

SECTION 5.02. Definition of Confidential Information. As used herein, “Confidential Information” shall mean the ATLAS OCSP Software and all Intellectual Property Rights embodied therein.

SECTION 5.03. Exclusions. The provisions of this Article V shall not apply to the extent, but only to the extent, that such Confidential Information: (a) is already known to the Licensee free of any restriction or confidentiality obligation prior to the date hereof; (b)

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subsequently learned from an independent third party (excluding prior employees or contractors of Licensor) without breach of any confidentiality obligation owed to a Party hereto; (c) is or becomes publicly available through no wrongful act of the Licensee or breach of this License Agreement; (d) is independently developed by or for the Licensee without reference to or use of any Confidential Information of the Licensor; or (e) is required to be disclosed pursuant to an applicable law, rule, regulation, self-regulation, government requirement, court order, the rules of any stock exchange or regulatory authority (provided, however, that the Licensee shall advise the Licensor of such required disclosure promptly upon learning thereof in order to afford the Licensor a reasonable opportunity to contest, limit and/or assist the Licensee in crafting such disclosure).

SECTION 5.04. Survival of Restrictions. Notwithstanding anything to the contrary herein, the obligations under this Article V with respect to Confidential Information shall survive indefinitely.

ARTICLE VI

WARRANTY DISCLAIMER AND LIMITATION OF LIABILITY

SECTION 6.01. Exclusion of Warranties. ANY SOFTWARE AND DOCUMENTATION PROVIDED HEREUNDER ARE PROVIDED “AS IS.” EXCEPT FOR ANY EXPRESS WARRANTIES THAT MAY BE CONTAINED IN THE ACQUISITION AGREEMENT, NEITHER PARTY MAKES OR HAVE MADE ANY REPRESENTATIONS OR WARRANTIES TO THE OTHER, EXPRESS OR IMPLIED REGARDING THIS LICENSE AGREEMENT OR THE SUBJECT MATTER HEREOF, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, CORRECTNESS, RELIABILITY, COMMERCIAL SUCCESS OR USEFULNESS, SUFFICIENCY, OR NON-INFRINGEMENT. ALL WARRANTIES ARE HEREBY DISCLAIMED, AND NO WARRANTY IS GIVEN THAT THE SOFTWARE WILL CONFORM TO ANY DESCRIPTION THEREOF OR BE FREE OF DEFECTS OR IS, OR WILL OPERATE, WITHOUT ERRORS.

SECTION 6.02. LIMITATION OF LIABILITY. UNDER NO CIRCUMSTANCES SHALL EITHER PARTY HAVE ANY LIABILITY FOR SPECIAL, INDIRECT, CONSEQUENTIAL, EXEMPLARY, INCIDENTAL OR PUNITIVE DAMAGES, IN EACH CASE ARISING OUT OF, OR IN ANY MANNER RELATING TO, THIS LICENSE AGREEMENT, THE PERFORMANCE OR BREACH HEREOF, OR THE SUBJECT MATTER HEREOF, EVEN IF SUCH PARTY HAS BEEN ADVISED OF, OR OTHERWISE MIGHT OR SHOULD HAVE ANTICIPATED, THE POSSIBILITY OF SUCH DAMAGES, AND REGARDLESS OF THE FORM OF ACTION, WHETHER IN CONTRACT, TORT OR OTHERWISE. THE LIMITATIONS OF LIABILITY SET FORTH IN THIS SECTION SHALL NOT APPLY TO DAMAGES (INCLUDING LOST PROFITS, CONSEQUENTIAL DAMAGES OR DIMINUTION IN VALUE DAMAGES ONLY TO THE EXTENT THEY ARE THE DIRECT AND REASONABLY FORESEEABLE CONSEQUENCE OF THE RELEVANT BREACH AND ARE NOT OCCASIONED BY SPECIAL CIRCUMSTANCES) RESULTING FROM (i) DISCLOSURE OF THE ATLAS OCSP SOFTWARE TO THIRD PARTIES IN VIOLATION OF ARTICLE V OR (ii) GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

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ARTICLE VII

TERM AND TERMINATION

SECTION 7.01. Term. The term of this License Agreement (the “Term”) shall commence on the date hereof and continue in perpetuity, unless terminated earlier pursuant to this Article VII.

SECTION 7.02. Termination. In the event of a material breach by Licensee of the License Agreement, the Licensor may terminate the License Agreement if such breach is not cured within sixty (60) days after providing written notice thereof by Licensor to the Licensee.

SECTION 7.03. Effect of Termination. Upon termination of the License Agreement, Licensee shall immediately discontinue use of all ATLAS OCSP Software, shall have no right to keep any copies of the ATLAS OCSP Software, and shall destroy or return all of the foregoing copies. Licensee shall certify to Licensor in writing that the foregoing has occurred. Articles III, V, and VI shall survive termination.

ARTICLE VIII

MISCELLANEOUS

SECTION 8.01. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any applicable Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not fundamentally changed. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

SECTION 8.02. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by facsimile or by registered or certified mail (postage prepaid, return receipt requested) to the respective Persons at the addresses set forth in Section 11.03 of the Acquisition Agreement (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 8.02).

SECTION 8.03. Assignment. No Party may assign this agreement without the prior written consent of the other Party, such consent not to be unreasonably withheld, except that either may assign this Agreement without the prior written consent of the other to any Affiliate or in connection with any merger, public offering, consolidation, reorganization, or sale

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of substantially all of its assets, provided that such assignee agrees in writing to be bound by the terms and conditions of this Agreement (including as it relates to the rights granted to the other Party) and that (b) if such transaction occurs within four (4) years of the Closing Date, the assignee’s primary business is not a Purchaser Competitive Business, provided further that this subclause (b) shall not apply if the proposed assignee acquires Control, or substantially all of the assets, of Licensee.

SECTION 8.04. Entire Agreement. This Agreement, together with the Acquisition Agreement and the other Ancillary Agreements, constitutes the entire agreement of the Parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, between Licensor and Licensee with respect to the subject matter hereof.

SECTION 8.05. Amendment. This Agreement may not be amended or modified except by an instrument in writing signed by the Parties.

SECTION 8.06. Governing Law; Jurisdiction.

(a) Any questions, claims, disputes, remedies or Actions arising from or related to this Agreement, and any relief or remedies sought by any Parties hereunder, shall be governed exclusively by the laws of the State of New York, without regard to any conflict of laws provisions thereof that would result in the application of the laws of another jurisdiction.

(b) To the fullest extent permitted by applicable Law, each Party hereto (i) agrees that any claim, action or proceeding by such Party seeking any relief whatsoever arising out of, or in connection with, this Agreement or the transactions contemplated hereby shall be brought only in the United States District Court for the Southern District of New York or any court of the State of New York sitting in the Borough of Manhattan, and not in any other State or Federal court in the United States of America or any court in any other country, (ii) agrees to submit to the exclusive jurisdiction of such courts located in New York, New York for purposes of all legal proceedings arising out of, or in connection with, this Agreement or the transactions contemplated hereby, (iii) waives and agrees not to assert any objection that it may now or hereafter have to the laying of the venue of any such Action brought in such a court or any claim that any such Action brought in such a court has been brought in an inconvenient forum, (iv) agrees that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 8.02 or any other manner as may be permitted by Law shall be valid and sufficient service thereof, and (v) agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.

SECTION 8.07. Availability of Equitable Relief. In the event of any breach or threatened breach by either Party of its obligations under this Agreement, the other Party shall be entitled to equitable relief (including specific performance) without prejudice to any other rights or remedies that may otherwise be available to such other Party.

SECTION 8.08. No Presumption. The Parties agree that this Agreement was negotiated fairly between them at arm’s length and that the final terms of this Agreement are the

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product of the Parties’ negotiations. Each Party represents and warrants that it has sought and received experienced legal counsel of its own choosing with regard to the contents of this Agreement and the rights and obligations affected hereby. The Parties agree that this Agreement shall be deemed to have been jointly and equally drafted by them, and that the provisions of this Agreement therefore should not be construed against a Party or Parties on the grounds that the Party or Parties drafted or was more responsible for drafting the provisions.

SECTION 8.09. Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

SECTION 8.10. Counterparts. This Agreement may be executed in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or email shall be as effective as delivery of a manually executed counterpart of this Agreement.

[Signature Page Follows]

9

IN WITNESS WHEREOF, the Parties have caused this License Agreement to be duly executed as of the day and year first written above.

VERISIGN, INC.	SYMANTEC CORPORATION

By:	By:
Name:	Name:
Title:	Title:
Date:	Date:

10

EXHIBIT B

BILL OF SALE AND ASSIGNMENT AND ASSUMPTION AGREEMENT

This Bill of Sale and Assignment and Assumption Agreement (this “Bill of Sale”), dated [—], 2010, is executed by and between VERISIGN, INC, a Delaware corporation (“Seller”), and SYMANTEC CORPORATION, a Delaware corporation (“Purchaser”), in connection with that certain Acquisition Agreement, dated May 19, 2010 (the “Agreement”), between Purchaser and Seller, pursuant to which Seller has agreed to transfer to Purchaser and Purchaser has agreed to purchase and assume the Transferred Assets, the Shares and the Assumed Liabilities.

Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Agreement.

1. For good and valuable consideration as set forth in the Agreement, the receipt and sufficiency of which are hereby acknowledged, effective as of the date hereof, (i) Seller hereby sells, transfers, conveys, assigns and delivers to Purchaser and its Subsidiaries, subject to and in accordance with the terms of the Agreement, all of Seller’s right, title and interest in and to the Transferred Assets and the Shares, free and clear of all Liens other than Permitted Liens or Liens created by or through Purchaser or any of its Affiliates, and (ii) Purchaser hereby purchases and accepts all of Seller’s right, title, and interest in and to the Transferred Assets and the Shares, and, subject to and in accordance with the terms of the Agreement, assumes and agrees to pay, perform and discharge when due all of the Assumed Liabilities. Seller and Purchaser expressly acknowledge and agree that Seller is not, pursuant to this Bill of Sale, transferring to Purchaser any right, title or interest in, to or under any Excluded Assets and Purchaser is not assuming any Retained Liabilities. Notwithstanding the foregoing, in the event that, as of the date hereof, Consent to assignment of any Nonassignable Asset has not been obtained, this Bill of Sale shall not be construed as an attempt or agreement to assign or transfer such Nonassignable Asset unless and until such Consent shall have been obtained. Upon receipt of any such Consent, all of Seller’s right, title, and interest in and to such Transferred Asset shall automatically be deemed to have been sold, transferred, conveyed, assigned and delivered unto Purchaser and its Subsidiaries pursuant to this Bill of Sale, and Purchaser shall automatically be deemed to have assumed and agreed to pay, perform and discharge when due all of the Assumed Liabilities in respect of such Transferred Asset as and to the extent provided in the Agreement in accordance with the provisions hereof.

2. This Bill of Sale is made subject to and with the benefit of the respective representations and warranties, agreements, covenants, terms, conditions, limitations and other provisions of the Agreement (including, without limitation, the schedules and exhibits thereto), which are incorporated herein by reference.

Nothing contained in this Bill of Sale shall be deemed to supersede, modify, limit, extend, add to, amend or in any way affect any of the rights or obligations (including, for the avoidance of doubt, any representation or warranty) of any party under the Agreement. In the event of any conflict or inconsistency between the Agreement and the terms hereof, the terms of the Agreement shall govern and remain in full force and effect. This Bill of Sale is for the sole benefit of the parties hereto and their permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit, or remedy of any nature whatsoever under or by reason of, this Bill of Sale.

3. If any term or other provision of this Bill of Sale is invalid, illegal or incapable of being enforced by any applicable Law or public policy, all other conditions and provisions of this Bill of Sale shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not fundamentally changed. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Bill of Sale so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

4. Neither party may directly or indirectly transfer any of its rights or delegate any of its obligations hereunder without the prior written consent of the other party. Any purported transfer or delegation in violation of this section shall be null and void.

5. This Bill of Sale may not be amended or modified except by an instrument in writing signed by both parties hereto.

6. Any questions, claims, disputes, remedies or Actions arising from or related to this Bill of Sale, and any relief or remedies sought by any parties hereunder, shall be governed exclusively by the laws of the State of New York, without regard to any conflict of laws provisions thereof that would result in the application of the laws of another jurisdiction.

7. This Bill of Sale may be executed in one or more counterparts, and by the different parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Bill of Sale by facsimile or email shall be as effective as delivery of a manually executed counterpart of this Bill of Sale.

2

IN WITNESS WHEREOF, this Bill of Sale has been duly executed by each of the parties hereto as of the date first written above.

VERISIGN, INC.	SYMANTEC CORPORATION

By:	By:
Name:	Name:
Title:	Title:

3

Exhibit C

Commercial Agreements*

*	The forms of Commercial Agreements were not prepared and therefore cannot be filed.

EXHIBIT D

[FORM] TRADEMARK ASSIGNMENT AGREEMENT

This TRADEMARK ASSIGNMENT AGREEMENT (“Assignment”) dated as of [—], 2010 (the “Effective Date”), is made by and between [<VERISIGN, INC., a Delaware corporation (“Assignor”)> or <SELLER SUBSIDIARY (“Assignor”), a [    ] and wholly-owned subsidiary of VERISIGN, INC. (“VeriSign”)>], and [<SYMANTEC CORPORATION, a Delaware Corporation (“Assignee”)> or <PURCHASER SUBSIDIARY(“Assignee”), a [    ] and wholly-owned subsidiary of SYMANTEC CORPORATION (“Symantec”)>].

W I T N E S S E T H:

WHEREAS, [Assignor/VeriSign] and [Assignee/Symantec] are parties to that certain Acquisition Agreement, dated as of [—], 2010 (the “Acquisition Agreement”), pursuant to which [Assignee/Symantec] has agreed to (or, as applicable, has agreed to cause its Subsidiaries to) purchase and accept, and [Assignor/VeriSign] has agreed to (or, as applicable, has agreed to cause its Subsidiaries to) sell, transfer, convey and assign to Assignee all of Assignor’s right, title and interest in and to the Trademarks included in the Transferred Intellectual Property (including, without limitation, the Trademarks listed in Schedule A hereto) (the “Trademarks”).

NOW, THEREFORE, in consideration of the premises and covenants set forth herein and in the Acquisition Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Assignment. Assignor hereby sells, transfers, conveys and assigns to Assignee, its successors and assigns, and Assignee hereby purchases and accepts from Assignor, all of Assignor’s right, title and interest in and to the Trademarks, together with all goodwill associated therewith and the right to sue or recover and retain damages and costs and attorneys’ fees for past, present and future infringement, dilution, passing off or misappropriation of the Trademarks and to fully and entirely stand in the place of the Assignor in all matters related to the Trademarks.

2. Cooperation. This Assignment has been executed and delivered by the Assignor for the purpose of recording the assignment herein with the appropriate government entity. At Assignee’s sole cost and expense, Assignor shall execute and deliver such other documents and take all such other commercially reasonable actions which Assignee, its successors and/or assigns may reasonably request to effect the terms of this Assignment, including its recordation in relevant state and national trademark offices.

3. Warranties. EXCEPT AS EXPRESSLY SET FORTH IN THE ACQUISITION AGREEMENT, THERE ARE NO EXPRESS OR IMPLIED WARRANTIES OF NONINFRINGEMENT OF THIRD PARTY INTELLECTUAL PROPERTY RIGHTS, OR REGARDING THE SCOPE, VALIDITY, OR ENFORCEABILITY OF ANY TRANSFERRED INTELLECTUAL PROPERTY RIGHTS.

1

4. General Provisions. Capitalized terms used herein but not defined herein shall have the meanings set forth in the Acquisition Agreement. This Assignment, Schedule A hereto and the Acquisition Agreement constitute the entire understanding and agreement of the parties hereto with respect to the subject matter hereof and supersede all prior and contemporaneous agreements or understandings, inducements or conditions, express or implied, written or oral, between and among the parties with respect hereto. In the event of any conflict between the terms of this Assignment and the terms of the Acquisition Agreement, the terms of the Acquisition Agreement shall control. This Assignment may not be supplemented, altered, or modified in any manner except by a writing signed by all parties hereto. The failure of any party to enforce any terms or provisions of this Assignment shall not waive any of its rights under such terms or provisions. This Assignment shall bind and inure to the benefit of the respective parties and their assigns, transferees and successors.

5. Governing Law; Jurisdiction and Venue. This Assignment shall be governed by, and construed in accordance with, the Laws of the State of New York, without regard to any conflict of laws provisions thereof that would result in the application of the laws of another jurisdiction. Both Assignee and Assignor hereby consent to and submit to the exclusive jurisdiction and venue of the federal and state courts located in the State of New York for enforcement or interpretation of this Assignment, and for any disputes under or arising out of this Assignment.

6. Counterparts. This Assignment may be executed in counterparts, each of which will be an original as regards any party whose signature appears thereon and both of which together will constitute one and the same instrument.

[Remainder of this page intentionally left blank. Signature page follows.]

2

IN WITNESS WHEREOF, Assignor and Assignee have caused this instrument to be executed by its respective duly authorized representative as of the Effective Date.

VeriSign, Inc.

By
Name:
Title:

Symantec Corporation

By
Name:
Title:

3

STATE OF	)
	)	ss.:
COUNTY OF	)

On this          day of          2010, before me, the undersigned, a notary public in and for said state and county, personally appeared                     , personally known to me (or proved to me on the basis of satisfactory evidence), to be the individual who executed the foregoing instrument on behalf of VeriSign Inc., a Delaware corporation, as the                      of such company and acknowledged to me that the execution and delivery of said instrument was duly authorized by said company.

Notary Public

(Affix Seal Below)

4

STATE OF	)
	)	ss.:
COUNTY OF	)

On this          day of          2010, before me, the undersigned, a notary public in and for said state and county, personally appeared                     , personally known to me (or proved to me on the basis of satisfactory evidence), to be the individual who executed the foregoing instrument on behalf of Symantec Corporation as the                      of such company and acknowledged to me that the execution and delivery of said instrument was duly authorized by said company.

Notary Public

(Affix Seal Below)

5

EXHIBIT D

[FORM] PATENT ASSIGNMENT AGREEMENT

This PATENT ASSIGNMENT AGREEMENT (“Assignment”) dated as of [—], 2010 (the “Effective Date”), is made by and between [<VERISIGN, INC., a Delaware corporation (“Assignor”)> or <SELLER SUBSIDIARY (“Assignor”), a [    ] and wholly-owned subsidiary of VERISIGN, INC. (“VeriSign”)>], and [<SYMANTEC CORPORATION, a Delaware Corporation (“Assignee”)> or <PURCHASER SUBSIDIARY(“Assignee”), a [    ] and wholly-owned subsidiary of SYMANTEC CORPORATION (“Symantec”)>].

W I T N E S S E T H:

WHEREAS, [Assignor/VeriSign] and [Assignee/Symantec] are parties to that certain Acquisition Agreement, dated as of [—], 2010 (the “Acquisition Agreement”), pursuant to which [Assignee/Symantec] has agreed to (or, as applicable, has agreed to cause its Subsidiaries to) purchase and accept, and [Assignor/VeriSign] has agreed to (or, as applicable, has agreed to cause its Subsidiaries to) sell, transfer, convey and assign to Assignee all of Assignor’s right, title and interest in, to and under the Patents included in the Transferred Intellectual Property (including, without limitation, the Patents listed in Schedule A hereto) (the “Patents”).

NOW, THEREFORE, in consideration of the premises and covenants set forth herein and in the Acquisition Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Assignment. Assignor hereby sells, transfers, conveys and assigns to Assignee, its successors and assigns, and Assignee hereby purchases and accepts from Assignor, all of Assignor’s right, title and interest in, to and under the Patents, together with the right to sue or recover and retain damages and costs and attorneys’ fees for past, present and future infringement of the Patents, or any patent based upon or claiming priority to the Patents, and to fully and entirely stand in the place of the Assignor in all matters related to the Patents.

2. Cooperation. This Assignment has been executed and delivered by the Assignor for the purpose of recording the assignment herein with the appropriate government entity. At Assignee’s sole cost and expense, Assignor shall execute and deliver such other documents and take all other commercially reasonable actions which Assignee, its successors and/or assigns, may reasonably request to effect the terms of this Assignment, including its recordation in relevant state and national patent offices.

3. Warranties. EXCEPT AS EXPRESSLY SET FORTH IN THE ACQUISITION AGREEMENT, THERE ARE NO EXPRESS OR IMPLIED WARRANTIES OF NONINFRINGEMENT OF THIRD PARTY INTELLECTUAL PROPERTY RIGHTS, OR REGARDING THE SCOPE, VALIDITY, OR ENFORCEABILITY OF ANY TRANSFERRED INTELLECTUAL PROPERTY RIGHTS.

1

4. General Provisions. Capitalized terms used herein but not defined herein shall have the meanings set forth in the Acquisition Agreement. This Assignment, Schedule A hereto and the Acquisition Agreement constitute the entire understanding and agreement of the parties hereto with respect to the subject matter hereof and supersede all prior and contemporaneous agreements or understandings, inducements or conditions, express or implied, written or oral, between and among the parties with respect hereto. In the event of any conflict between the terms of this Assignment and the terms of the Acquisition Agreement, the terms of the Acquisition Agreement shall control. This Assignment may not be supplemented, altered, or modified in any manner except by a writing signed by all parties hereto. The failure of any party to enforce any terms or provisions of this Assignment shall not waive any of its rights under such terms or provisions. This Assignment shall bind and inure to the benefit of the respective parties and their assigns, transferees and successors.

5. Governing Law; Jurisdiction and Venue. This Assignment shall be governed by, and construed in accordance with, the Laws of the State of New York, without regard to any conflict of laws provisions thereof that would result in the application of the laws of another jurisdiction. Both Assignee and Assignor hereby consent to and submit to the exclusive jurisdiction and venue of the federal and state courts located in the State of New York for enforcement or interpretation of this Assignment, and for any disputes under or arising out of this Assignment.

6. Counterparts. This Assignment may be executed in counterparts, each of which will be an original as regards any party whose signature appears thereon and both of which together will constitute one and the same instrument.

[Remainder of this page intentionally left blank. Signature page follows.]

2

IN WITNESS WHEREOF, Assignor and Assignee have caused this instrument to be executed by its respective duly authorized representative as of the Effective Date.

VeriSign, Inc.

By
Name:
Title:

Symantec Corporation

By
Name:
Title:

3

STATE OF                     )

                                         ) ss.:

COUNTY OF                 )

On this          day of          2010, before me, the undersigned, a notary public in and for said state and county, personally appeared                     , personally known to me (or proved to me on the basis of satisfactory evidence), to be the individual who executed the foregoing instrument on behalf of VeriSign Inc., a Delaware corporation, as the                      of such company and acknowledged to me that the execution and delivery of said instrument was duly authorized by said company.

Notary Public

(Affix Seal Below)

4

STATE OF                     )

                                         ) ss.:

COUNTY OF                 )

On this          day of          2010, before me, the undersigned, a notary public in and for said state and county, personally appeared                     , personally known to me (or proved to me on the basis of satisfactory evidence), to be the individual who executed the foregoing instrument on behalf of Symantec Corporation, as the                      of such company and acknowledged to me that the execution and delivery of said instrument was duly authorized by said company.

Notary Public

(Affix Seal Below)

5

EXHIBIT D

[FORM] DOMAIN ASSIGNMENT AGREEMENT

This DOMAIN ASSIGNMENT AGREEMENT (“Assignment”) dated as of [—], 2010 (the “Effective Date”), is made by and between [<VERISIGN, INC., a Delaware corporation (“Assignor”)> or <SELLER SUBSIDIARY (“Assignor”), a [    ] and wholly-owned subsidiary of VERISIGN, INC. (“VeriSign”)>], and [<SYMANTEC CORPORATION, a Delaware Corporation (“Assignee”)> or <PURCHASER SUBSIDIARY(“Assignee”), a [    ] and wholly-owned subsidiary of SYMANTEC CORPORATION (“Symantec”)>].

W I T N E S S E T H:

WHEREAS, [Assignor/VeriSign] and [Assignee/Symantec] are parties to that certain Acquisition Agreement, dated as of [—], 2010 (the “Acquisition Agreement”), pursuant to which [Assignee/Symantec] has agreed to (or, as applicable, has agreed to cause its Subsidiaries to) purchase and accept, and [Assignor/VeriSign] has agreed to (or, as applicable, has agreed to cause its Subsidiaries to) sell, transfer, convey and assign to Assignee all of Assignor’s right, title and interest in and to the domain names included in the Transferred Intellectual Property (including, without limitation, the domain names listed in Schedule A hereto) (the “Domains”).

NOW, THEREFORE, in consideration of the premises and covenants set forth herein and in the Acquisition Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Assignment. Assignor hereby sells, transfers, conveys and assigns to Assignee, its successors and assigns, and Assignee hereby purchases and accepts from Assignor, all of Assignor’s right, title and interest in and to the Domains, except with respect to any goodwill associated with the use of any Excluded Asset that may be included in any such Domain, including, without limitation, the name “VeriSign”, and the right to sue or recover and retain damages and costs and attorneys’ fees for past, present and future infringement or cybersquatting of the Domains and to fully and entirely stand in the place of the Assignor in all matters related to the Domains.

2. Cooperation. This Assignment has been executed and delivered by the Assignor for the purpose of recording the assignment herein with the appropriate entity. At Assignee’s sole cost and expense, Assignor shall execute and deliver such other documents and take all other commercially reasonable actions which Assignee, its successors and/or assigns, may reasonably request to effect the terms of this Assignment, including its recordation with any relevant domain registrars. Assignor shall take the steps reasonably required by each registrar for the Domains to effect the recordation of the transfer and transfer of the Domains’ registrations to Assignee (including delivering to Assignee all necessary Auth-Info codes or other required passwords to unlock the Domains, to the extent the foregoing is necessary to effect the intent and the terms of this Assignment), at Assignee’s sole cost and expense.

1

3. Warranties. EXCEPT AS EXPRESSLY SET FORTH IN THE ACQUISITION AGREEMENT, THERE ARE NO EXPRESS OR IMPLIED WARRANTIES OF NONINFRINGEMENT OF THIRD PARTY INTELLECTUAL PROPERTY RIGHTS, OR REGARDING THE SCOPE, VALIDITY, OR ENFORCEABILITY OF ANY TRANSFERRED INTELLECTUAL PROPERTY RIGHTS.

4. General Provisions. Capitalized terms used herein but not defined herein shall have the meanings set forth in the Acquisition Agreement. This Assignment, Schedule A hereto and the Acquisition Agreement constitute the entire understanding and agreement of the parties hereto with respect to the subject matter hereof and supersede all prior and contemporaneous agreements or understandings, inducements or conditions, express or implied, written or oral, between and among the parties with respect hereto. In the event of any conflict between the terms of this Assignment and the terms of the Acquisition Agreement, the terms of the Acquisition Agreement shall control. This Assignment may not be supplemented, altered, or modified in any manner except by a writing signed by all parties hereto. The failure of any party to enforce any terms or provisions of this Assignment shall not waive any of its rights under such terms or provisions. This Assignment shall bind and inure to the benefit of the respective parties and their assigns, transferees and successors.

5. Governing Law; Jurisdiction and Venue. This Assignment shall be governed by, and construed in accordance with, the Laws of the State of New York, without regard to any conflict of laws provisions thereof that would result in the application of the laws of another jurisdiction. Both Assignee and Assignor hereby consent to and submit to the exclusive jurisdiction and venue of the federal and state courts located in the State of New York for enforcement or interpretation of this Assignment, and for any disputes under or arising out of this Assignment.

6. Counterparts. This Assignment may be executed in counterparts, each of which will be an original as regards any party whose signature appears thereon and both of which together will constitute one and the same instrument.

[Remainder of this page intentionally left blank. Signature page follows.]

2

IN WITNESS WHEREOF, Assignor and Assignee have caused this instrument to be executed by its respective duly authorized representative as of the Effective Date.

VeriSign, Inc.

By
Name:
Title:

Symantec Corporation

By
Name:
Title:

3

EXHIBIT D

[FORM] COPYRIGHT ASSIGNMENT AGREEMENT

This COPYRIGHT ASSIGNMENT AGREEMENT (“Assignment”) dated as of [—], 2010 (the “Effective Date”), is made by and between [<VERISIGN, INC., a Delaware corporation (“Assignor”)> or <SELLER SUBSIDIARY (“Assignor”), a [    ] and wholly-owned subsidiary of VERISIGN, INC. (“VeriSign”)>], and [<SYMANTEC CORPORATION., a Delaware Corporation (“Assignee”)> or <PURCHASER SUBSIDIARY(“Assignee”), a [    ] and wholly-owned subsidiary of SYMANTEC CORPORATION (“Symantec”)>].

W I T N E S S E T H:

WHEREAS, [Assignor/VeriSign] and [Assignee/Symantec] are parties to that certain Acquisition Agreement, dated as of [—], 2010 (the “Acquisition Agreement”), pursuant to which [Assignee/Symantec] has agreed to (or, as applicable, has agreed to cause its Subsidiaries to) purchase and accept, and [Assignor/VeriSign] has agreed to (or, as applicable, has agreed to cause its Subsidiaries to) to sell, transfer, convey and assign to Assignee all of Assignor’s right, title and interest in and to the Copyrights included in the Transferred Intellectual Property (including, without limitation, the Copyrights listed in Schedule A hereto) (the “Copyrights”).

NOW, THEREFORE, in consideration of the premises and covenants set forth herein and in the Acquisition Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Assignment. Assignor hereby sells, transfers, conveys and assigns to Assignee, its successors and assigns, and Assignee hereby purchases and accepts from Assignor, all of Assignor’s right, title and interest in and to the Copyrights, together with the right to sue or recover and retain damages and costs and attorneys’ fees for past, present and future infringement of the Copyrights and to fully and entirely stand in the place of the Assignor in all matters related to the Copyrights.

2. Moral Rights. To the extent permitted by applicable Law, Assignor hereby waives any and all moral rights, including, but not limited to, rights of attribution, integrity and disclosure arising from the Copyrights, together with all claims for damages and other remedies asserted on the basis of moral rights, and hereby assigns, transfers and conveys to Assignee any waivers granted to Assignor of any such moral rights.

3. Cooperation. This Assignment has been executed and delivered by the Assignor for the purpose of recording the assignment herein with the appropriate government entity. At Assignee’s sole cost and expense, Assignor shall execute and deliver such other documents and take all other commercially reasonable actions which Assignee, its successors and/or assigns, may reasonably request to effect the terms of this Assignment, including its recordation with the United States Copyright Office and any other relevant state and national copyright offices.

1

EXHIBIT D

4. Warranties. EXCEPT AS EXPRESSLY SET FORTH IN THE ACQUISITION AGREEMENT, THERE ARE NO EXPRESS OR IMPLIED WARRANTIES OF NONINFRINGEMENT OF THIRD PARTY INTELLECTUAL PROPERTY RIGHTS, OR REGARDING THE SCOPE, VALIDITY, OR ENFORCEABILITY OF ANY TRANSFERRED INTELLECTUAL PROPERTY RIGHTS.

5. General Provisions. Capitalized terms used herein but not defined herein shall have the meanings set forth in the Acquisition Agreement. This Assignment, Schedule A hereto and the Acquisition Agreement constitute the entire understanding and agreement of the parties hereto with respect to the subject matter hereof and supersede all prior and contemporaneous agreements or understandings, inducements or conditions, express or implied, written or oral, between and among the parties with respect hereto. In the event of any conflict between the terms of this Assignment and the terms of the Acquisition Agreement, the terms of the Acquisition Agreement shall control. This Assignment may not be supplemented, altered, or modified in any manner except by a writing signed by all parties hereto. The failure of any party to enforce any terms or provisions of this Assignment shall not waive any of its rights under such terms or provisions. This Assignment shall bind and inure to the benefit of the respective parties and their assigns, transferees and successors.

6. Governing Law; Jurisdiction and Venue. This Assignment shall be governed by, and construed in accordance with, the Laws of the State of New York, without regard to any conflict of laws provisions thereof that would result in the application of the laws of another jurisdiction. Both Assignee and Assignor hereby consent to and submit to the exclusive jurisdiction and venue of the federal and state courts located in the State of New York for enforcement or interpretation of this Assignment, and for any disputes under or arising out of this Assignment.

7. Counterparts. This Assignment may be executed in counterparts, each of which will be an original as regards any party whose signature appears thereon and both of which together will constitute one and the same instrument.

[Remainder of this page intentionally left blank. Signature page follows.]

2

EXHIBIT D

IN WITNESS WHEREOF, Assignor and Assignee have caused this instrument to be executed by its respective duly authorized representative as of the Effective Date.

VeriSign, Inc.

By
Name:
Title:

Symantec Corporation

By
Name:
Title:

3

EXHIBIT D

STATE OF                     )

                                         ) ss.:

COUNTY OF                 )

On this          day of          2010, before me, the undersigned, a notary public in and for said state and county, personally appeared                     , personally known to me (or proved to me on the basis of satisfactory evidence), to be the individual who executed the foregoing instrument on behalf of VeriSign Inc., a Delaware corporation, as the                      of such company and acknowledged to me that the execution and delivery of said instrument was duly authorized by said company.

Notary Public

(Affix Seal Below)

4

EXHIBIT D

STATE OF                     )

                                         ) ss.:

COUNTY OF                 )

On this          day of          2010, before me, the undersigned, a notary public in and for said state and county, personally appeared                     , personally known to me (or proved to me on the basis of satisfactory evidence), to be the individual who executed the foregoing instrument on behalf of [—], as the                      of such company and acknowledged to me that the execution and delivery of said instrument was duly authorized by said company.

Notary Public

(Affix Seal Below)

5

Exhibit E

INTELLECTUAL PROPERTY LICENSE AGREEMENT

This INTELLECTUAL PROPERTY LICENSE AGREEMENT (the “Agreement”) is made as of [—], 2010, by and between VERISIGN, INC., a Delaware corporation (“VeriSign”), together with the Seller Subsidiaries (collectively, “Seller”), and SYMANTEC CORPORATION, a Delaware corporation (“Symantec”), together with the Companies and any Subsidiaries of Purchaser acquiring Transferred Intellectual Property under the Acquisition Agreement (collectively, “Purchaser”). Seller and Purchaser may each be referred to herein as a “Party” or, collectively, as the “Parties”.

RECITALS

WHEREAS, VeriSign and Symantec entered into an Acquisition Agreement as of the date hereof (the “Acquisition Agreement”); and

WHEREAS, pursuant to the Acquisition Agreement, VeriSign and Symantec agreed to (and, as applicable, agreed to cause its Subsidiaries to) execute and deliver this Agreement as of the Closing (as defined in the Acquisition Agreement).

NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the Parties, it is mutually agreed that:

ARTICLE I - DEFINITIONS

Capitalized terms used and not otherwise defined herein shall have the same meanings ascribed to them in the Acquisition Agreement.

“Licensed Patents” means any and all patents, patent applications and patentable inventions that are used in, necessary for, or related to the Business as of the Closing Date, and owned or otherwise Licensable by Seller as of the Closing Date but are not Transferred Assets or owned by the Companies, including without limitation as set forth in Exhibit A, and any patents and patent applications worldwide that may be filed thereon or may issue therefrom or claim priority thereto.

“Licensable” means being able to be licensed pursuant to the terms and conditions of this Agreement (with respect to the portion of rights attributable to, as applicable, the Business (for Sections 2.1 and 2.3) or the Seller Existing Business (for Section 2.2 and 2.4)) without (i) violation of Law or third party Contract and (ii) without resulting in an obligation to make any payment or deliver anything of value to any third party, except to the extent that the licensee agrees and continues to fully satisfy such obligation on behalf of the licensor.

“Licensed IP” means any copyrights or any trade secrets, know-how or other proprietary data and information that Seller owns (or is otherwise Licensable) as of the Closing Date and that are used by or necessary for the Business as of the Closing Date, but are not Transferred Assets or owned by the Companies.

“Licensed-Back IP” means any copyrights, trade secrets, know-how and other proprietary data and information that are included in the Transferred Assets (for the avoidance of doubt, including Transferred Software) or owned or otherwise Licensable by the Companies, are owned or otherwise Licensable by the Purchaser as of the Closing Date, and are also used by or necessary for the Seller Existing Businesses as of the Closing Date.

“Purchaser Field” means any and all activities within the scope and/or for the purpose of operating the Business, including as integrated into other business operations of Purchaser after the Closing Date.

“Seller Field” means any and all activities within the scope and/or for the purpose of operating the Seller Existing Businesses, including as integrated into other business operations of Seller after the Closing Date.

ARTICLE II - INTELLECTUAL PROPERTY LICENSES

Section 2.1 Patent License to Purchaser. As of the Closing Date, Seller grants to Purchaser and its Affiliates a non-exclusive, worldwide, irrevocable, perpetual, fully paid-up, non-sublicensable (other than pursuant to Section 2.5), non-assignable (other than pursuant to Section 5.3), royalty-free license, solely within the Purchaser Field, to use, make, have made, sell, offer or import any product, process or service, under the Licensed Patents.

Section 2.2 Patent License-Back to Seller. Purchaser grants to Seller and its Affiliates a non-exclusive, worldwide, irrevocable, perpetual, fully paid-up, non-sublicensable (other than pursuant to Section 2.5), non-assignable (other than pursuant to Section 5.3), royalty-free license, solely within the Seller Field, to use, make, have made, sell, offer or sell or import any product, process or service, under any patents, patent applications and patentable inventions that are included in the Transferred Assets or owned or otherwise Licensable by the Companies as of the Closing Date and that are also owned or otherwise Licensable by Purchaser as of the Closing Date (and any patents and patent applications that may be filed thereon or issue therefrom or claim priority thereto).

Section 2.3 IP License to Purchaser. Seller grants to Purchaser and its Affiliates a non-exclusive, worldwide, irrevocable, perpetual, fully paid-up, non-sublicensable (other than pursuant to Section 2.5), royalty-free license, solely within the Purchaser Field, to use, reproduce, distribute, publish, prepare derivative works of, display and perform any Licensed IP, provided, that (a) the foregoing shall not obligate Seller to deliver any further information or tangible materials to Purchaser (beyond any requirements in the Acquisition Agreement or the ATLAS OCSP Software License Agreement) and (b) Purchaser shall use reasonable efforts to maintain any trade secrets or other confidential information as confidential, including, without limitation, refraining from disclosing such trade secrets or confidential information to any third party other than pursuant to confidentiality terms (and binding its employees and consultants to do the same).

Section 2.4 IP License-Back to Seller. Purchaser grants to Seller and its Affiliates a non-exclusive, worldwide, irrevocable, perpetual, fully paid-up, non-sublicensable (other than pursuant to Section 2.5), royalty-free license, solely within the Seller Field, to use, reproduce, distribute, publish, prepare derivative works of, display and perform the Licensed-Back

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IP, provided, that: (a) the foregoing shall not obligate Purchaser to deliver any information or tangible materials to Seller and (b) Seller shall use reasonable efforts to maintain any trade secrets or other confidential information as confidential, including, without limitation, refraining from disclosing such trade secrets or confidential information to any third party other than pursuant to confidentiality terms (and binding its employees and consultants to do the same). For the avoidance of doubt, Seller may retain copies of any information or materials (including Software) that fall within the scope of the foregoing license (including without limitation the Signing Server code module), but solely for the purpose of, and within the scope of, such license.

Section 2.5 Sublicense Rights. Purchaser may sublicense rights granted pursuant to the terms of Section 2.1 and Section 2.3 to third parties (including their customers or service providers) only in connection with products, processes or services (or any components thereof) owned or controlled by Purchaser and its Affiliates to the extent within the Purchaser Field. Seller may sublicense rights granted pursuant to the terms of Section 2.2 and Section 2.4 to third parties (including their customers or service providers) only in connection with products, processes or services (or any components thereof) owned or controlled by Seller and its Affiliates to the extent within the Seller Field. For the avoidance of doubt, services for the operation and maintenance of the DNS Root and .arpa, including as provided jointly by Seller and ICANN (and/or IANA) or any successor or delegate thereof, shall for the purposes of this provision be deemed a service controlled by Seller and furthermore nothing herein shall prevent Seller from granting a sublicense to or on behalf of the US Department of Commerce, or its successor or delegate, for the purpose of operating and maintaining the DNS Root and .arpa.

ARTICLE III - RESERVATION OF RIGHTS; DISCLAIMERS

Section 3.1 Reservation of Rights. Except as expressly provided hereunder, each Party reserves all rights to its Intellectual Property Rights. No assignment or transfer of any right, title or interest to any Party’s Intellectual Property Rights is conveyed pursuant to this Agreement.

Section 3.2 WARRANTY DISCLAIMER. ALL OF THE RIGHTS PROVIDED HEREUNDER ARE PROVIDED ON AN AS-IS, WHERE-IS BASIS, WITHOUT ANY REPRESENTATION OR WARRANTIES, WHETHER EXPRESS OR IMPLIED, ALL OF WHICH ARE HEREBY DISCLAIMED.

Section 3.3 LIMITATION OF LIABILITY. UNDER NO CIRCUMSTANCES WILL ANY PARTY HEREUNDER BE LIABLE FOR ANY CONSEQUENTIAL, SPECIAL, INDIRECT, INCIDENTAL OR PUNITIVE DAMAGES WHATSOEVER (INCLUDING, WITHOUT LIMITATION, DAMAGES FOR LOSS OF BUSINESS PROFITS, BUSINESS INTERRUPTION, LOSS OF BUSINESS INFORMATION, LOSS OF DATA OR OTHER PECUNIARY LOSS) ARISING OUT OF THE USE OF EITHER PARTY’S INTELLECTUAL PROPERTY RIGHTS OR THE RIGHTS GRANTED HEREUNDER, EVEN IF A PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

Section 3.4 Acquisition Agreement. Sections 3.2 and 3.3 are not intended to supercede or nullify any representations, warranties, rights or remedies provided under the Acquisition Agreement, which shall be solely governed by the terms thereof.

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ARTICLE IV - TERM AND TERMINATION

Section 4.1 Term & Termination. The rights set forth herein shall be perpetual and irrevocable.

ARTICLE V - MISCELLANEOUS

Section 5.1 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any applicable Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not fundamentally changed. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 5.2 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by facsimile or by registered or certified mail (postage prepaid, return receipt requested) to the respective Persons at the addresses set forth in Section 11.03 of the Acquisition Agreement (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 5.2).

Section 5.3 Assignment. No Party may assign this agreement without the prior written consent of the other Party, such consent not to be unreasonably withheld, except that either may assign this Agreement in whole or in part without the prior written consent of the other to any Affiliate or in connection with any merger, public offering, consolidation, reorganization, or sale of substantially all of its assets, any operating units or portion thereof, provided that (a) such assignee agrees in writing to be bound by the terms and conditions of this Agreement (including as it relates to the rights granted to the other Party), and (b) any such assignment shall not extend to any products or proposed products owned or controlled by such third party assignee prior to the date of such assignment.

Section 5.4 Entire Agreement. This Agreement, together with the Acquisition Agreement and the other Ancillary Agreements, constitutes the entire agreement of the Parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, between Seller and Purchaser with respect to the subject matter hereof.

Section 5.5 Amendment. This Agreement may not be amended or modified except by an instrument in writing signed by the Parties.

Section 5.6 Governing Law; Jurisdiction.

(a) Any questions, claims, disputes, remedies or Actions arising from or related to this Agreement, and any relief or remedies sought by any Parties hereunder, shall be governed

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exclusively by the laws of the State of New York, without regard to any conflict of laws provisions thereof that would result in the application of the laws of another jurisdiction.

(b) To the fullest extent permitted by applicable Law, each Party hereto (i) agrees that any claim, action or proceeding by such Party seeking any relief whatsoever arising out of, or in connection with, this Agreement or the transactions contemplated hereby shall be brought only in the courts of the State of New York in the County of New York or the United States District Court for the Southern District of New York, and not in any other State or Federal court in the United States of America or any court in any other country, (ii) agrees to submit to the exclusive jurisdiction of such courts located in New York for purposes of all legal proceedings arising out of, or in connection with, this Agreement or the transactions contemplated hereby, (iii) waives and agrees not to assert any objection that it may now or hereafter have to the laying of the venue of any such Action brought in such a court or any claim that any such Action brought in such a court has been brought in an inconvenient forum, (iv) agrees that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 5.2 or any other manner as may be permitted by Law shall be valid and sufficient service thereof, and (v) agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.

Section 5.7 Availability of Equitable Relief. In the event of any breach or threatened breach by either Party of its obligations under this Agreement, the other Party shall be entitled to equitable relief (including specific performance) without prejudice to any other rights or remedies that may otherwise be available to such other Party.

Section 5.8 No Presumption. The Parties agree that this Agreement was negotiated fairly between them at arm’s length and that the final terms of this Agreement are the product of the Parties’ negotiations. Each Party represents and warrants that it has sought and received experienced legal counsel of its own choosing with regard to the contents of this Agreement and the rights and obligations affected hereby. The Parties agree that this Agreement shall be deemed to have been jointly and equally drafted by them, and that the provisions of this Agreement therefore should not be construed against a Party or Parties on the grounds that the Party or Parties drafted or was more responsible for drafting the provisions.

Section 5.9 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 5.10 Counterparts. This Agreement may be executed in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or email shall be as effective as delivery of a manually executed counterpart of this Agreement.

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IN WITNESS WHEREOF, Seller and Purchaser have caused this Agreement to be executed as of the date first written above by duly authorized persons.

VERISIGN, INC.

By:
Name:
Title:

SYMANTEC CORPORATION

By:
Name:
Title:

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Exhibit F

Current Asset and Current Liability Accounts Included in the Modified Working Capital;

Calculation Principles; Estimated Modified Working Capital

Capitalized terms not otherwise defined herein shall have the same meaning as in the Acquisition Agreement dated May 19, 2010, to which this Exhibit is attached (the “Agreement”).

This Exhibit sets forth:

1)	a list of certain current asset and current liability accounts of the Business that will be taken into account in determining the Modified Working Capital for the purposes of the Agreement;

2)	the accounting principles, methodologies and policies used in the determination of such accounts (the “Calculation Principles”); and

3)	a form of Modified Working Capital calculation to be included for purposes of Section 2.03(b) (with respect to Estimated Modified Working Capital) and the Closing Statement (with respect to Closing Modified Working Capital).

1.	Modified Working Capital

“Modified Working Capital” shall mean, as of the close of business on the Closing Date, prior to the application of any purchase accounting adjustments and without giving effect to the impact of the Transactions, an amount equal to (which may be a positive or negative number) (i) the sum of the balance of each current asset account of the Business identified in Paragraph 1.A below minus (ii) the sum of the balance of each current liability account of the Business identified in Paragraph 1.B below, in each of clause (i) and clause (ii), such amounts being determined in accordance with the Calculation Principles. The current asset and current liability accounts listed below shall be determined in accordance with the Calculation Principles set forth in Paragraph 2 below.

A.	List of Current Asset Accounts

•	Trade Accounts Receivable, net

•	Prepaid Expenses

B.	List of Current Liability Accounts

•	Trade and Other Accounts Payable

•	Accrued Restructuring Costs

2.	Calculation Principles

•	Net Cash

No amount included in the calculation of Net Cash shall be included in the calculation of Modified Working Capital.

•	No Cash and Cash Equivalents

Cash, cash equivalents and VAT deposits of Seller and the Seller Subsidiaries are not included in the calculation of Modified Working Capital.

•	VeriSign Japan

No assets or liabilities of VeriSign Japan or its Subsidiaries shall be included in the calculation of Modified Working Capital; it being understood that trade accounts of the Business receivable from or payable to VeriSign Japan or its Subsidiaries shall be included in such calculation.

•	Trade Accounts Receivable, net

Trade accounts receivable are equal to a gross amount of receivables, which is based on the total recorded amounts invoiced to customers less reserves for doubtful accounts. Reserves for doubtful accounts will be applied to trade accounts receivable and is based upon specific reserves. Specific reserves are for specific doubtful accounts greater than $5,000 and over 61 days past due.

•	Prepaid Expenses

Prepaid expenses are the costs of assets acquired by and paid for by the Business in one period and expensed in a future period over future periods according to US GAAP.

•	Trade and Other Accounts Payable

Trade Accounts Payable Ledger represents balances owed by VeriSign or its Affiliates for goods and/or services purchased for the Business. The Accounts Payable Ledger is supported by vendor invoices.

•	Accrued Restructuring Costs

Accrued restructuring costs include any accrued but unpaid restructuring costs that will be become Assume Liabilities. For the avoidance of doubt, as of the date of the Agreement, Accrued Restructuring Costs are equal to zero.

•	Accrued Compensation and Benefits with respect to Transferred Employees of the Companies

Accrued Compensation and Benefits are not included in the calculation of Modified Working Capital but are addressed in Section 2.10 of the Agreement.

•	No Deferred Revenues

Deferred Revenues are not included in the calculation of Modified Working Capital.

•	No Tax Assets and Liabilities

Tax assets and liabilities of the Business, including any provision for deferred tax assets or liabilities, are not included in the calculation of Modified Working Capital.

3.	Format for Calculation of Closing Modified Working Capital

Below is a calculation of the Modified Working Capital as of December 31, 2009, prepared by Seller based on its good faith estimates and in accordance with the Calculation Principles described above.

Account	Amount as of March 31, 2010 (In $)
Trade Accounts Receivable, net	33,844,968
Prepaid Expenses	5,011,691

Total Current Asset Accounts	46,289,838
Trade and other accounts payable	11,550,877
Accrued Restructuring Costs	0

Total Current Liability Accounts	11,550,877

Modified Working Capital	34,738,961

Exhibit G

Product and Services Extensions

Authentication Product Extension List

Product Extensions Related to VeriSign Trust Services Product Line

•	[***]

•

Malware scanning of a website in order to determine the existence of malicious code on that website such that the website will know that it is being blocked by a search engine, or for purposes of issuing a certificate/seal.

•	[***]

•	[***]

•	[***]

Product Extensions Related to VeriSign User Authentication Product Line

•	Identity management and authentication utilizing Personal Identity Portal (PIP)

•	[***]

•	Certificate discovery and automation

•	[***]

***	Note: Confidential treatment has been requested with respect to the information contained within the [***] marking. Such portions have been omitted from this filing and have been filed separately with the Securities and Exchange Commission.

EXHIBIT H

TRANSITION SERVICES AGREEMENT

between

VERISIGN, INC.

a Delaware corporation

and

SYMANTEC CORPORATION

a Delaware corporation

DATED AS OF [—], 2010

i

(continued)

ii

TRANSITION SERVICES AGREEMENT

This TRANSITION SERVICES AGREEMENT is dated as of [—], 2010, between VERISIGN, INC., a Delaware corporation (“VeriSign” or “Seller”), and SYMANTEC CORPORATION, a Delaware corporation (“Purchaser”).

W I T N E S S E T H:

WHEREAS, Purchaser and Seller have entered into that certain Acquisition Agreement dated as of May 19, 2010, between VeriSign and Purchaser (the “Acquisition Agreement”) pursuant to which Seller has agreed to transfer to Purchaser, and Purchaser has agreed to purchase and assume, the Shares, the Transferred Assets and the Assumed Liabilities (each as defined in the Acquisition Agreement); and

WHEREAS, each of Purchaser and Seller desires to purchase from the other party, and such other party desires to provide, in accordance with and subject to the terms and conditions of this Agreement (as defined below), certain transition services for specified periods following the Closing (as defined in the Acquisition Agreement).

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01. Certain Defined Terms. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Acquisition Agreement. As used in this Agr eement, the following terms shall have the following meanings:

“Agreement” means this Transition Services Agreement, including the Transition Service Schedules attached hereto and all other Appendices and schedules hereto and thereto, and all amendments hereto and thereto made in accordance with Section 6.09.

“Closing Date” means the date of this Agreement.

“Service Provider” shall mean, with respect to any Transition Service, the party designated as “Service Provider” on the related Transition Service Schedule.

“Service Recipient” shall mean, with respect to any Transition Service, the party designated as “Service Recipient” on the related Transition Service Schedule.

“Transition Services” means the transition services listed in Appendix A.

“Transition Service Schedules” means the schedules attached hereto describing in detail each of the Transition Services to be provided by Service Provider to Service Recipient hereunder.

SECTION 1.02. Other Defined Terms. The following terms have the meanings defined for such terms in the Sections set forth below:

Term	Section
Acquisition Agreement	Recitals
Confidential Information	6.16
Contract Manager	2.12
Final Term	5.01
Objection Notice	3.03(a)
Purchaser	Preamble
Seller	Preamble
Service Provider Party	2.03
Service Provider Indemnitees	4.03(a)
Service Recipient Indemnitees	4.03(c)
Term	2.01(b)
Third-Party Charges	3.02
Third-Party Provider	2.03
VeriSign	Preamble

SECTION 1.03. Interpretation.

(a) Words in the singular shall include the plural and vice versa, and words of one gender shall include the other genders, in each case, as the context requires.

(b) The terms “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement and not to any particular provision of this Agreement and Article, Section, paragraph, Appendix and Schedule are references to the Articles, Sections, paragraphs, Appendices and Schedules to this Agreement unless otherwise specified.

(c) The word “including” and words of similar import shall mean “including, without limitation,” unless otherwise specified.

(d) All references in this Agreement to “Service Provider” will be to either party when acting in that capacity and all corresponding references in this Agreement to “Service Recipient” will be to the other party when acting in that capacity.

ARTICLE II

TRANSITION SERVICES

SECTION 2.01. Transition Services; Term.

(a) Upon the terms and subject to the conditions set forth herein and in consideration of the fees payable by Service Recipient pursuant to Article III, Service Provider shall provide, cause its Subsidiaries to provide, or otherwise make available, to Service Recipient, and Service Recipient shall receive, the Transition Services for the term indicated in Section 2.01(b). A detailed description of each Transition Service to be provided by Service

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Provider to Service Recipient hereunder is set forth in the relevant Transition Service Schedule contained in the schedule identified opposite such Transition Service in the table of Transition Services of Appendix A. Unless otherwise provided in the relevant Transition Service Schedule, each Servicer Provider’s provision of Transition Services to a Service Recipient shall include the provision of such Transition Services to any of such Service Recipient’s Subsidiaries that reasonably require such Transition Services for the operation of the Business or the Seller Retained Businesses, as applicable, provided such Subsidiary is reasonably acceptable to Service Provider and agrees in writing to be bound by the terms of this Agreement for the benefit of Service Provider.

(b) Subject to Section 2.06(c), Service Provider shall provide, and Service Recipient shall receive, the applicable Transition Services for the period specified for each Transition Service in the relevant Transition Service Schedule (each such period, a “Term”). The Term for each Transition Service may be extended or shortened by mutual agreement of the parties, to be reflected in the relevant Transition Service Schedule or an amendment thereto.

SECTION 2.02. Additional Transition Services. Within 120 days from the date hereof, Service Recipient may identify and request Service Provider to provide additional transition services that relate to the Business and that Service Recipient deems necessary to effectuate the orderly consummation of the Transactions contemplated under the Acquisition Agreement. If Service Provider is reasonably capable of providing such additional transition services as requested by Service Recipient, Service Provider will consider such request and the provision of such services in good faith. If Service Provider, in its sole discretion, agrees to provide any such additional service requested by Service Recipient, each of Service Recipient and Service Provider shall use its commercially reasonable efforts to negotiate and execute as soon as reasonably practicable a new transition service schedule in the form of Appendix B. Upon execution of such schedule, the additional service described in such schedule shall become a Transition Service under this Agreement and shall be included in the list of Transition Services set forth in Appendix A and the new schedule shall become a Transition Service Schedule for the purposes of this Agreement.

SECTION 2.03. Service Provider’s Affiliates and Third-Party Providers. In providing, or otherwise making available, the Transition Services to Service Recipient, Service Provider may (a) use its own personnel or the personnel of any of its Subsidiaries and/or (b) employ the services of contractors, subcontractors, vendors or other third-party providers (each, a “Third-Party Provider”); provided that Service Provider shall use commercially reasonable efforts (i) to provide Service Recipient with reasonable prior notice of any material change in the Third-Party Providers being used to provide Services and, (ii) prior to implementing such change, to consult with Service Recipient in good faith to minimize any effect thereof on the provision of such Services; provided further that if any such change relates to Services dedicated exclusively to Service Recipient, Service Provider shall not implement such change without the prior consent of Service Recipient, which consent shall not unreasonably be withheld or delayed. Each of Service Provider, its Subsidiaries and any other Person used by Service Provider to provide Transition Services shall be referred to as a “Service Provider Party”.

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SECTION 2.04. Nature and Quality of Transition Services. Service Recipient understands and agrees that Service Provider is not in the business of providing Transition Services to third parties and that the standard of care to which Service Provider and any other Service Provider Party performing Transition Services hereunder shall be accountable for shall be the same degree of care, skill, and diligence used by Service Provider in furnishing services similar to such Transition Services to its own internal organization and that under no circumstances shall the relevant Service Provider Party or its employees or agents be held accountable to a higher standard of care or one that is appropriate for a party in the business of furnishing similar services to third parties; provided, however, that Service Provider shall not be liable under this Agreement for any failure to provide or make available Transition Services as set forth herein to the extent such failure was the direct result of the Service Recipient’s operations or systems, or the acts or omissions of the Service Recipient.

SECTION 2.05. Service Provider’s Policies and Procedures. The Transition Services will be provided by a Service Provider Party in accordance with Service Provider’s reasonable policies and procedures and with those reasonable policies and procedures set by other Persons, in each case, that are applicable to the Service Provider Party providing the Transition Services and/or the premises where the Transition Services are performed. If Service Recipient acts in a manner that is inconsistent with such policies or procedures, Service Provider shall so inform Service Recipient and provide a copy of any relevant policies and/or procedures to Service Recipient, and Service Recipient shall then conform to the requirements of such policies or procedures. Nothing in this Agreement will prohibit a Service Provider Party from making changes from time to time to such policies and procedures. In the event of such changes, Service Provider reserves the right, upon written notice to Service Recipient, to make corresponding changes to the Transition Services; provided that such changes would not materially reduce the quality of any Transition Services being provided hereunder. Any such change shall be evidenced as soon as practicable by an amendment to the relevant Transition Service Schedule, to the extent an amendment is deemed necessary by Service Provider or Service Recipient. When changes permitted under this Section 2.05 are made to any Transition Service, such Transition Service, as changed, shall immediately be subject to the provisions of this Agreement and deemed to be a “Transition Service” for all purposes hereunder.

SECTION 2.06. Limitations to Service Provider’s Obligations. In addition to any other limitation or exclusion of Service Provider’s obligations or liability hereunder, the parties agree as follows:

(a) Service Recipient as Sole Beneficiary. Service Recipient acknowledges and agrees that access to and use of the Transition Services is provided solely for the use of Service Recipient, and with respect to the Transition Services for which Purchaser is the Service Recipient, solely for the operation of the Business, during the Term. Service Recipient shall not allow access to or use of Transition Services by any other Person or for any other purpose without the prior written consent of Service Provider, which consent may be granted or withheld in Service Provider’s sole discretion.

(b) Other Limitations. Service Provider shall not be obligated to provide, or cause to be provided, any Transition Service (i) with respect to Seller as Service Provider, in a volume or quantity or at a level of service which exceeds the volumes, quantities or levels of the

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services provided to or by the Business as of the Closing Date taking into account reasonable growth of the Business, (ii) if to do so would materially interfere with the conduct of Service Provider’s other businesses or operations in a manner inconsistent with Service Provider’s past practice, (iii) in a jurisdiction where a license or permit from a Governmental Authority is required to perform the Transition Service in such jurisdiction and Service Provider does not hold such license or permit and cannot obtain such Transition Service from a duly licensed Third-Party Provider upon reasonable terms, or (iv) if to do so would oblige the relevant Service Provider Party to provide, or procure the provision of, office accommodation in a location not occupied by Service Provider or the relevant Service Provider Party at the time the Transition Service is required to be provided. If the volumes, quantities or levels of the services provided with respect to any Transition Service results in a material increase in costs associated with the provision of such Transition Services, each of Service Recipient and Service Provider shall use its commercially reasonable efforts to negotiate an amendment to the relevant Transition Service Schedule to account for such cost increases, and Service Provider’s obligation to provide services in a volume, quantity, or level different from that provided immediately following the Closing Date shall be conditioned upon such amendment.

(c) Service Provider’s Termination of Transition Services. If a Transition Service (i) is provided by a Third-Party Provider and Service Provider’s contract with such Third-Party Provider expires or terminates at any time after the date that is 90 days after the date of this Agreement or (ii) requires Service Provider to make available to Service Recipient office space within premises leased by a Service Provider Party from a third-party lessor and the relevant lease agreement expires or terminates, Service Provider may cease to provide such analogous Transition Service to Service Recipient effective as of the date on which Service Provider’s contract with such Third-Party Provider or lease agreement with the relevant third-party lessor expires or terminates; provided that (A) Service Provider shall use commercially reasonable efforts to provide Service Recipient with reasonable prior notice of such expiration or termination and thereafter will reasonably cooperate with Service Recipient to minimize any impact on the Transition Services, (B) with respect to each relevant lease agreement, Service Provider shall not exercise any early termination right or option or act or fail to act in any way that is reasonably likely to lead to termination of such lease agreement while services are being provided subject to such lease agreement and (C) with respect to any Transition Service being provided under Schedule 4 hereto (Data Center Hosting Services), the Service Provider will continue to provide the Transition Services in the event of a change in their Third-Party Provider or Service Provider will assume the delivery of such services directly. In the event Service Provider is excused from supplying any Transition Service in accordance with the terms of this paragraph, Service Recipient’s sole and exclusive remedy shall be to acquire such services from any substitute source, at Service Recipient’s expense, and with a reduction in any amounts otherwise due hereunder to Service Provider for the Transition Service being so substituted accruing after the date of such substitution, but without further liability to Service Provider. Any changes necessitated by the terms of this paragraph shall be evidenced as soon as practicable by an amendment to the relevant Transition Service Schedule, to the extent an amendment is deemed necessary by Service Provider or Service Recipient.

(d) Legal Compliance. No Service Provider shall be required hereunder to take any action (including by providing any Services) that would constitute, or that such Service Provider reasonably believes would constitute, (i) a violation of applicable Law, (ii) a breach of

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such Service Provider’s contractual obligations, or (iii) any other violation of a third party’s rights; provided, however, that in each of the foregoing circumstances, the Service Provider shall use commercially reasonable efforts to (A) provide Service Recipient with reasonably prompt notice upon becoming aware of such impediment and (B) work around the impediment to perform the affected Services in a manner that does not violate applicable Law, contractual obligations or third party rights.

SECTION 2.07. Force Majeure. The obligations of Service Provider to provide Transition Services shall be suspended during the period and to the extent that Service Provider (or the other relevant Service Provider Party) is prevented, hindered or delayed from providing such Transition Services by any Law or other cause beyond the control of Service Provider (or the other relevant Service Provider Party), including acts of God, strikes, lock-outs, other labor and industrial disputes and disturbances, civil disturbances, accidents, acts of war or conditions arising out of or attributable to war (whether declared or undeclared), terrorism, rebellion, insurrection, riot, invasion, fire, storm, flood, earthquake, shortage of necessary equipment, materials or labor, or restrictions thereon or limitations upon the use thereof, and delays in transportation. In such event, (i) Service Provider shall give notice of such suspension to Service Recipient, as soon as reasonably practicable, stating the date and extent of such suspension and the cause thereof and (ii) Service Provider (or the relevant Service Provider Party) shall use commercially reasonable efforts to overcome such cause and resume the provision of such Transition Services as soon as reasonably practicable after the removal of such cause if the applicable Term for the Transition Service has not expired. If, however, Service Provider (or the relevant Service Provider Party) cannot perform such delayed Transition Services for a period of 7 days due to such cause, then Service Recipient reserves the right to terminate such Transition Service and make corresponding changes to the applicable Transition Services Schedule. In the event Service Provider is excused from supplying any Transition Service in accordance with the terms of this paragraph, Service Recipient’s sole and exclusive remedy shall be to acquire such services from any substitute source, at Service Recipient’s expense, and with a reduction in any amounts otherwise due hereunder to Service Provider with respect to fees and charges for the Transition Service so substituted accruing after the date of such substitution, but without further liability to Service Provider. Any changes necessitated by the terms of this paragraph shall be evidenced as soon as practicable by an amendment to the relevant Transition Service Schedule, to the extent an amendment is deemed necessary by Service Provider or Service Recipient.

SECTION 2.08. Information. During the Term, Service Recipient shall provide Service Provider or the other relevant Service Provider Party with all information (including any and all technical information, know-how, or other similar types of information) available to Service Recipient reasonably requested by Service Provider or the other relevant Service Provider Party as reasonably necessary or desirable for the performance of the Transition Services. Service Provider shall be under no obligation to provide or make available any Transition Service to the extent that Service Recipient has not provided information reasonably requested by Service Provider or the other relevant Service Provider Party that, in its reasonable judgment, determines is reasonably necessary or desirable for the performance of such Transition Service.

SECTION 2.09. Access. To the extent reasonably required for Service Provider or the other relevant Service Provider Party to perform, or otherwise make available, the

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Transition Services, Service Recipient shall (a) provide Service Provider or the other relevant Service Provider Party with reasonable access, on an as needed basis, to Service Recipient’s equipment, office space, plants, telecommunications and computer equipment and systems (subject to Section 6.17) and any other areas and equipment, (b) perform any tasks and provide any materials specified to be provided by Service Recipient in a Transition Service Schedule and (c) cooperate with Service Provider or the other relevant Service Provider Party in the provision of the Transition Services.

SECTION 2.10. Use of Equipment. Subject to Section 2.11, Service Provider or the other relevant Service Provider Party shall at all times during the relevant Term have the right to use any equipment owned or leased by Service Recipient and software licensed by Service Recipient for any purposes reasonably necessary to the delivery of Transition Services hereunder or the exercise of any right under this Agreement or the performance of any obligations required by this Agreement; provided, however, that any use or operation of such equipment by Service Provider not in the ordinary course of business shall require the prior consent of Service Recipient, not to be unreasonably withheld.

SECTION 2.11. Intellectual Property; Software Licenses. Except as included in the Transferred Assets transferred to Purchaser pursuant to the Acquisition Agreement, owned by the Companies, or as otherwise provided pursuant to the Intellectual Property License Agreement, Website Agreement, Trademark License Agreement or ATLAS OCSP Software License Agreement, Service Provider shall retain all right, title and interest in and to all its Intellectual Property Rights and nothing herein shall be deemed to grant to Service Recipient any such rights; provided, however, that Service Provider hereby grants to Service Recipient the nonexclusive right and license to use the Software expressly identified in the Transition Service Schedules for the Term set forth in each such Transition Service Schedule. Service Recipient agrees and acknowledges that certain services to be provided hereunder may require that Service Provider make use of Software used by Service Recipient. Service Provider and Service Recipient shall cooperate in good faith and use commercially reasonable efforts to secure from any applicable Software vendor the necessary Software licenses not held by Service Provider or Service Recipient for use by Service Provider during the term of this Agreement; provided, however, that Service Recipient shall be responsible for and shall pay or reimburse Service Provider for all costs, expenses, fees, levies or charges Service Provider or its Subsidiaries actually incur in connection with obtaining such Software licenses. Obtaining any such necessary Software licenses is an express condition to Service Provider’s obligation to provide any Transition Service requiring the use of such Software under this Agreement, and Service Provider shall not be considered in breach of this Agreement for failure to provide any such Transition Service due to the fact that the parties were unable to acquire the necessary licenses in accordance with the obligations of this Section 2.11.

SECTION 2.12. Contract Manager. Seller and Purchaser shall each appoint an individual to act as its primary point of operational contact for the administration and operation of this Agreement, as follows: each individual appointed by Seller or Purchaser, as applicable, as such party’s primary point of operational contact pursuant to this Section 2.12 (each, a “Contract Manager”) shall have overall responsibility for coordinating for the party he or she represents all activities undertaken by such party hereunder, for the performance of such party’s obligations hereunder, for coordinating the performance of the Transition Services, for acting as

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a day-to-day contact with the other party, for making available to the other party the data, facilities, resources and other support services required for the performance of the Transition Services in accordance with the terms of this Agreement and for initially negotiating the resolution of any Objection Notice pursuant to Section 3.03(b). Seller and Purchaser may change their respective Contract Managers from time to time upon notice to the other and shall notify the other of such change as promptly as practicable.

SECTION 2.13. Service Recipient Acknowledgment and Representation. Service Recipient understands that the Transition Services provided hereunder are transitional in nature and are furnished solely for the purpose of accommodating the transfer of the Business from Seller to Purchaser. Service Recipient understands that Service Provider is not in the business of providing Transition Services to third parties and that Service Provider has no interest in continuing this Agreement beyond the stated Final Term. As a result, the parties have allocated responsibilities and risks of loss and limited liabilities of Service Provider as stated in this Agreement based on the recognition that Service Provider is not in the business of providing Transition Services to third parties. Such provisions are fundamental elements of the basis of the bargain between Service Recipient and Service Provider and Service Provider would not be able or willing to provide the Transition Services without the protections provided to Service Provider by Service Recipient by such provisions. During the term of this Agreement, Service Recipient agrees to make a transition to its own internal organization or other third party suppliers for the Transition Services.

ARTICLE III

COMPENSATION FOR SERVICES

SECTION 3.01. Fees. As compensation for each Transition Service to be provided pursuant hereto, Service Recipient shall pay Service Provider the fees specified in the Transition Service Schedule relating to such Transition Service.

SECTION 3.02. Third-Party Charges. Service Recipient shall be responsible for and shall pay or reimburse Service Provider for third-party costs, expenses, fees, levies or charges Service Provider or its Subsidiaries actually incur in connection with the provision of the Transition Services, including, but not limited to, charges from vendors, suppliers, carriers and contractors incurred and invoiced in accordance with the Service Recipient’s vendor reimbursement policies as in effect and made available to Service Provider from time to time (the “Third-Party Charges”), except to the extent otherwise specified on a Transition Services Schedule.

SECTION 3.03. Payment of Fees and Charges.

(a) Payment of the amounts due by Service Recipient hereunder shall be made monthly, based on individual invoices per Transition Service Schedule issued by Service Provider to Service Recipient in the manner set forth in Section 3.04. Any payments pursuant to this Agreement shall be made within 30 days after the date of receipt by Service Recipient of Service Provider’s invoices without set off, defense or counterclaim; provided, however, that in the event Service Recipient has a good faith objection to any portion of any invoice on the

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grounds that it does not comply with this Agreement, as set forth in a written notice to Service Provider containing reasonable detail as to the basis for Service Recipient’s objection (the “Objection Notice”), Service Recipient shall pay that portion of such invoice to which it does not object and Service Provider and Service Recipient shall resolve any dispute relating to the portion of the invoice to which Service Recipient has objected pursuant to Section 3.03(b). Without limiting other available remedies, Service Provider reserves the right to suspend performance under this Agreement upon failure of Service Recipient to make any payment due pursuant to this Agreement except to the extent such payment is subject to a bona fide dispute pursuant to Section 3.03(b); provided, however, that Service Provider must provide written notice of its intention to suspend performance and provide Service Recipient 5 Business Days to cure such failure.

(b) Payment Dispute Resolution. If Service Recipient disputes any charges invoiced by Service Provider pursuant to this Agreement, Service Recipient must deliver an Objection Notice no later than 30 days after receiving such invoice. Within 10 Business Days of receipt of such Objection Notice, the Contract Managers shall discuss and work in good faith to resolve any disputes. If following such discussions the Contract Managers have not resolved the dispute, then within 10 Business Days after the conclusion of such Contract Manager meeting, the Contract Managers shall discuss by telephone or in person, and at least one supervisor of each Contract Manager shall participate. If following such discussion the dispute is again not resolved, another meeting shall be held in person or by telephone, and members of senior management of Service Provider and Service Recipient shall attend and participate. If the dispute is not resolved following this meeting of senior management personnel, the dispute shall be resolved pursuant to Section 6.10. Any disputed amount shall be paid within 5 days after the dispute has been resolved.

SECTION 3.04. Invoices; Documentation. Service Provider shall invoice Service Recipient promptly after the end of each fiscal month for all charges for all Transition Services provided to Service Recipient in the preceding fiscal month pursuant to this Agreement. From time to time on written request by Service Recipient in respect of a Transition Service, Service Provider shall provide to Service Recipient such information in Service Provider’s possession with respect to such invoices, including internal books of account, as Service Recipient may reasonably request for the purpose of supporting the fees represented by such invoices and Service Provider shall make its personnel available to answer such questions as Service Recipient may reasonably ask for such purpose.

SECTION 3.05. Taxes. The amounts set forth herein with respect to fees, charges, expenses and other amounts due hereunder are exclusive of all applicable sales, use, value-added, goods and services or other similar taxes that Service Provider may be required to collect from Service Recipient in connection with Service Provider’s performance hereunder (“Covered Taxes”), excluding, for the avoidance of doubt, any income, franchise, business and occupation or other taxes imposed in lieu of a tax on income. Service Recipient shall be responsible for and pay any Tax imposed as a result of its receipt of Transition Services or with respect to the payments due to Service Provider hereunder. Any Covered Taxes required to be paid by Service Provider in connection with this Agreement or the performance hereof will be promptly reimbursed to Service Provider by the Service Recipient and such reimbursement shall be in addition to the amounts required to be paid by the Service Recipient as set forth in Sections

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3.01 and 3.02. In the event that Service Recipient is required to deduct or withhold taxes (other than Covered Taxes) in connection with any payments to Service Provider, then Service Recipient shall duly withhold and remit such taxes and shall pay to Service Provider the remaining net amount after the taxes have been withheld. Service Recipient shall promptly furnish to Service Provider a copy of an official tax receipt or other appropriate evidence of any taxes imposed on payments made under hereunder.

ARTICLE IV

LIMITATION OF LIABILITY; DISCLAIMER OF WARRANTIES; INDEMNIFICATION

SECTION 4.01. Limitation of Liability.

(a) In the event of any performance or non-performance under this Agreement which results in direct damages to Service Recipient, Service Provider’s maximum, cumulative and sole liability (based on breach of warranty, breach of contract, negligence, strict liability in tort or any other legal or equitable theory) to Service Recipient for such direct damages shall be an amount up to the aggregate fees paid by Service Recipient to Service Provider (as of the date of the performance or non-performance giving rise to the damage) during the Term under the applicable Transition Service Schedule which resulted in direct damages to Service Recipient. Service Recipient acknowledges that such payment constitutes fair and reasonable compensation for any such damages. Notice of any claim for direct damages must be made within one month of the date of termination or expiration of the Transition Service which gave rise to the claim and such claim must specify the damage amount claimed and a description of the action and the service giving rise to the claim.

(b) No party hereto shall be liable under this Agreement for any indirect, consequential, incidental, punitive, special, exemplary or similar damages (even if it has been advised of the possibility of such damages), such as, but not limited to, loss of revenue or anticipated profits, loss of data or lost business. This limitation applies regardless of whether the damages or other relief are sought based on breach of warranty, breach of contract, negligence, strict liability in tort or any other legal or equitable theory.

SECTION 4.02. Disclaimer of Warranties. SERVICE PROVIDER MAKES NO WARRANTY, EXPRESS OR IMPLIED, AND HEREBY DISCLAIMS ANY WARRANTIES OF ANY KIND WITH RESPECT TO THE NATURE OR QUALITY OF THE TRANSITION SERVICES OR THE RESULTS THAT WILL BE OBTAINED BY USING OR APPLYING THE TRANSITION SERVICES, INCLUDING ANY WARRANTY OR CONDITION OF NONINFRINGEMENT, MERCHANTABILITY, ACCURACY, SATISFACTORY QUALITY, OR FITNESS FOR ANY PARTICULAR PURPOSE. SERVICE PROVIDER MAKES NO WARRANTY THAT ANY TRANSITION SERVICE COMPLIES WITH ANY LAW, REGULATION OR GOVERNMENT ORDER.

SECTION 4.03. Indemnification.

(a) Service Recipient agrees to indemnify, defend and hold harmless each Service Provider Party and its directors, officers, employees, agents and representatives

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(collectively, the “Service Provider Indemnitees”) from and against any and all claims, actions, demands, judgments, losses, costs, expenses, damages and liabilities (including reasonable attorneys’ fees and other reasonable expenses of litigation) arising out of or connected with the Transition Services supplied by Service Provider under this Agreement, regardless of the legal theory asserted, including any claims by third parties relating to the Transition Services or claims by third parties that the provision of Transition Services breaches the terms or conditions of any agreement or the rights of any third party, except to the extent resulting from the gross negligence or willful misconduct of Service Provider hereunder.

(b) Service Provider agrees to indemnify, defend and hold harmless Service Recipient and its directors, officers, employees, agents and representatives (collectively, the “Service Recipient Indemnitees”) from and against any and all claims, actions, demands, judgments, losses, costs, expenses, damages and liabilities (including reasonable attorneys’ fees and other reasonable expenses of litigation) arising out of or connected with the Transition Services supplied by any Service Provider Party under this Agreement to the extent resulting from the gross negligence or willful misconduct of any Service Provider Party in the performance of the Transition Services provided hereunder.

ARTICLE V

TERM AND TERMINATION

SECTION 5.01. Effective Date and Final Term. This Agreement shall become effective on the Closing Date and, unless terminated earlier pursuant to Section 5.02 below, shall remain in full force and effect until the date (the “Final Term”) of expiration of the last Term to expire for any Transition Service hereunder.

SECTION 5.02. Termination. This Agreement may be terminated at any time prior to the Final Term:

(a) by the mutual written consent of Seller and Purchaser;

(b) by either party for a material breach (including any payment default except to the extent such payment is subject to a bona fide dispute pursuant to Section 3.03(b)) of this Agreement by the other party that is not cured within 30 days after written notice by the terminating party;

(c) by either party, with respect to all Transition Services for which such party is the Service Recipient, upon at least 30 days prior written notice; or

(d) by either party, with respect to a Transition Service Schedule, in its entirety, for which such party is the Service Recipient, upon at least 30 days prior written notice. The termination of such Transition Service Schedule shall be effective on the last day of the month immediately following the month in which such notice was received by Service Provider.

SECTION 5.03. Survival. The provisions of Articles III, IV and VI shall survive the termination of this Agreement.

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ARTICLE VI

GENERAL PROVISIONS

SECTION 6.01. Waiver. Either party may (a) extend the time for the performance of any of the obligations or other acts of the other party, or (b) waive compliance by the other party with any of the agreements contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby. Any failure to assert, or delay in the assertion of, rights under this Agreement shall not constitute a waiver of those rights.

SECTION 6.02. Expenses; Payments.

(a) Except as otherwise provided in this Agreement, the parties shall bear their respective direct and indirect costs and expenses incurred in connection with the negotiation, preparation, execution and performance of this Agreement.

(b) Unless otherwise indicated, all dollar amounts stated in this Agreement are stated in U.S. currency, and all payments required under this Agreement shall be paid in U.S. currency in immediately available funds.

SECTION 6.03. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by facsimile, or by registered or certified mail (postage prepaid, return receipt requested) to the respective Persons at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 6.03):

If to Seller:

VeriSign, Inc.

21355 Ridgetop Circle – Lakeside III

Dulles, VA 20166

Attention: General Counsel

Fax Number: (703) 450-7326

with a copy (which shall not constitute notice) to:

Cleary Gottlieb Steen & Hamilton LLP

One Liberty Plaza

New York NY 10006

Attention: Christopher E. Austin and Benet J. O’Reilly

Fax Number: (212) 225-3999

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If to Purchaser:

Symantec Corporation

350 Ellis Street

Mountain View, CA 94043

Attention: General Counsel

Fax Number:(650) 527-5638

with a copy (which shall not constitute notice) to:

Davis Polk & Wardwell LLP

1600 El Camino Real

Menlo Park, CA 94025

Attention: Alan F. Denenberg and Martin A. Wellington

Fax Number:(650) 752-2111

SECTION 6.04. Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

SECTION 6.05. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any applicable Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not fundamentally changed. Upon any determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

SECTION 6.06. Entire Agreement. This Agreement (including the Transition Service Schedules and any other Appendices hereto) constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, between Seller and Purchaser with respect to the subject matter hereof.

SECTION 6.07. Assignment. Except as otherwise set forth herein, neither Seller nor Purchaser may directly or indirectly transfer any of its rights or delegate any of its obligations hereunder without the prior written consent of the other party. Any purported transfer or delegation in violation of this Section 6.07 shall be null and void.

SECTION 6.08. No Third-Party Beneficiaries. Except for the rights of the Service Provider Indemnitees and Service Recipient Indemnitees under Section 4.03, this Agreement is for the sole benefit of the parties and their permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

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SECTION 6.09. Amendments. This Agreement may not be amended or modified except by an instrument in writing signed by both parties hereto.

SECTION 6.10. Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a) Any questions, claims, disputes, remedies or Actions arising from or related to this Agreement, and any relief or remedies sought by any parties hereunder, shall be governed exclusively by the laws of the State of New York, without regard to any conflict of laws provisions thereof that would result in the application of the laws of another jurisdiction.

(b) To the fullest extent permitted by applicable Law, each party hereto (i) agrees that any claim, action or proceeding by such party seeking any relief whatsoever arising out of, or in connection with, this Agreement or the transactions contemplated hereby shall be brought only in the United States District Court for the Southern District of New York or any court of the State of New York sitting in the borough of Manhattan, and not in any other State or Federal court in the United States of America or any court in any other country, (ii) agrees to submit to the exclusive jurisdiction of such courts located in New York for purposes of all legal proceedings arising out of, or in connection with, this Agreement or the transactions contemplated hereby, (iii) waives and agrees not to assert any objection that it may now or hereafter have to the laying of the venue of any such Action brought in such a court or any claim that any such Action brought in such a court has been brought in an inconvenient forum, (iv) agrees that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 6.03 or any other manner as may be permitted by Law shall be valid and sufficient service thereof, and (v) agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.

(c) Each party hereby waives, to the fullest extent permitted by applicable Law, any right it may have to a trial by jury in respect of any litigation directly or indirectly arising out of, under or in connection with this Agreement or any transaction contemplated hereby. Each party (i) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other party hereto have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 6.10.

SECTION 6.11. Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile shall be as effective as delivery of a manually executed counterpart of this Agreement.

SECTION 6.12. No Presumption. The parties to this Agreement agree that this Agreement was negotiated fairly between them at arm’s length and that the final terms of this Agreement are the product of the parties’ negotiations. Each party represents and warrants that it has sought and received experienced legal counsel of its own choosing with regard to the

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contents of this Agreement and the rights and obligations affected hereby. The parties agree that this Agreement shall be deemed to have been jointly and equally drafted by them, and that the provisions of this Agreement therefore should not be construed against a party or parties on the grounds that the party or parties drafted or was more responsible for drafting the provisions.

SECTION 6.13. Construction of Agreement. The Transition Service Schedules shall have the same force and effect as if expressly set out in the body of this Agreement, and any reference to this Agreement shall include the Transition Service Schedules or any other Appendix or attachment to this Agreement. Notwithstanding any other provisions in this Agreement to the contrary, in the event and to the extent that there shall be a conflict between the provisions of the body of this Agreement and any Transition Service Schedule, the provisions of the body of this Agreement shall control (unless the Transition Service Schedule explicitly provides otherwise).

SECTION 6.14. Further Assurances. The parties will use good faith efforts to cooperate with each other in all matters relating to the provision and receipt of the Transition Services. Such cooperation shall include exchanging information, performing true-ups and adjustments and seeking all third party consents, licenses, sublicenses or approvals necessary to permit each party to perform its obligations hereunder.

SECTION 6.15. Relationship of the Parties. Nothing contained in this Agreement will be deemed or construed as creating a joint venture or partnership between the parties hereto. No party is by virtue of this Agreement authorized as an agent, employee or legal representative of the other party. No party will have the power to control the activities and operations of the other and their status is, and at all times will continue to be, that of independent contractors with respect to each other. No party will have any power or authority to bind or commit the other party. No party will hold itself out as having any authority or relationship in contravention of this Section 6.15.

SECTION 6.16. Confidentiality. The parties acknowledge that in connection with the provision and receipt of Transition Services, each party may obtain access to Confidential Information of the other party. For the purposes of this Section 6.16 and Section 6.17, “Confidential Information” refers to: (a) intellectual property of any party; (b) the business or technical information of either party, including any information relating to such party’s product plans, designs, costs, product prices and names, finances, marketing plans, business opportunities, personnel, research, development or know-how; and (c) any information designated by a party as “confidential” or “proprietary” or which, under the circumstances taken as a whole, would reasonably be deemed to be confidential. “Confidential Information” will not include information that: (i) is or becomes generally known or available by publication, commercial use or otherwise through no fault of the receiving party; (ii) is known to the receiving party at the time of disclosure without violation of any confidentiality restriction and without any restriction on the receiving party’s further use or disclosure; or (iii) is independently developed by the receiving party. Each party will, and shall ensure that its Affiliates will, during the term of this Agreement and perpetually after termination or expiration of this Agreement, (A) refrain from using Confidential Information of the other party except as contemplated herein, and (B) refrain from disclosing Confidential Information of the other party to any third party except to employees and independent contractors as is reasonably required in connection with the

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exercise of its rights and obligations under this Agreement (and only subject to binding use and disclosure restrictions at least as protective as those set forth herein executed in writing by such employees and independent contractors). Each party may disclose Confidential Information of the other party pursuant to any order or requirement of a court, administrative agency or other governmental body, provided that such disclosing party give reasonable and, if practicable, advance notice to the other party of such order or requirement.

SECTION 6.17. Access to Computer Systems. If either party to this Agreement (or, with respect to Service Provider, any other Service Provider Party) has access (either on-site or remotely) to the other party’s computer systems and/or information stores in relation to the Transition Services, such party shall limit such access solely to the use of such systems for purposes of the Transition Services and shall not access or attempt to access the other party’s computer systems, files, software or services other than those required for the Transition Services. Such party shall limit such access to those of its employees, agents or contractors with a bona fide need to have such access in connection with the Transition Services, and shall follow all of the other party’s security rules and procedures for restricting access to its computer systems. All user identification numbers and passwords disclosed to such party and any information obtained by such party as a result of such party’s access to and use of the other party’s computer systems shall be deemed to be, and treated as, Confidential Information hereunder. Each party shall cooperate with the other party in the investigation of any apparent unauthorized access to any party’s computer system and/or information stores.

SECTION 6.18. Compliance with Law. Service Provider shall comply with all applicable laws and regulations in connection with the performance of the Transition Services under this Agreement.

SECTION 6.19. Special Knowledge. (a) Until the expiration of the Final Term, or (b) in the case of the ATLAS OCSP Software, for a period of one (1) year following the Closing Date, Seller shall use commercially reasonable efforts to provide Purchaser with reasonable access, by phone or in person (at Seller’s option), to those employees, agents or other contractors of Seller, if any, with material knowledge or information of any Trade Secrets or technical information relating to the Transferred Assets and/or the operation of the Business (including with respect to ATLAS OCSP Software) that are not otherwise available to Purchaser through other commercially reasonable means.

[Remainder of this page intentionally left blank. Signature page follows.]

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IN WITNESS WHEREOF, this Agreement has been signed on behalf of each of the parties hereto as of the date first written above.

VERISIGN, INC.	SYMANTEC CORPORATION

By:	By:
Name:	Name:
Title:	Title:

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Exhibit I

TRADEMARK LICENSE AGREEMENT

This Trademark License Agreement (the “Agreement”) is made as of [            ], 2010, by and between VERISIGN, INC., a Delaware corporation (“Seller”), and SYMANTEC CORPORATION, a Delaware corporation, (“Purchaser”). Seller and Purchaser are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, Seller and Purchaser entered into an Acquisition Agreement on May 19, 2010 (the “Acquisition Agreement”); and

WHEREAS, pursuant to the Acquisition Agreement, the Parties have agreed to execute and deliver this Agreement at the Closing.

NOW, THEREFORE, it is mutually agreed that:

ARTICLE I - DEFINITIONS

Section 1.1 Definitions. (a) Capitalized terms used and not otherwise defined herein shall have the same meanings ascribed to them in the Acquisition Agreement.

(b) Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Acquisition Agreement	Recitals
Authorized Sublicensees	2.2
Change of Control	7.3(c)
Composite Trademarks	2.1
Exchange Act	7.3(c)
Extension Term	7.3(b)(ii)
License Back Corporate Identity Transition Period	3.1
License Back Transition Period	3.1
Licensed-Back Trademarks	3.1
New Seller Logo	3.1
Purchaser Licensed Field	2.1
Purchaser License Period	2.1
Seller Trademarks	2.1
Seller Transition Trademarks	2.1
Third Party Acquirer	7.3(a)
VeriSign Post-Sale Breach	7.3(b)(ii)
VeriSign Post-Sale Field	7.3(b)(i)
VeriSign Post-Sale Period	7.3(b)(i)
VeriSign Sale	7.3(b)(i)

Section 1.2 Terms Generally. In this Agreement, (a) words in the singular shall include the plural and vice versa, and words of one gender shall include the other gender as the context requires; (b) the term “hereof,” “herein,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement and not to any particular provision of this Agreement, and Articles, Sections and Attachment references are to the article, section and attachments or exhibits to this Agreement unless otherwise specified; (c) the word “including” and words of similar import when used in this Agreement shall mean “including, without limitation,” unless otherwise specified; and (d) unless otherwise specified, references to an agreement include all schedules or exhibits to such agreement, and all duly executed amendments to such agreement, schedules and exhibits.

ARTICLE II - LICENSE GRANT TO PURCHASER

Section 2.1 License to Purchaser. Subject to the terms and conditions hereunder (including, Section 2.3, Section 2.4 and Section 7.3), effective as of the Closing Date, Seller hereby grants to Purchaser and its Affiliates an exclusive, worldwide, fully-paid, royalty-free, non-sublicensable (except as set forth in Section 2.2), non-transferable (except as set forth in Section 7.3) license to use the Trademarks set forth in Exhibit A (the “Seller Trademarks”) and the Trademarks listed on Exhibit B, (the “Composite Trademarks”, collectively, together with the Seller Trademarks, the “Seller Transition Trademarks”) (a) for the later of (i) four (4) years after the Closing Date or (ii) the Extension Term (as defined below) (the “Purchaser License Period”) in connection with the marketing, advertising, promotion and sale of any of those types of goods and services on which such Seller Transition Trademarks were used by any of Seller and its Affiliates prior to the Closing Date in connection with the Business; and (b) for five (5) years after the Closing Date, in connection with Purchaser’s use and performance of services with regard to the domain name “VeriSign.com” (and sub-domains thereof) solely as set forth in and pursuant to the terms of the Website Agreement (collectively (i) and (ii), together with any expansion of the foregoing licensed field pursuant to Section 7.3(b)(ii), the “Purchaser Licensed Field”). Notwithstanding anything in this Agreement to the contrary, in no event shall Seller or any of its Affiliates license or, other than pursuant to Section 7.3, assign any of their rights in or to the Seller Transition Trademarks at any time during the Purchaser License Period except non-exclusive licenses granted in the ordinary course of business; provided that, notwithstanding anything herein to the contrary, Seller shall ensure that the terms and conditions governing the license to such Seller Transition Trademarks are subject to and not inconsistent with Section 7.3.

Section 2.2 Limited Right to Sublicense. Purchaser may not sublicense the rights granted herein except as reasonably necessary to authorized resellers or strategic partners, in connection with the sale of Purchaser’s goods and services covered by the scope of this Agreement; provided that such resellers and/or strategic partners agree in writing to be bound by terms and conditions consistent with this Agreement, including the quality control provisions set forth in Section 2.3 (such resellers, the “Authorized Sublicensees”).

Section 2.3 Quality Control. Subject to Section 2.4, Purchaser and its Affiliates agree that their use of (and shall ensure that the Authorized Sublicensees’ use of) the Seller Transition Trademarks shall (a) conform with any Trademark usage guidelines which are in effect as of the date hereof (which, for the avoidance of doubt, are attached hereto as Exhibit E), and (b) be in a manner similar to the use of such Trademarks by Seller and its Affiliates prior to the Closing Date, and only in connection with those goods and services of similar type and quality as those produced or offered by Seller and its Affiliates prior to the Closing Date. At Seller’s reasonable request, for the purposes of verifying compliance with this Section 2.3, Purchaser and its

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Affiliates shall provide samples of their and the Authorized Sublicensees’ usage of Seller Transition Trademarks on their goods and services. Any goodwill associated with the use of such Seller Transition Trademarks shall accrue to the sole benefit of Seller; provided that, notwithstanding the foregoing, any goodwill associated with the use of the “checkmark” design which forms part of any Composite Trademark shall accrue to the sole benefit of Purchaser.

Section 2.4 Coordination Regarding Composite Trademarks. Seller consents to Purchaser’s application for and registration of new Trademarks similar to Composite Trademarks for use in connection with the Business, provided that such new Trademarks shall not contain any words, logos, symbols, designs, images, or combinations of any of the foregoing, that are confusingly similar to the word mark “VeriSign”. Notwithstanding anything herein to the contrary, Purchaser shall be the owner of any such new Trademarks that Purchaser chooses to file (it being understood that, for illustrative purposes only, Exhibit C contains examples of new Trademarks that Purchaser may apply for and register pursuant to this Section 2.4). In connection with the re-branding contemplated herein, the Parties acknowledge and agree that the trademark usage guidelines reasonably prescribed pursuant to Section 2.3 shall not apply with respect to any such new Trademarks including when used in combination with the Seller Transition Trademarks (although such usage guidelines shall continue to apply to the Seller Transition Trademarks themselves). Upon the conclusion of the Purchaser License Period, or, if sooner, upon Purchaser’s written confirmation that Purchaser has ceased use of the Composite Trademarks, Seller shall immediately abandon the Composite Trademarks, provided that for the avoidance of doubt, any such abandonment shall not extend to nor have any impact on any of Seller’s rights in and to the “VeriSign” name (as a Trademark or otherwise) in any and all languages (including in characters), including those listed in Exhibit A.

Section 2.5 Ownership. Subject to Section 3.4, Purchaser shall not challenge the ownership of Seller’s rights in and to the Seller Transition Trademarks, or the validity of such marks, or any Seller applications for such trademark or service mark registrations; provided, however, Seller agrees that it shall (a) not register or attempt to register any Composite Trademarks, except to the extent already the subject of a Trademark application as of the date hereof and (b) promptly abandon the Composite Trademarks as provided in Section 2.4 upon the conclusion of the Purchaser License Period.

Section 2.6 Enforcement.

(a) Seller Trademarks. As between the Parties but subject to Sections 2.6(b) through (e), Seller shall have the sole right, but not the obligation, to initiate proceedings or otherwise take action (at Seller’s sole cost and expense) with respect to any infringement or misuse of the Seller Trademarks. Seller shall keep Purchaser informed of the conduct and progress of such proceedings or actions within the field of the Business or that otherwise are likely to have a material impact on the Purchaser’s rights hereunder, and give Purchaser the opportunity to provide reasonable input and consultation in connection therewith.

(b) Business Field. If Seller elects not to initiate proceedings or otherwise take action pursuant to Section 2.6(a) within a reasonable time period after becoming aware of any infringement or misuse of the Seller Trademarks within the field of the Business, Purchaser shall have the right, but not the obligation, to initiate such proceedings or otherwise take such

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action (at Purchaser’s sole cost and expense); provided that Purchaser keeps Seller informed of the conduct and progress of such proceedings or actions, and gives Seller the opportunity to provide reasonable input and consultation in connection therewith. If, as a matter of Law, it is necessary, for Seller to join such proceedings or actions in order for Purchaser to exercise the foregoing right, then Seller shall use all reasonable efforts to do so (at Purchaser’s sole cost and expense).

(c) Other Fields. During the VeriSign Post-Sale Period, upon the written request of Purchaser, Seller shall initiate proceedings or otherwise take action with respect to any infringement or misuse of the Seller Trademarks outside of the VeriSign Post-Sale Field (at Purchaser’s sole cost and expense); provided that Seller keeps Purchaser informed of the conduct and progress of such proceedings or actions within the field of the Business, and gives Purchaser the opportunity to provide reasonable input and consultation in connection therewith.

(d) Composite Trademarks. Notwithstanding anything herein to the contrary, neither Party shall initiate proceedings or otherwise take any action with regard to Composite Trademarks without the consent of the other Party, such consent not to be unreasonably withheld. Upon such consent if, as a matter of Law, it is necessary, for either Party to join any such proceedings or actions in order for the other Party to initiate proceedings or otherwise take any action with regard to Composite Trademarks, such other Party shall use all reasonable efforts to do so (at the initiating Party’s sole cost and expense).

(e) Other. The Parties shall discuss in good faith the steps reasonably necessary to enjoin any infringement or misuse described above and provide the other Party reasonable assistance in connection therewith.

ARTICLE III - LICENSE-BACK GRANT TO SELLER

Section 3.1 Transition License Back to Seller. Subject to the terms and conditions hereunder (including, Section 3.2, Section 3.3 and Section 7.3), effective as of the Closing Date, Purchaser hereby grants to Seller and its Affiliates a non-exclusive, worldwide, fully-paid, royalty-free, non-sublicensable, non-transferable (except as set forth in Section 7.3) license to use the Trademarks set forth in Exhibit D (“Licensed-Back Trademarks”), (a) for six (6) months after the Closing Date (the “License Back Transition Period”) in connection with the marketing, advertising, promotion and sale of those goods and services in the Seller Existing Businesses on which such Licensed-Back Trademarks were used by Seller and its Affiliates prior to the Closing Date in connection with the Seller Existing Businesses, and (b) for one (1) year after the Closing Date (the “License Back Corporate Identity Transition Period”) in connection with Seller’s corporate identity on any tangible material, including corporate signage and corporate letterhead. Seller shall, as soon as is practical, and in any case prior to the expiration of the License Back Transition Period or License Back Corporate Identity Transition Period, as applicable, cease all use of Licensed-Back Trademarks and the Composite Trademarks, it being understood that (i) Seller shall, as part of its rebranding, adopt a new logo that is not (and does not incorporate any elements that are) confusingly similar to the Licensed-Back Trademarks (the “New Seller Logo”) and (ii) such New Seller Logo shall be subject to prior written approval by Purchaser for compliance with clause (i), such approval not to be unreasonably withheld; provided that Seller’s use of the letter “V” in the New Seller Logo, in and of itself, shall not require such approval.

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Section 3.2 Pre-Existing Licenses. Seller may not sublicense the rights granted herein; provided, however, the foregoing restriction is subject to any non-exclusive rights to the Licensed-Back Trademarks that, prior to the Closing Date, were granted by Seller to third parties in the ordinary course of Seller’s business and not in contravention of Section 5.01 of the Acquisition Agreement (it being understood that Seller agrees to use commercially reasonable efforts to wind down any such use by such third parties as soon as reasonably possible).

Section 3.3 Quality Control of Seller. Seller and its Affiliates agree that their use of the Licensed-Back Trademarks shall (a) conform with any Trademark usage guidelines which are in effect as of the date hereof (which, for the avoidance of doubt, are attached hereto as Exhibit E), and (b) be in a manner similar to the use of such Trademarks by Seller and its Affiliates prior to the Closing Date, and only in connection with those goods and services of similar type and quality as those produced or offered by Seller and its Affiliates prior to the Closing Date. At Purchaser’s reasonable request, for the purposes of verifying compliance with this Section 3.3, Seller and its Affiliates shall provide samples of their usage of Licensed-Back Trademarks on their goods and services. Any goodwill associated with the use of such Licensed-Back Trademarks (including, for the avoidance of doubt, to the extent used as part of any Composite Trademark) shall accrue to the sole benefit of Purchaser. Seller and its Affiliates shall not do anything in connection with the distribution, promotion or sale of its products or services with the Licensed-Back Trademarks that would reasonably be construed to materially tarnish or bring disrepute to Purchaser or any of the Licensed-Back Trademarks, or otherwise materially reduce the value of the Licensed-Back Trademarks.

Section 3.4 Ownership. Seller shall not challenge the ownership of Purchaser’s rights in and to the Licensed-Back Trademarks, or the validity of such marks, or any Purchaser applications for such trademark or service mark registrations.

ARTICLE IV - USE OF NAMES IN AUTHENTICATION CERTIFICATES

Section 4.1 Nominative or Collateral References to VERISIGN.

(a) The Parties acknowledge and agree that (i) among the Transferred Assets are digital root certificates and intermediate certificates used in the certificate hierarchy that were previously issued by and/or to Seller, (ii) such certificates are used currently by Seller, and will continue to be used by Purchaser, in the certificate hierarchy for SSL Certificates, Code Signing Certificates and any other certificates that use the intermediate and/or root certificates in their certificate hierarchy, and (iii) the “VeriSign” corporate name and/or “VeriSign Trust Network” name appears in certain fields of the root and intermediate certificates, which fields are only visible when a user accesses the Certificate Information and/or Certificate Details options available through some web browser software. The Parties acknowledge and agree that references to “VeriSign” and “VeriSign Trust Network” within these certificates do not constitute a trademark use, are not generally visible to end users, and accurately state an historical event (the entity that issued the root certificates and intermediate certificates and to whom the certificates were issued). The Parties also acknowledge and agree that current

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technology does not permit modification of the Certificate Information or the Certificate Details without effectively rendering the root certificates and intermediate certificates ineffective in a large number of Internet browsers and substantially destroying the value of these certificates. If there are future advances in technology that permit modifications of the corporate ownership information in the root certificates and intermediate certificates, while still preserving their operation in the population of browsers that they currently serve, the Parties agree to use commercially reasonable efforts to update the historical information in these certificates. The Parties further acknowledge and agree that this collateral or nominative use of the “VeriSign” and/or “VeriSign Trust Network” name will not create any likelihood of confusion (1) regarding the source of the applicable products or services or (2) regarding the endorsement or sponsorship of the relevant products or services by Seller. In addition, Purchaser agrees to provide information in its online FAQ, its knowledge base, and on a page entitled “Root Certificate Information” within Purchaser’s website clearly stating that Purchaser is the owner of the root certificates and intermediate certificates after the Closing Date.

(b) The Parties acknowledge and agree that SSL Certificates, Code Signing Certificates and other certificates issued prior to the Closing Date include (or will include) references to “VeriSign” or “VeriSign Trust Network” in the details of these issued certificates and in other fields accessible through an Internet user’s web browser. The Parties agree that these references to “VeriSign” are not trademark uses as they are factual statements regarding the entity issuing these certificates, which pre-date the Closing Date. After the Closing Date, Purchaser agrees to identify itself as the issuing entity in the Certificates it issues. Similarly, in the “Website Identification” pop-up window in the Internet Explorer browser or any equivalent feature in other browsers, Purchaser agrees to identify itself as the issuing or authenticating Party for Certificates issued after the Closing Date.

ARTICLE V - RESERVATION OF RIGHTS; DISCLAIMERS

Section 5.1 Reservation of Rights. Except as expressly provided hereunder or in the Transaction Documents, each Party reserves all rights to its Intellectual Property Rights. No assignment or transfer of any right, title or interest to any Party’s Intellectual Property Rights is conveyed pursuant to this Agreement.

Section 5.2 Sufficiency. The Trademarks included in the Transferred Assets together with any Trademarks owned by the Companies and the Trademarks that are subject to the license granted to Purchaser herein, include, as of the date hereof, all Trademarks owned by the Seller and its Affiliates that are used in connection with the Business and necessary and sufficient to provide the products and services of the Business and to conduct the Business substantially in the manner and to the extent currently conducted.

Section 5.3 WARRANTY DISCLAIMER. OTHER THAN PURSUANT TO SECTION 5.2, ALL OF THE RIGHTS PROVIDED HEREUNDER ARE PROVIDED ON AN AS-IS, WHERE-IS BASIS, WITHOUT ANY REPRESENTATION OR WARRANTIES, WHETHER EXPRESS OR IMPLIED, ALL OF WHICH ARE HEREBY DISCLAIMED.

Section 5.4 LIMITATION OF LIABILITY. UNDER NO CIRCUMSTANCES WILL ANY PARTY HEREUNDER BE LIABLE FOR ANY CONSEQUENTIAL, SPECIAL,

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INDIRECT, INCIDENTAL OR PUNITIVE DAMAGES WHATSOEVER (INCLUDING, DAMAGES FOR LOSS OF BUSINESS PROFITS, BUSINESS INTERRUPTION, LOSS OF BUSINESS INFORMATION, LOSS OF DATA OR OTHER PECUNIARY LOSS) ARISING OUT OF THE USE OF EITHER PARTY’S INTELLECTUAL PROPERTY RIGHTS OR THE RIGHTS GRANTED HEREUNDER, EVEN IF A PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

Section 5.5 Acquisition Agreement. Notwithstanding anything herein to the contrary, Sections 5.3 and 5.4 are not intended to supercede or nullify any representations, warranties, rights or remedies provided under the Acquisition Agreement, which shall be solely governed by the terms thereof.

ARTICLE VI - TERM AND TERMINATION

Section 6.1 Term. Subject to Section 7.3, the term of this Agreement shall commence on the Closing Date and continue for four (4) years thereafter, at which point this Agreement shall terminate, unless this Agreement is otherwise terminated earlier as set forth herein. In addition, either Party receiving a license to any Trademarks under this Agreement may terminate its use of any such Trademark prior to the end of the term of this Agreement.

Section 6.2 Termination. In the event of a material breach of this Agreement by either Party, the non-breaching Party may terminate the license granted to the breaching Party under this Agreement if such breach is not cured within sixty (60) days after providing written notice thereof to such breaching Party.

Section 6.3 Suspension. If the license in Section 2.1(a) becomes perpetual and irrevocable as contemplated in Section 7.3(b)(ii), Seller shall have the right to suspend Purchaser’s license of the Seller Transition Trademarks in the event of a material breach of this Agreement that is not cured within sixty (60) days after Seller has provided written notice thereof to Purchaser. Such suspension shall continue until Purchaser ceases to be in breach, and Seller shall make no use of the Seller Transition Trademarks during such period. At the time that Purchaser ceases to be in breach, the license and Purchaser’s rights to use pursuant to the terms of this Agreement shall be reinstated.

Section 6.4 Insolvency Event. Either Party may terminate the Trademark license granted to the other Party under this Agreement upon the occurrence of any of the following: (a) such other Party files a voluntary petition in bankruptcy, (b) such other Party makes a general assignment for the benefit of its creditors, (c) such other Party suffers or permits the appointment of a trustee or receiver for its business assets, (d) such other Party becomes subject to any proceeding under any bankruptcy or insolvency law which is either consented to by such other Party or is not dismissed within sixty (60) days, (e) such other Party initiates actions to wind up or liquidate its business voluntarily or otherwise, or (f) such other Party ceases doing business in the ordinary course.

Section 6.5 Effect of Termination. Upon termination or expiration of the Agreement, each Party shall cease and discontinue use of the Trademarks licensed to such Party under this Agreement.

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ARTICLE VII - MISCELLANEOUS

Section 7.1 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any applicable Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not fundamentally changed. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 7.2 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by facsimile or by registered or certified mail (postage prepaid, return receipt requested) to the respective Persons at the addresses set forth in Section 11.03 of the Acquisition Agreement (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 7.2).

Section 7.3 Assignment & Change of Control.

(a) Generally. No Party may assign this Agreement without the prior written consent of the other Party, such consent not to be unreasonably withheld, except that either Party may assign this Agreement without the prior written consent of the other Party to any Affiliate or otherwise in connection with a Change of Control, provided that such successor or assignee (each such successor or assignee, a “Third Party Acquirer”), as applicable, agrees to be bound by the terms and conditions herein (including, as such terms and conditions relate to the rights granted by the assigning Party to the other Party).

(b) VeriSign Sale.

(i) VeriSign Post-Sale Period. In the event of a Change of Control of Seller that occurs within four (4) years of the Closing Date (a “VeriSign Sale”), then during the four (4) year period immediately after the effectiveness or consummation of such VeriSign Sale (“VeriSign Post-Sale Period”), Seller and/or any Third Party Acquirer shall not use, license (including granting a covenant not to sue) or transfer the Seller Transition Trademarks outside the field of any businesses and operations of Seller and its Affiliates (including the Seller Existing Businesses) that use, as of the date of such VeriSign Sale, the Seller Transition Trademarks (the “VeriSign Post-Sale Field”).

(ii) VeriSign Post-Sale Breach. In the event of a material breach of Section 7.3(b)(i) that is not cured pursuant to Section 6.2 (a “VeriSign Post-Sale Breach”), then the license to Purchaser in Section 2.1(a) shall automatically become a perpetual, irrevocable license (subject to Section 6.3) (the “Extension Term”) that is exclusive in all fields (including the Seller Existing Businesses).

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(c) Change of Control Defined. For purposes of this Section 7.3, “Change of Control” means the occurrence of any of the following: (i) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of Seller and its Subsidiaries taken as a whole to any “person” or “group” (as such terms are used in Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”); (ii) the consummation of any business combination transaction (including, without limitation, any merger, consolidation or reorganization or sale of a controlling interest), the result of which is that any “person” or “group” becomes the “beneficial owner” (as such term is used in Section 13(d) of the Exchange Act), directly or indirectly, of more than 50% of the capital stock of Seller that is at the time entitled to vote in the election of its Board of Directors, measured by voting power rather than number of shares; (iii) Seller or one of its Subsidiaries consolidates with, or merges with or into, any person, or any person consolidates with, or merges with or into, Seller or one of its Subsidiaries, in any such event pursuant to a transaction in which any of Seller’s outstanding voting stock or the outstanding voting stock of such other person is converted into or exchanged for cash, securities or other property, other than any such transaction where either (A) the shares of Seller’s voting stock outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, fifty percent (50%) or more of the voting stock of the surviving person (or its ultimate parent) immediately after giving effect to such transaction or (B) the directors of Seller immediately prior to the consummation of such transaction constitute at least fifty percent (50%) of the directors of the board of directors of the surviving person (or its ultimate parent) immediately after the consummation of such transaction and the shares of Seller’s voting stock outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, thirty-five percent (35%) or more and less than fifty percent (50%) of the voting stock of the surviving person (or its ultimate parent), or (iv) the adoption of a plan relating to Seller’s liquidation or dissolution.

Section 7.4 Entire Agreement. This Agreement, together with the Transaction Documents, constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, between the Parties with respect to the subject matter hereof. For the avoidance of doubt, this Agreement shall supersede any agreement or undertaking under which any Company (including VeriSign Japan) had or has the right to use any of Seller’s trademarks (including the Seller Transition Trademarks) prior to the Closing Date.

Section 7.5 Amendment. This Agreement may not be amended or modified except by an instrument in writing signed by Seller and Purchaser.

Section 7.6 Governing Law; Jurisdiction; Waiver of Jury.

(a) Any questions, claims, disputes, remedies or Actions arising from or related to this Agreement, and any relief or remedies sought by any Party hereunder, shall be governed exclusively by the laws of the State of New York without regard to any conflict of laws provisions thereof that would result in the application of the laws of another jurisdiction.

(b) To the fullest extent permitted by applicable Law, each Party (i) agrees that any claim, action or proceeding by such Party seeking any relief whatsoever arising out of,

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or in connection with, this Agreement or the transactions contemplated hereby shall be brought only in the United States District Court for the Southern District of New York or any court of the State of New York sitting in the Borough of Manhattan, and not in any other State or Federal court in the United States of America or any court in any other country, (ii) agrees to submit to the exclusive jurisdiction of such courts located in New York, New York for purposes of all legal proceedings arising out of, or in connection with, this Agreement or the transactions contemplated hereby, (iii) waives and agrees not to assert any objection that it may now or hereafter have to the laying of the venue of any such Action brought in such a court or any claim that any such Action brought in such a court has been brought in an inconvenient forum, (iv) agrees that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 7.2 or any other manner as may be permitted by applicable Law shall be valid and sufficient service thereof, and (v) agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.

(c) Each Party hereby waives, to the fullest extent permitted by applicable Law, any right it may have to a trial by jury in respect of any litigation directly or indirectly arising out of, under or in connection with this Agreement or any transaction contemplated hereby or thereby. Each Party (i) certifies that no representative, agent or attorney of any other Party has represented, expressly or otherwise, that such other Party would not, in the event of litigation, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other Party hereto have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 7.6(c).

Section 7.7 Availability of Equitable Relief. In the event of any breach or threatened breach by either Party of its obligations under this Agreement, the other Party shall be entitled to equitable relief (including preliminary and permanent injunctive relief and specific performance) without prejudice to any other rights or remedies that may otherwise be available to such other Party.

Section 7.8 No Presumption. The Parties agree that this Agreement was negotiated fairly between them at arm’s length and that the final terms of this Agreement are the product of the Parties’ negotiations. Each Party represents and warrants that it has sought and received experienced legal counsel of its own choosing with regard to the contents of this Agreement and the rights and obligations affected hereby. The Parties agree that this Agreement shall be deemed to have been jointly and equally drafted by them, and that the provisions of this Agreement therefore should not be construed against a Party on the grounds that such Party drafted or was more responsible for drafting the provisions.

Section 7.9 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 7.10 Counterparts. This Agreement may be executed in one or more counterparts, and by each Party in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile shall be as effective as delivery of a manually executed counterpart of this Agreement.

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[Remainder of this page intentionally left blank. Signature page to follow.]

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IN WITNESS WHEREOF, Seller and Purchaser have caused this Agreement to be executed as of the date first written above by duly authorized persons.

VERISIGN, INC.

By:
Name:
Title:

SYMANTEC CORPORATION

By:
Name:
Title:

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EXHIBIT J

WEBSITE AGREEMENT

This Website Agreement (the “Agreement”) is made as of [            ], 2010, by and between VERISIGN, Inc., a Delaware corporation (“Seller”), and SYMANTEC Corporation, a Delaware corporation, (“Purchaser”). Seller and Purchaser are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, Seller and Purchaser have entered into an Acquisition Agreement on May [ ], 2010 (the “Acquisition Agreement”) and a Trademark License Agreement on the date hereof (the “Trademark License Agreement”); and

WHEREAS, pursuant to the Acquisition Agreement, the Parties have agreed to execute and deliver this Agreement at the Closing.

NOW, THEREFORE, it is mutually agreed that:

ARTICLE I – DEFINITIONS

Section 1.1 Definitions. Capitalized terms used and not otherwise defined herein shall have the same meanings ascribed to them in the Trademark License Agreement or Acquisition Agreement, as applicable.

Section 1.2 Terms Generally. In this Agreement, (a) words in the singular shall include the plural and vice versa, and words of one gender shall include the other genders, in each case, as the context requires; (b) the term “hereof,” “herein,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement and not to any particular provision of this Agreement, and Articles, Sections, Paragraph and Attachment references are to the article, section, paragraph and attachments or exhibits to this Agreement unless otherwise specified; (c) the word “including” and words of similar import when used in this Agreement shall mean “including, without limitation,” unless otherwise specified; (d) unless otherwise specified, references to an agreement include all schedules or exhibits to such agreement, and all duly executed amendments to such agreement, schedules and exhibits; and (e) all references in this Agreement to “Service Provider” will be to either Party when acting in that capacity and all corresponding references in this Agreement to “Service Recipient” will be to the other Party when acting in that capacity.

ARTICLE II – DOMAIN NAMES

Section 2.1 License to Seller Domain Names. The Parties acknowledge and agree that (a) the domain name “VeriSign.com” and all other domain names listed on Exhibit A (collectively, the “Seller Top Level Domain Names”) and (b) all other sub-domain names of the Seller Top Level Domain Names that primarily relate to the Business including the sub domain names listed on Exhibit B (collectively, the “Business Sub-Domain Names”, and together with the Seller Top Level Domain Names, the “Seller Domain Names”) shall be licensed by Seller to Purchaser under Section 2.1(b), and in accordance with the terms and conditions, of the Trademark License Agreement as if such Seller Domain Names were expressly included in the definition of “Seller Transition Trademarks” thereunder (but solely for the purpose of permitting the Parties to exercise their rights and obligations pursuant to the terms and conditions of this Agreement); provided that, notwithstanding the foregoing or anything in the Trademark License Agreement to the contrary, the Purchaser License Period for such Seller Domain Names shall be: (i) with respect to the Seller Top Level Domain Names, five (5) years immediately following the Closing Date (the “License Term”) and (ii) with respect to each Business Sub-Domain Name, for the applicable duration identified on Exhibit B.

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Section 2.2 Ownership and Operation of Websites. (a) The Parties acknowledge and agree that, except as otherwise provided in Section 7.3(b), during the License Term (i) neither Party nor any of its Affiliates shall license or, other than pursuant to Section 7.3, assign any of their rights in or to the Seller Domain Names, except non-exclusive licenses granted in the ordinary course of business (it being understood that any license or assignment of the Seller Domain Names to a third party thereafter shall be subject to Purchaser’s rights to use the Business Sub-Domain Names as provided herein); (ii) the Parties will cooperate, at Purchaser’s sole cost and expense, to record Purchaser as the technical contact for the Seller Top Level Domain Names on the records of the applicable domain name registrar; and (iii) as between the Parties, Purchaser shall exclusively have operational control of the websites located at the Seller Domain Names and, accordingly, shall have all necessary permissions to host, maintain and update the websites located at the Seller Domain Names, including the right to require that Seller (pursuant to Exhibit C) update the IP address to which the applicable Seller Domain Name relates in the applicable zone file. If any of the Seller Top Level Domain Names are transferred to a third party at any time after the License Term, Seller shall ensure that any such third party agrees in writing to provide such support to Purchaser, or permit Seller to provide such support to Purchaser, on the terms and conditions set forth in Exhibits B and C with respect to the Business Sub-Domain Names. With respect to the matters contemplated in clause (ii) above, Seller shall promptly execute and deliver to Purchaser all necessary documents and take all reasonable actions required by the applicable registrar of any such Seller Top Level Domain Names to identify Purchaser as the technical contact for these domain names and deliver to Purchaser all Auth-Info codes and other passwords to unlock the Seller Top Level Domain Names to the extent necessary to allow Purchaser to host, maintain and update the applicable websites, all at Purchaser’s sole cost and expense.

(b) At the end of the License Term, (i) Purchaser will transfer the operation and management of the websites associated with the Seller Domain Names back to Seller, including the removal of Purchaser as the technical contact for the Seller Top Level Domain Names on the records of the applicable domain name registrar; and (ii) as between the Parties, Seller shall exclusively have all necessary permissions and rights to operate, maintain and update the websites located at the Seller Domain Names. With respect to the matters contemplated in clause (i) above, Purchaser shall promptly execute and deliver to Seller all necessary documents and take all reasonable actions required by the applicable registrar of any such Seller Top Level Domain Names to effectuate the purpose thereof, all at Seller’s sole cost and expense.

ARTICLE III - WEBSITE TRANSITION SERVICES

Section 3.1 Website Transition Services. Subject to the terms and conditions of this Agreement, during the License Term, each Party shall, or shall cause one or more of its Affiliates to, perform the website transition and hosting services and other services described in Exhibit B and C as to be provided by such Party (the “Website Transition Services”); provided that, with respect to the Business Sub-Domain Names, such Website Transition Services shall be provided beyond the License Term to the extent set forth in Exhibit B and/or Exhibit C. As used in this Agreement, a Party providing such Website Transition Services is a “Service Provider,” and a

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Party receiving such Website Transition Services is a “Service Recipient.” Any additional services that a Service Provider agrees in writing to provide pursuant to this Section 3.1 shall be included as a Website Transition Service, and Exhibits B and C, as applicable, shall be amended in writing in accordance with Section 7.6 to reflect the addition of such services and the pricing for such services.

Section 3.2 Content. (a) Notwithstanding anything in this Agreement to the contrary, with respect to any content submitted by a Service Recipient or any of its Affiliates for use in connection with the Website Transition Services (the “Content”), (i) the Service Provider reserves the right to exclude or remove any such Content that violates or infringes any Law or third party rights or that otherwise exposes Service Provider to civil or criminal liability, and (ii) by submitting such Content, the Service Recipient grants the Service Provider and its Affiliates a royalty-free, non-exclusive, sub-licensable and revocable license to (A) reproduce, distribute, publicly display and publish the Content solely as directed by the Service Recipient and (B) use any trademarks, trade names, service marks or other indicia of origin of the Service Recipient or any of its Affiliates to the extent included in any such Content, but in each case solely as necessary for the purpose of managing and hosting the Seller Domain Names and providing the Website Transition Services, as applicable, and subject to reasonable quality control guidelines, and (iii) the Service Provider shall not use or disclose any such Content other than as contemplated pursuant to the terms and conditions of this Agreement (except as may otherwise be required by applicable Law).

(b) Each Party (the “Posting Party”) hereby represents and warrants that, with respect to Content that Posting Party posts on behalf of itself or its Affiliates, or otherwise submits to the other Party to post on behalf of the Posting Party or its Affiliates, (i) such Content shall not, to the knowledge of Posting Party, contain any viruses, worms, cancelbots or other computer programming defects which are intended to damage a user’s system or data; (ii) Posting Party shall be the owner or licensee of all rights necessary and appropriate to grant the licenses and rights hereunder with respect to such Content and any portions thereof, including documents, text, photographs, video, pictures, animation, and sound recordings; (iii) such Content shall not contain any libelous material; (iv) such Content will not infringe any trade name, trademark, trade secret, or copyright; (v) such Content will not invade or violate any right of privacy, personal or proprietary right, or other common law or statutory right; and (vi) such Content will not violate any federal or state Laws relating to obscene or pornographic material. The foregoing representation and warranty does not extend to any Content that is included in the Transferred Assets or was otherwise an asset of a Company within the scope of the Acquisition Agreement.

Section 3.3 Management and Control. All procedures, methods, systems, strategies, tools, equipment, facilities and other resources used by a Party or any of its Affiliates in connection with the provision of Website Transition Services shall remain the property of such Party and its Affiliates.

Section 3.4 Mutual Cooperation. The Parties shall consult with each other at reasonable intervals and at such times as may be reasonably requested with respect to the performance of the Website Transition Services or either of the Parties obligations relating thereto, and shall cooperate with each other in connection with using commercially reasonable efforts to obtain all consents, licenses, sublicenses or approvals reasonably necessary to permit each Party to perform its obligations hereunder. Without limiting the foregoing, each Services

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Recipient shall take all actions as may be commercially reasonable to assist the Services Provider in providing the Website Transition Services, including exchanging information and providing electronic access to data systems used in connection with Website Transition Services.

Section 3.5 Other. Each Service Provider shall comply with all applicable Laws in connection with the performance of the Website Transition Services under this Agreement. No Service Provider shall be required hereunder to take any action (including by providing any Website Transition Services) that would constitute, or that such Service Provider reasonably believes would constitute, (a) a violation of applicable Law, (b) a breach of such Service Provider’s contractual obligations, or (c) any other violation of a third party’s rights; provided, however, that in each of the foregoing circumstances, the Service Provider shall use commercially reasonable efforts to work around the impediment to perform the affected Website Transition Services in a manner that does not violate applicable Law, contractual obligations or third party rights.

ARTICLE IV – FEES

Section 4.1 Website Management Fees. Except as otherwise agreed in writing by the Parties, in consideration of the Website Transition Services provided to a Service Recipient hereunder, such Service Recipient shall pay to the Service Provider the fees contemplated in Paragraph 3 of Exhibit C (the “Website Management Fees”).

Section 4.2 Compensation Adjustment Process. Any adjustments to the Website Management Fees or payments due under this Agreement shall be made in accordance with Paragraph 4 of Exhibit C.

ARTICLE V - RESERVATION OF RIGHTS; DISCLAIMERS

Section 5.1 Reservation of Rights. Except as expressly provided hereunder or in the Transaction Documents, each Party reserves all rights to its Intellectual Property Rights. No assignment or transfer of any right, title or interest to any Party’s Intellectual Property Rights is conveyed pursuant to this Agreement.

Section 5.2 WARRANTY DISCLAIMER. SERVICE PROVIDER MAKES NO WARRANTY, EXPRESS OR IMPLIED, AND HEREBY DISCLAIMS ANY WARRANTIES OF ANY KIND WITH RESPECT TO THE NATURE OR QUALITY OF THE WEBSITE TRANSITION SERVICES OR THE RESULTS THAT WILL BE OBTAINED BY USING OR APPLYING THE WEBSITE TRANSITION SERVICES, INCLUDING ANY WARRANTY OR CONDITION OF NONINFRINGEMENT, MERCHANTABILITY, ACCURACY, SATISFACTORY QUALITY, OR FITNESS FOR ANY PARTICULAR PURPOSE. SERVICE PROVIDER MAKES NO WARRANTY THAT ANY WEBSITE TRANSITION SERVICE COMPLIES WITH ANY LAW, REGULATION OR GOVERNMENT ORDER.

Section 5.3 Limitation of Liability. No Party hereto shall be liable under this Agreement for any indirect, consequential, incidental, punitive, special, exemplary or similar damages (even if it has been advised of the possibility of such damages), such as, but not limited to, loss of revenue or anticipated profits, loss of data or lost business. This limitation applies regardless of whether the damages or other relief are sought based on breach of warranty, breach of contract, negligence, strict liability in tort or any other legal or equitable theory.

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Section 5.4 Indemnification. (a) Service Recipient agrees to indemnify, defend and hold harmless the Service Provider and its directors, officers, employees, agents and representatives (collectively, the “Service Provider Indemnitees”) from and against any and all claims, actions, demands, judgments, losses, costs, expenses, damages and liabilities (including reasonable attorneys’ fees and other reasonable expenses of litigation) arising out of or connected with the Website Transition Services supplied by Service Provider under this Agreement, and any other services provided hereunder, regardless of the legal theory asserted, including any claims by third parties relating to the Website Transition Services or claims by third parties that the provision of Website Transition Services breaches the terms or conditions of any agreement or the rights of any third party, except to the extent resulting from the gross negligence or willful misconduct of Service Provider hereunder.

(b) Service Provider agrees to indemnify, defend and hold harmless Service Recipient and its directors, officers, employees, agents and representatives (collectively, the “Service Recipient Indemnitees”) from and against any and all claims, actions, demands, judgments, losses, costs, expenses, damages and liabilities (including reasonable attorneys’ fees and other reasonable expenses of litigation) arising out of or connected with the Website Transition Services supplied by Service Provider under this Agreement to the extent resulting from the gross negligence or willful misconduct of any Service Provider in the performance of the Website Transition Services provided hereunder.

Section 5.5 Acquisition Agreement. Notwithstanding anything herein to the contrary, Sections 5.2, 5.3 and 5.4 are not intended to supersede or nullify any representations, warranties, rights or remedies provided under the Acquisition Agreement, which shall be solely governed by the terms thereof.

ARTICLE VI – TERM AND TERMINATION

Section 6.1 Term. For the avoidance of doubt, the Parties’ obligations shall terminate upon the end of the License Term; provided that, with respect to the Business Sub-Domain Names, the Website Transition Services shall be provided beyond the License Term to the extent set forth in Exhibit B and/or Exhibit C, at which point they shall terminate.

Section 6.2 Termination. (a) This Agreement may be terminated at any time by the mutual written consent of the Parties.

(b) In the event of a material breach of this Agreement by either Party, the non-breaching Party may terminate the license granted to the breaching Party under this Agreement if such breach is not cured within sixty (60) days after providing written notice thereof to such breaching Party.

(c) This Agreement may be terminated by either Party, with respect to some or all Website Transition Services for which such Party is the Service Recipient, upon at least thirty (30) days prior written notice.

(d) This Agreement shall terminate upon assignment of the Seller Domain Names to Purchaser pursuant to Section 7.3(b).

Section 6.3 Insolvency Event. Either Party may terminate the Trademark license granted to the other Party under this Agreement upon the occurrence of any of the following: (a) such other Party files a voluntary petition in bankruptcy, (b) such other Party makes a general

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assignment for the benefit of its creditors, (c) such other Party suffers or permits the appointment of a trustee or receiver for its business assets, (d) such other Party becomes subject to any proceeding under any bankruptcy or insolvency law which is either consented to by such other Party or is not dismissed within sixty (60) days, (e) such other Party initiates actions to wind up or liquidate its business voluntarily or otherwise, or (f) such other Party ceases doing business in the ordinary course.

Section 6.4 Effect of Termination. Upon termination or expiration of the Agreement, each Party shall cease and discontinue use of the domain names and Content licensed to such Party from the other Party under this Agreement, and neither Party shall have any obligation to perform further Website Transition Services.

ARTICLE VII – MISCELLANEOUS

Section 7.1 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any applicable Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not fundamentally changed. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 7.2 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by facsimile or by registered or certified mail (postage prepaid, return receipt requested) to the respective Persons at the addresses set forth in Paragraph 5 of Exhibit C.

Section 7.3 Assignment & Change of Control.

(a) Generally. No Party may assign this Agreement without the prior written consent of the other Party, such consent not to be unreasonably withheld, except that either Party may assign this Agreement without the prior written consent of the other Party to any Affiliate or otherwise in connection with any merger, public offering, consolidation, reorganization, sale of a controlling interest or change of control, or sale of substantially all of its assets, provided that such successor or assignee (each such successor or assignee, a “Third Party Acquirer”), as applicable, agrees to be bound by the terms and conditions herein (including, as such terms and conditions relate to the rights granted by the assigning Party to the other Party).

(b) Transfer of Seller Domain Names. Notwithstanding anything herein to the contrary, but without limiting the license rights granted to Purchaser in Article 2, in the event Purchaser is granted the perpetual irrevocable license to use the Seller Transition Trademarks pursuant to Section 7.3(b)(ii) of the Trademark License Agreement, the Seller Domain Names shall automatically be assigned to Purchaser free and clear of any license back to, or any requirement to provide any services to, Seller or such Third Party Acquirer with respect to such Seller Domain Names, provided that, to the extent Seller or its Affiliates are required under contractual obligations to third parties in existence as of the date hereof to maintain certain sub-domains not used in the Business in order to keep active automated URL redirects (“Automated

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URL Redirect Services”), where such activities do not require a material commitment of resources, Purchaser shall continue such Automated URL Redirect Services after assignment of the Seller Domain Names (but only to the extent required under such pre-existing third party contractual obligations). For the avoidance of doubt, any costs incurred in connection with the Automated URL Redirect Services (including any updates thereto) shall be paid by Seller on terms comparable to the Website Management Fees set forth in Section 4.1, along with any other out-of-pocket costs incurred in connection therewith. In any event, Seller shall use commercially reasonable efforts to minimize the impact of the Automated URL Redirect Services on Purchaser. Both Parties shall take any and all reasonable actions and execute any and all documents reasonably necessary to effectuate such transfer to Purchaser.

Section 7.4 Entire Agreement. This Agreement constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, between the Parties with respect to the subject matter hereof.

Section 7.5 No Third-Party Beneficiaries. Except for the rights of the Service Provider Indemnitees and Service Recipient Indemnitees under Section 5.4, this Agreement is for the sole benefit of the Parties and their permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 7.6 Amendment. This Agreement may not be amended or modified except by an instrument in writing signed by Seller and Purchaser.

Section 7.7 Governing Law; Jurisdiction; Waiver of Jury.

(a) Any questions, claims, disputes, remedies or Actions arising from or related to this Agreement, and any relief or remedies sought by any Party hereunder, shall be governed exclusively by the laws of the State of New York without regard to any conflict of laws provisions thereof that would result in the application of the laws of another jurisdiction.

(b) To the fullest extent permitted by applicable Law, each Party (i) agrees that any claim, action or proceeding by such Party seeking any relief whatsoever arising out of, or in connection with, this Agreement or the transactions contemplated hereby shall be brought only in the United States District Court for the Southern District of New York or any court of the State of New York sitting in the Borough of Manhattan, and not in any other State or Federal court in the United States of America or any court in any other country, (ii) agrees to submit to the exclusive jurisdiction of such courts located in New York, New York for purposes of all legal proceedings arising out of, or in connection with, this Agreement or the transactions contemplated hereby, (iii) waives and agrees not to assert any objection that it may now or hereafter have to the laying of the venue of any such Action brought in such a court or any claim that any such Action brought in such a court has been brought in an inconvenient forum, (iv) agrees that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 7.2 or any other manner as may be permitted by applicable Law shall be valid and sufficient service thereof, and (v) agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.

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(c) Each Party hereby waives, to the fullest extent permitted by applicable Law, any right it may have to a trial by jury in respect of any litigation directly or indirectly arising out of, under or in connection with this Agreement or any transaction contemplated hereby or thereby. Each Party (i) certifies that no representative, agent or attorney of any other Party has represented, expressly or otherwise, that such other Party would not, in the event of litigation, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other Party hereto have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 7.7(c).

Section 7.8 Availability of Equitable Relief. In the event of any breach or threatened breach by either Party of its obligations under this Agreement, the other Party shall be entitled to equitable relief (including preliminary and permanent injunctive relief and specific performance) without prejudice to any other rights or remedies that may otherwise be available to such other Party.

Section 7.9 No Presumption. The Parties agree that this Agreement was negotiated fairly between them at arm’s length and that the final terms of this Agreement are the product of the Parties’ negotiations. Each Party represents and warrants that it has sought and received experienced legal counsel of its own choosing with regard to the contents of this Agreement and the rights and obligations affected hereby. The Parties agree that this Agreement shall be deemed to have been jointly and equally drafted by them, and that the provisions of this Agreement therefore should not be construed against a Party on the grounds that such Party drafted or was more responsible for drafting the provisions.

Section 7.10 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 7.11 Counterparts. This Agreement may be executed in one or more counterparts, and by each Party in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile shall be as effective as delivery of a manually executed counterpart of this Agreement.

Section 7.12 Construction of Agreement. The Exhibits hereto shall have the same force and effect as if expressly set out in the body of this Agreement, and any reference to this Agreement shall include the Exhibits hereto or any other Appendix or attachment to this Agreement. Notwithstanding any other provisions in this Agreement to the contrary, in the event and to the extent that there shall be a conflict between the provisions of the body of this Agreement and any Exhibits hereto, the provisions of the body of this Agreement shall control (unless the Exhibits explicitly provides otherwise).

Section 7.13 Relationship of the Parties. Nothing contained in this Agreement will be deemed or construed as creating a joint venture or partnership between the Parties hereto. No Party is by virtue of this Agreement authorized as an agent, employee or legal representative of the other Party. No Party will have the power to control the activities and operations of the other and their status is, and at all times will continue to be, that of independent contractors with respect to each other. No Party will have any power or authority to bind or commit the other Party. No Party will hold itself out as having any authority or relationship in contravention of this Section 7.13.

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[Remainder of this page intentionally left blank. Signature page to follow.]

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IN WITNESS WHEREOF, Seller and Purchaser have caused this Agreement to be executed as of the date first written above by duly authorized persons.

VERISIGN, INC.

By:
Name:
Title:

SYMANTEC CORPORATION

By:
Name:
Title:

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Exhibit K

Employment Offer Exceptions

Offers of employment to Transferred Employees need not satisfy the requirements of Section 6.02(b)(ii) of the Agreement with respect to Seller employees at the following locations:

London, England

Israel

Exhibit L

Preliminary Acquisition Structure

VeriSign Company or Country	Assets Being Acquired*	Symantec Acquiring Entity
EMBP 455, LLC	Shares	Symantec Corporation – U.S.
GeoTrust, Inc.	Shares	Symantec Corporation – U.S.
Thawte, Inc.	Shares	Symantec Corporation – U.S.
Thawte Technology, Inc.	Shares	Symantec Corporation – U.S.
VeriSign Australia	Shares	Symantec Corporation – U.S. or Symantec Australia
VeriSign Canada	Shares	Symantec Canada
VeriSign Israel	Transferred Assets	Symantec Corporation – U.S. and/or Symantec International
VeriSign Japan	Shares (percentage interest TBD)	Symantec Corporation – U.S. or Symantec Japan
VeriSign Sweden	Shares	Symantec Corporation – U.S.
VeriSign U.K.	Shares	Symantec U.K.
Brazil	Transferred Assets	Symantec Brazil
India	Transferred Assets	Symantec India
South Africa	Transferred Assets	Symantec South Africa
Switzerland	Transferred Assets – Workforce and tangible assets Transferred Assets – intangible assets	Symantec Switzerland Symantec International and/or Symantec Ireland
U.S.	Transferred Assets	Symantec Corporation – U.S. and/or Symantec International

*	For the avoidance of doubt, Purchaser will not change, pursuant to Section 2.01(e) of the Agreement, the category of asset described in “Assets Being Acquired” on this Exhibit (i.e., “Shares” or “Transferred Assets”).